As filed with the Securities and Exchange Commission on January 23, 2015

Registration No. 333-199152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Peoples Bancorp Inc.

(Exact name of Registrant as specified in its charter)

Ohio	6021	31-0987416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

138 Putnam Street, Marietta, Ohio

(740) 373-3155

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

M. Ryan Kirkham, Esq.

Corporate Counsel

Peoples Bancorp Inc.

138 Putnam Street, Marietta, Ohio

(740) 376-7574

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan B. Zaunbrecher, Esq. Dinsmore & Shohl LLP First Financial Center 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Phone: (513) 977-8171	Cynthia A. Shafer, Esq. Vorys, Sater, Seymour and Pease LLP Great American Tower 301 East Fourth Street, Suite 3500 Cincinnati, Ohio 45202 Phone: (513) 723-4009

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer	☐	Non-accelerated filer (do not check if smaller reporting company)
☒	Accelerated filer	☐	Smaller reporting company

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)

☐  Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, no par value	3,500,000	N/A	$72,500,898.40	$8,424.60

(1)	Represents an estimate of the maximum number of shares of common shares, no par value per share, of Peoples Bancorp Inc. that Registrant anticipates issuing in connection with the proposed merger to which this registration statement relates.
(2)	Pursuant to Rule 457(c) and (f)(3) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as (A) the product of (i) $28.89, the average of the high and low prices per share of NB&T Financial Group, Inc. common stock as reported on the NASDAQ Capital Market® on September 29, 2014, the latest practicable date prior to the date of filing of this registration statement, and (ii) 3,429,560, the estimated maximum number of shares of common stock of NB&T Financial Group, Inc. that may be exchanged in the merger, minus (B) $26,579,090, the estimated aggregate amount of cash to be paid by Peoples Bancorp Inc. for the NB&T Financial Group, Inc. common shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

DATED JANUARY 23, 2015, SUBJECT TO COMPLETION

Proxy Statement and Prospectus of Peoples Bancorp Inc.	Proxy Statement of NB&T Financial Group, Inc.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Peoples Bancorp Inc. (“Peoples”) and NB&T Financial Group, Inc. (“NB&T Financial”), have entered into an Agreement and Plan of Merger dated as of August 4, 2014 (the “Merger Agreement”), which provides for the merger of NB&T Financial with and into Peoples (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Peoples and NB&T Financial and the approval of the Merger by various regulatory agencies.

Under the terms of the Merger Agreement, shareholders of NB&T Financial will be entitled to receive from Peoples, after the Merger is completed, merger consideration payable in the form of a combination of cash and Peoples common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each NB&T Financial common share will be converted into the right to receive: (i) 0.9319 Peoples common shares, and (ii) $7.75 in cash. The aggregate Merger consideration to be paid to NB&T Financial shareholders under the Merger Agreement is approximately $109 million, which includes the cash payment for outstanding NB&T Financial stock options. The aggregate Merger consideration is subject to adjustment pursuant to the terms of the Merger Agreement. See “SUMMARY—What NB&T Financial shareholders will receive in the Merger.”

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of NB&T Financial common shares who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of NB&T Financial common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the average closing sale price of a Peoples common share on the NASDAQ Global Select Market® for the 10 consecutive trading days immediately preceding the effective date of the Merger.

Peoples and NB&T Financial will each hold a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The special meeting of Peoples’ shareholders will be held at: 10: 00 am, local time, on March 3, 2015, at the Lafayette Hotel, 101 Front Street, Marietta, Ohio 45750. The special meeting of NB&T Financial’s shareholders will be held at: 9:00 am, local time, on March 3, 2015, at NB&T Financial’s main office at 48 North South Street, Wilmington, Ohio 45177.

At each special meeting, shareholders will be asked to approve and adopt the Merger Agreement, and the transactions contemplated thereby, including the Merger. Shareholders will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

This document is a proxy statement of both Peoples and NB&T Financial, that each is using to solicit proxies for use at their respective special meetings of shareholders to vote on the Merger. It is also a prospectus relating to Peoples’ issuance of its common shares in connection with the Merger. This joint proxy statement/prospectus describes Peoples’ special meeting, NB&T Financial’s special meeting, the Merger proposal and other related matters.

The boards of directors of Peoples and NB&T Financial each approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that shareholders vote “FOR” the approval of the Merger Agreement, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” On August 4, 2014, the date of execution of the Merger Agreement, the closing price of Peoples’ common shares was $24.08 per share. On January 21, 2015, the closing price of Peoples’ common shares was $24.10 per share. NB&T Financial’s common shares are traded on the NASDAQ Capital Market® under the symbol “NBTF.” On August 4, 2014, the date of execution of the Merger Agreement, the closing price of NB&T Financial’s common shares was $20.98. On January 21, 2015, the closing price of NB&T Financial’s common shares was $30.34.

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page 29 for a discussion of the risks related to the Merger and owning Peoples common shares after the Merger.

Whether or not you plan to attend your company’s special meeting, your board urges you to vote by completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope.

If you are an NB&T Financial shareholder as of January 9, 2015, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, under the Ohio General Corporation Law (“OGCL”), you will have the right to demand the fair cash value for your NB&T Financial common shares. To exercise your “dissenters’ rights”, you must adhere to the specific requirements of the OGCL; see “DISSENTERS’ RIGHTS” on page 45 of this joint proxy statement/prospectus and the complete text of the applicable sections of the OGCL attached to this joint proxy statement/prospectus as Annex B. No holder of Peoples common shares is entitled to exercise any rights of a dissenting shareholder under the OGCL.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. Your board urges you to read carefully this joint proxy statement/prospectus, which contains a detailed description of your company’s special meeting, the Merger proposal, Peoples’ common shares to be issued in the Merger and other related matters.

Sincerely,	Sincerely,

Charles W. Sulerzyski	John J. Limbert
President & Chief Executive Officer	President & Chief Executive Officer
Peoples Bancorp Inc.	NB&T Financial Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of Peoples common shares to be issued in the Merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this joint proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This joint proxy statement/prospectus is dated January 23, 2015, and it is first being mailed to Peoples and NB&T Financial shareholders on or about January 30, 2015.

Notice of Special Meeting of Shareholders

To be held at 9:00 am, local time, on March 3, 2015, at

48 North South Street, Wilmington, Ohio 45177

To the Shareholders of NB&T Financial Group, Inc.:

Notice is hereby given that a special meeting of the shareholders of NB&T Financial Group, Inc. (“NB&T Financial”) will be held at 9:00 am, local time, on March 3, 2015, at NB&T Financial’s main office at 48 North South Street, Wilmington, Ohio 45177, for the purpose of considering and voting on the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of August 4, 2014, by and between Peoples Bancorp Inc. and NB&T Financial Group, Inc.;

2.	A proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of NB&T Financial in connection with the Merger;

3.	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

4.	Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of NB&T Financial Group, Inc. is unaware of any other business to be transacted at the special meeting.

Holders of record of NB&T Financial common shares at the close of business on January 9, 2015, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of NB&T Financial’s shares is required to adopt and approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of NB&T Financial common stock you own. Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of NB&T Financial common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The NB&T Financial board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger, (2) “FOR” the approval of the specified compensation, and (3) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

/s/ John J. Limbert John J. Limbert
President & Chief Executive Officer
January 23, 2015	NB&T Financial Group, Inc.

Notice of Special Meeting of Shareholders

To be held at 10:00 am, local time, on March 3, 2015, at

the Lafayette Hotel, 101 Front Street, Marietta, Ohio 45750

To the Shareholders of Peoples Bancorp Inc.:

Notice is hereby given that a special meeting of the shareholders of Peoples Bancorp Inc. will be held at 10:00 am, local time, on March 3, 2015, at the Lafayette Hotel, 101 Front Street, Marietta, Ohio 45750, for the purpose of considering and voting on the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of August 4, 2014, by and between Peoples Bancorp Inc. and NB&T Financial Group, Inc.;

2.	A proposal to approve the issuance of up to 3,500,000 Peoples common shares to be issued in connection with the Merger;

3.	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

4.	Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Peoples Bancorp Inc. is unaware of any other business to be transacted at the special meeting.

Holders of record of Peoples Bancorp Inc. common shares at the close of business on January 26, 2015, 2014, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of Peoples’ shares is required to adopt and approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Peoples Bancorp Inc. common stock you own. Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of Peoples Bancorp Inc. common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The Peoples Bancorp Inc. board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger, (2) “FOR” the proposal to approve the issuance of common shares and (3) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

/s/ Charles W. Sulerzyski Charles W. Sulerzyski
President & Chief Executive Officer
January 23, 2015	Peoples Bancorp Inc.

WHERE YOU CAN FIND MORE INFORMATION

Peoples and NB&T Financial are publicly traded companies that file annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may obtain copies of these documents by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Peoples and NB&T Financial also file reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information. Certain information filed by Peoples with the SEC is also available, without charge, through Peoples’ website at www.peoplesbancorp.com under the “Investor Relations” section, and NB&T Financial’s website at www.nbtdirect.com/About-Us/Investor-Relations.

Peoples has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to NB&T Financial shareholders as part of the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference important business and financial information about Peoples and NB&T Financial from documents filed with or furnished to the SEC, that are not included in or delivered with this joint proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 101. These documents are available, without charge, to you upon written or oral request at the applicable company’s address and telephone number listed below:

Peoples Bancorp Inc. 138 Putnam Street P.O. Box 738 Marietta, Ohio 45750 Attention: Investor Relations (740) 373-3155	NB&T Financial Group, Inc. 48 North South Street Wilmington, Ohio 45177 Attention: Craig F. Fortin (937) 382-1441

To obtain timely delivery of these documents, you must request the information no later than February 24, 2015 in order to receive them before the Peoples special meeting and no later than February 24, 2015 in order to receive them before the NB&T Financial special meeting.

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” NB&T Financial’s common shares are traded on the NASDAQ Capital Market® under the symbol “NBTF.”

Neither Peoples nor NB&T Financial has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of Peoples’ and NB&T Financial’s business, financial condition, results of operations and prospects may have changed since those dates.

i

Annexes:

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the special meetings. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because Peoples Bancorp Inc. (“Peoples”) and NB&T Financial Group, Inc. (“NB&T Financial”) have entered into an Agreement and Plan of Merger dated as of August 4, 2014 (the “Merger Agreement”), attached to this joint proxy statement/prospectus as Annex A, pursuant to which NB&T Financial will be merged with and into Peoples, with Peoples being the surviving entity (the “Merger”). Thereafter, at the time specified by Peoples Bank in its certificate of merger filed with the OCC, The National Bank and Trust Company, a national banking association and wholly-owned subsidiary of NB&T Financial (“NBTC”), will merge with and into Peoples Bank, National Association, a national banking association and wholly owned subsidiary of Peoples (“Peoples Bank”), with Peoples Bank being the surviving entity, which transaction is referred to as the “subsidiary bank merger.” The Merger Agreement must be adopted and approved by the holders of at least a majority of Peoples common shares outstanding and entitled to vote at the special meeting, and by a majority of the NB&T Financial common shares entitled to vote at the special meeting.

This joint proxy statement/prospectus contains important information about the Merger and the special meetings of the shareholders of Peoples and NB&T Financial, and you should read it carefully. The enclosed voting materials allow you to vote your company’s common shares without attending the special meeting.

Q:	Why are Peoples and NB&T Financial proposing to merge?

A:	NB&T Financial believes that the Merger is in the best interests of its shareholders and other constituencies because, among other reasons, the merger consideration will provide enhanced value and increased liquidity to NB&T Financial shareholders. Furthermore, as a result of the Merger, NB&T Financial will become part of a larger banking institution, improving its ability to compete with larger financial institutions and better serve its customers’ needs while maintaining the community bank philosophy that both institutions currently share. To review NB&T Financial’s reasons for the Merger in more detail, see “THE MERGER—NB&T Financial’s Reasons for the Merger” on page 54 of this joint proxy statement/prospectus.

Peoples believes that the Merger is in the best interests of its shareholders and will benefit Peoples and its shareholders by enabling Peoples to further expand into the markets currently served by NB&T Financial and strengthening the competitive position of the combined organization. Furthermore, Peoples believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review Peoples’ reasons for the Merger in more detail, see “THE MERGER—Peoples’ Reasons for the Merger” on page 67 of this joint proxy statement/prospectus.

Q:	What will NB&T Financial shareholders receive in the Merger?

A:	Under the terms of the Merger Agreement, shareholders of NB&T Financial will be entitled to receive from Peoples, after the Merger is completed, merger consideration payable in the form of a combination of cash and Peoples common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each NB&T Financial common share will be converted into the right to receive: (i) 0.9319 Peoples common shares, and (ii) $7.75 in cash.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of NB&T Financial common shares who would otherwise be entitled to receive a fraction of a

Peoples common share (after taking into account all shares of NB&T Financial common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled multiplied by the average closing sale price of a Peoples common share on the NASDAQ Global Select Market® for the 10 consecutive trading days immediately preceding the effective date of the Merger.

Q:	Can I make an election to select the form of merger consideration I desire to receive?

A:	No. Each NB&T Financial common share will be exchanged for the same combination of cash and Peoples common shares if the Merger closes.

Q:	Does NB&T Financial anticipate paying any dividends prior to the effective date of the Merger?

A:	Yes. Under the terms of the Merger Agreement, NB&T Financial is permitted to pay to its shareholders its usual and customary cash dividend of no greater than $0.30 per share per quarter, with a dividend of such amount paid immediately prior to the effective date prorated for the portion of the quarter in which the effective date occurs. Subject to compliance with applicable law, NB&T Financial plans to pay such a dividend.

Q:	When and where will the Peoples and NB&T Financial special meetings of shareholders take place?

A:	The special meeting of Peoples’ shareholders will be held at: 10:00 am, local time, on March 3, 2015, at the Lafayette Hotel, 101 Front Street, Marietta, Ohio 45750. The special meeting of shareholders of NB&T Financial will be held at 9:00 am, local time, on March 3, 2015, at NB&T Financial’s main office at 48 North South Street, Wilmington, Ohio 45177.

Q:	What matters will be considered at the Peoples and NB&T Financial special meetings?

A:	The shareholders of Peoples will be asked to (1) vote to adopt and approve the Merger Agreement; (2) vote to approve the issuance of up to 3,500,000 Peoples common shares to be issued in connection with the Merger, (3) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and (4) vote on any other business which properly comes before the special meeting.

The shareholders of NB&T Financial will be asked to (1) vote to adopt and approve the Merger Agreement; (2) vote to approve the advisory (non-binding) proposal on specified compensation, (3) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and (4) vote on any other business which properly comes before the special meeting.

Q:	Is my vote needed to adopt and approve the Merger Agreement and to approve the other matters?

A:	The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Peoples common shares outstanding and entitled to vote, and by the holders of at least a majority of the NB&T Financial common shares outstanding and entitled to vote. The directors of NB&T Financial, who, collectively, beneficially own 441,489 NB&T Financial common shares, entered into a voting agreement with Peoples, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. The directors of Peoples did not enter into a similar voting agreement.

The special meetings may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the Peoples and NB&T Financial common shares represented, in person or proxy, at the respective special meeting is required to adjourn such special meeting. In addition, the affirmative vote of a majority of the NB&T Financial and Peoples common shares represented in person or by proxy at the respective special meeting and entitled to vote at the special meeting is required to approve the NB&T Financial advisory (non-binding) proposal on specified compensation and the Peoples proposal to issue up to 3,500,000 common shares in connection with the Merger, respectively.

Q:	What will happen if NB&T Financial shareholders do not approve the NB&T Financial advisory (non-binding) proposal on specified compensation?

A:	The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require NB&T Financial to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to NB&T Financial’s named executive officers in connection with the Merger. The vote on the NB&T Financial advisory (non-binding) proposal on specified compensation is a vote separate and apart from the vote to approve the NB&T Financial Merger proposal. You may vote for the compensation proposal and against the NB&T Financial Merger proposal, or vice versa. Because the vote on the NB&T Financial advisory (non-binding) proposal on specified compensation is advisory only, it will not be binding on NB&T Financial or Peoples and will have no impact on whether the Merger is completed or on whether any contractually obligated payments are made to NB&T Financial’s named executive officers.

Q:	How do I vote?

A:	If you were the record holder of a Peoples or NB&T Financial common share as of January 26, 2015, or January 9, 2015, respectively, you may vote in person by attending your company’s special meeting or, to ensure that your common shares are represented at the special meeting, you may vote your shares by signing and returning your company’s enclosed proxy card in the postage-paid envelope provided by each of Peoples and NB&T Financial.

If you hold your Peoples or NB&T Financial common shares in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement or the Peoples proposal to approve the issuance of shares, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card or ballot with respect to the NB&T Financial proposal to approve the specified compensation or the adjournment of your company’s special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to return your proxy card or vote in person, however, will have no effect on the proposal to approve the specified compensation or on the proposal to adjourn your company’s special meeting, if necessary, to solicit additional proxies.

Q:	How do I vote if I own shares through the NB&T Financial ESOP?

A:	If you participate in the NB&T Financial Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form for the plan that reflects all shares you may direct the special independent fiduciary to vote on your behalf under the plan. The ESOP’s trustee has delegated its authority with respect to the Merger to a special independent fiduciary. The special independent fiduciary will vote all shares held by the ESOP, but each ESOP participant may direct the special independent fiduciary how to vote the NB&T Financial common shares allocated to his or her account. The special independent fiduciary, subject to the exercise of its fiduciary responsibilities, will vote (i) all allocated shares for which it receives instructions, as instructed by the participants to whom they have been allocated, and (ii) all unallocated NB&T Financial common shares held by the ESOP and deemed allocated shares for which timely and complete instructions are not received in the special independent fiduciary’s discretion.

Q:	How will my shares be voted if I return a blank proxy card?

A:	As an NB&T Financial shareholder, if you sign, date and return your proxy card and do not indicate how you want your common shares held outside the ESOP to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the advisory (non-binding) proposal on specified compensation and, if necessary, “FOR” the approval of the adjournment for the special meeting to solicit additional proxies.

As a Peoples shareholder, if you sign, date and return your proxy card and do not indicate how you want your common shares held outside the Peoples Retirement Savings Plan to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the issuance of common shares and, if necessary, “FOR” the approval of the adjournment for the special meeting to solicit additional proxies. All shares held in the Peoples Retirement Savings Plan for which timely and complete voting instructions are not received will not be voted.

Q:	If my common shares are held in a stock brokerage account or by a bank or other nominee in “street name”, will my broker, bank or other nominee vote my shares for me?

A:	No. You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your common shares will not be voted by your broker, bank or nominee.

Assuming a quorum is present, if you are a Peoples or NB&T Financial shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

•	your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•	your broker, bank or other nominee may not vote your shares on NB&T Financial’s compensation proposal, Peoples proposal to issue common shares, or either company’s adjournment proposal, which broker non-votes will have no effect on the vote count for either of such proposals.

Under the rules of the NASDAQ Stock Market, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Peoples and NB&T Financial special meetings are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:	Can I change my vote after I have submitted my proxy?

A:	Peoples shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Peoples’ Corporate Secretary, at 138 Putnam Street, Marietta, Ohio 45750; (ii) executing and returning another proxy card with a later date; or (iii) attending the special meeting and giving notice of revocation in person.

NB&T Financial shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with NB&T Financial’s Corporate Secretary, at 48 North South Street, Wilmington, Ohio 45177; (ii) executing and returning another proxy card with a later date; or (iii) attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your common shares in “street name” and you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my dissenters’ rights?

A:	If you are an NB&T Financial shareholder as of January 9, 2015, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement and you do not return an unmarked proxy card, you will have the right under Section 1701.85 of the Ohio General Corporation Law (“OGCL”) to demand the fair cash value for your NB&T Financial common shares. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to NB&T Financial a written demand for payment of the fair cash value of your shares before the vote on the Merger is taken at the special shareholders’ meeting. The demand for payment must include your address, the number and class of NB&T Financial common shares owned by you, and the amount you claim to be the fair cash value of the your NB&T Financial shares, and should be mailed to: NB&T Financial Group, Inc., Attention: Craig F. Fortin, 48 North South Street, Wilmington, Ohio 45177. NB&T Financial shareholders who wish to exercise their dissenters’ rights must either: (i) vote against the Merger or not return the proxy card, and (ii) deliver written demand for payment prior to the NB&T Financial shareholder vote. For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 45 of this joint proxy statement/prospectus and the complete text of the applicable sections of the OGCL attached to this joint proxy statement/prospectus as Annex B. No holder of Peoples common shares is entitled to exercise any rights of a dissenting shareholder under the OGCL.

Q:	When is the Merger expected to be completed?

A:	We are working to complete the Merger as quickly as possible. We expect to complete the Merger in the first quarter of 2015, assuming shareholder approvals and all applicable governmental approvals have been received by that date and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should NB&T Financial shareholders send in their stock certificates now?

A:	No. Either at the time of closing or shortly after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your NB&T Financial stock certificates for the merger consideration. Do not send in your stock certificates with your proxy form.

Q:	What do I need to do now?

A:	After carefully reviewing this joint proxy statement/prospectus, including its Annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in your company’s proxy to vote your common shares at your company’s special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the special meeting.

Q: Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, please contact your company or its proxy solicitor at the applicable address below:

Peoples Bancorp Inc. Attention: Investor Relations 138 Putnam Street Marietta, Ohio 45750 (740) 373-3155	Georgeson, Inc. (Peoples’ Proxy Solicitor) 480 Washington Blvd., 26th Floor Jersey City, New Jersey 07310 Toll-Free: (800) 561-2871
NB&T Financial Group, Inc. Attention: Craig F. Fortin 48 North South Street Wilmington, Ohio 45177 (937) 382-1441

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its Annexes and all other documents to which this joint proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Peoples and NB&T Financial into this document. For a description of this information, see “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 101. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.

The Companies

Peoples Bancorp Inc.

Peoples Bancorp Inc.

138 Putnam Street

Marietta, Ohio 45750

Phone: (740) 373-3155

Peoples is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1980. Peoples offers diversified financial products and services through 55 financial service locations and 54 automated teller machines (“ATM”) in central, northeastern and southeastern Ohio, west central West Virginia and northeastern Kentucky through its financial service subsidiaries. Peoples operates principally through its wholly-owned subsidiary, Peoples Bank. Peoples’ other wholly-owned subsidiary is Peoples Investment Company. Peoples Bank’s operating subsidiaries include Peoples Insurance Agency, LLC (“Peoples Insurance”) and PBNA, L.L.C., an asset management company. Peoples Investment Company owns Peoples Capital Corporation.

On January 21, 2014, Peoples entered into an Agreement and Plan of Merger with Midwest Bancshares, Inc. (“Midwest”). Subsequently, on May 30, 2014, Peoples consummated the merger with Midwest in a stock and cash transaction valued at approximately $12.6 million. Immediately following the merger of Midwest into Peoples, First National Bank of Wellston (“First National”), a wholly-owned subsidiary of Midwest, was merged into Peoples Bank. At that time, First National’s two offices, located in Jackson and Wellston, Ohio, became offices of Peoples Bank.

On April 4, 2014, Peoples entered into an Agreement and Plan of Merger with Ohio Heritage Bancorp, Inc. (“Ohio Heritage”). Subsequently, on August 22, 2014, Peoples consummated the merger with Ohio Heritage in a stock and cash transaction valued at $37.6 million. Immediately following the merger of Ohio Heritage into Peoples, Ohio Heritage Bank, a wholly-owned subsidiary of Ohio Heritage, merged into Peoples Bank, with Peoples Bank as the surviving entity. At that time, Ohio Heritage Bank’s six offices, located in Coshocton, Mount Vernon, Heath, Newark and New Philadelphia, Ohio, became offices of Peoples Bank.

On April 21, 2014, Peoples and Peoples Bank entered into an Agreement and Plan of Merger with North Akron Savings Bank, a state-chartered savings bank (“North Akron”). Subsequently, on October 24, 2014, Peoples consummated the merger with North Akron in a stock and cash transaction valued at $20.1 million. At the time of the merger, North Akron merged into Peoples Bank, with Peoples Bank as the surviving entity. At that time, North Akron’s four offices, located in Akron, Cuyahoga Falls, Munroe Falls and Norton, Ohio, became offices of Peoples Bank.

On August 7, 2014, Peoples closed its private placement offering of shares of its common stock. The Company intends to use a portion of the net proceeds of approximately $40 million to fund the NB&T Financial acquisition.

Peoples’ primary business activities are conducted through Peoples Bank, a full-service community bank. Peoples Bank was first chartered as an Ohio banking corporation under the name “The Peoples Banking and Trust Company” in Marietta, Ohio, in 1902 and reorganized as a national banking association under its current name in 2000. Peoples Bank, as a national bank, is subject to regulation, examination and oversight by the Office of the Comptroller of the Currency (the “OCC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Consumer Financial Protection Bureau (the “CFPB”). Peoples Bank’s products and services include traditional banking products, such as deposit accounts, lending products and trust services. Peoples Bank provides services through traditional branch offices, ATMs and telephone and internet-based banking. Brokerage services are offered exclusively through an unaffiliated registered broker-dealer located at Peoples Bank’s offices. Peoples also makes available credit cards to consumers and businesses, as well as merchant credit card processing services, through joint marketing arrangements with third parties.

Peoples Insurance was first chartered in 1994 as an Ohio corporation under the name “Northwest Territory Property and Casualty Insurance Agency, Inc.” In late 1995, Peoples Insurance was awarded insurance agency powers in the State of Ohio, becoming the first insurance agency in Ohio to be affiliated with a financial institution. In 2009, Peoples Insurance was converted from an Ohio corporation to an Ohio limited liability company under its current name.

Peoples Investment Company, its subsidiary Peoples Capital Corporation, and PBNA, L.L.C. were formed to optimize Peoples’ consolidated capital position and provide new investment opportunities as a means of enhancing profitability. These opportunities include, but are not limited to, investments in low-income housing tax credit funds or projects, venture capital and other higher risk investments that Peoples Bank is limited or restricted from participating in. Presently, the operations of these companies do not represent a material part of Peoples’ overall business activities.

Through Peoples’ financial services units noted above, Peoples makes a complete line of banking, investment, insurance and trust solutions available to its customers and clients. These products and services include the following:

•	various demand deposit accounts, savings accounts, money market accounts and certificates of deposit;

•	commercial, consumer and real estate mortgage loans (both commercial and residential) and lines of credit;

•	debit and ATM cards;

•	corporate and personal trust services;

•	safe deposit rental facilities;

•	money orders and cashier’s checks;

•	full range of life, health and property and casualty insurance products; and

•	custom-tailored fiduciary and wealth management services.

At September 30, 2014, Peoples had total assets of approximately $2.4 billion, total loans of approximately $1.5 billion, total deposits of approximately $1.8 billion, and total shareholders’ equity of approximately $319.3 million.

Peoples’ common shares are traded on the NASDAQ Global Select Market® (sometimes referred to herein as, the “NASDAQ”) under the symbol “PEBO”. Peoples is subject to the reporting requirements under the

Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Peoples is incorporated by reference into this joint proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 101 of this joint proxy statement/prospectus.

NB&T Financial Group, Inc.

NB&T Financial Group, Inc.

48 North South Street

Wilmington, Ohio 45177

Phone: (937) 382-1441

NB&T Financial is a financial holding company which owns all of the issued and outstanding common shares of NBTC. NBTC is engaged in the commercial banking business primarily in southwestern Ohio, providing a variety of consumer and commercial financial services. The primary business of NBTC consists of accepting deposits, through various consumer and commercial deposit products, and using such deposits to fund loans secured by residential and non-residential real estate, commercial and agricultural loans and consumer loans, including automobile loans. All of the foregoing deposit and lending services are available at each of NBTC’s full-service offices. NBTC also has a trust department with assets under management of approximately $263.2 million. NBTC also, through its wholly-owned subsidiary, NB&T Insurance Group, Inc., offers annuities and brokerage services to NBTC’s customers. As of June 30, 2014, NBTC had 205 employees.

On December 31, 2009, Community National Corporation (“CNC”) merged into NB&T Financial and CNC’s subsidiary, Community National Bank (“CNB”), located in Franklin, Ohio, merged into NBTC. The merger added approximately $86 million to NB&T Financial’s assets and $76 million in deposits. CNB had five branches located in Warren, Montgomery and Butler counties in Ohio. NB&T Financial paid $3.6 million in cash and issued 237,582 common shares of NB&T Financial in exchange for all of the outstanding common shares of CNC.

On March 19, 2010, NBTC assumed all the deposits and acquired certain assets and other liabilities of American National Bank in Parma, Ohio, from the Federal Deposit Insurance Corporation (the “FDIC”), pursuant to the terms of a purchase and assumption agreement. As part of the acquisition, NBTC and the FDIC entered into loss-sharing agreements that collectively covered approximately $48.2 million of assets, consisting almost entirely of commercial real estate loans and commercial and industrial loans. In 2012, the FDIC and NBTC terminated the single-family loss-sharing agreement which covered approximately $800,000 of remaining assets.

As a registered financial holding company under the Bank Holding Company Act, NB&T Financial is subject to regulation, examination and oversight by the Federal Reserve. NBTC, as a national bank, is subject to regulation, examination and oversight by the OCC, the Federal Reserve and the CFPB. NBTC is a member of the Federal Reserve Bank of Cleveland. In addition, since its deposits are insured by the FDIC, NBTC is also subject to some regulation, oversight and special examination by the FDIC. NBTC must file periodic financial reports with the FDIC, the OCC and the Federal Reserve Bank of Cleveland. Examinations are conducted periodically by these federal regulators to determine whether NBTC and NB&T Financial are in compliance with various regulatory requirements and are operating in a safe and sound manner.

Since its incorporation in 1980, NB&T Financial’s activities have been limited primarily to holding the common shares of NBTC.

At September 30, 2014, NB&T Financial had total assets of approximately $649.9 million, total loans of approximately $401.2 million, total deposits of approximately $557.2 million and total shareholders’ equity of approximately $71.2 million.

NB&T Financial’s common shares are traded on the NASDAQ Capital Market® (sometimes referred to herein as, the “NASDAQ”) under the symbol “NBTF.” NB&T Financial is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about NB&T Financial is incorporated by reference into this joint proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 101 of this joint proxy statement/prospectus.

The Merger (page 46)

The Merger Agreement provides that, if all of the conditions are satisfied or waived, NB&T Financial will be merged with and into Peoples, with Peoples surviving. Thereafter, at a later time specified by Peoples Bank in its certificate of merger filed with the OCC, NBTC will be merged with and into Peoples Bank. The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What NB&T Financial shareholders will receive in the Merger (page 86)

Under the terms of the Merger Agreement, shareholders of NB&T Financial will be entitled to receive from Peoples, after the Merger is completed, merger consideration payable in the form of a combination of cash and Peoples common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each NB&T Financial common share will be converted into the right to receive: (i) 0.9319 Peoples common share, and (ii) $7.75 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement. The Merger Agreement requires that the Merger consideration be adjusted if either: (i) the number of NB&T Financial common shares outstanding immediately prior to the effective time of the Merger exceeds the number of shares outstanding as of the date the Merger Agreement was signed, with certain exceptions for stock benefit plans, or (ii) Peoples changes the number of its common shares outstanding prior to the effective time of the Merger by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Peoples common shares, and the record date is prior to the effective time. Following the Merger, NB&T Financial sharesholders will own approximately 18% of the outstanding Peoples common shares. Additionally, while NB&T Financial has historically paid a $0.30 per share quarterly dividend, Peoples currently pays a $0.15 per share quarterly dividend.

In addition, if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of Peoples’ common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds, NB&T Financial will have the right to terminate the Merger Agreement, unless Peoples increases the exchange ratio for the stock portion of the Merger consideration to an extent specified in the Merger Agreement.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of NB&T Financial common shares who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of NB&T Financial common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled multiplied by the average closing sale price of a Peoples common share on the NASDAQ for the 10 consecutive trading days immediately preceding the effective date of the Merger.

What holders of NB&T Financial Stock Options will receive (page 87)

Immediately prior to the effective time of the Merger, all rights with respect to NB&T Financial’s common shares pursuant to NB&T Financial’s stock option plans shall be cancelled in exchange for a cash payment equal to $31.00 less the exercise price per share of such NB&T Financial stock option. The vesting of all unvested NB&T Financial stock options will be accelerated immediately prior to cancellation in exchange for the cash payment.

As of December 31, 2014, there were outstanding NB&T Financial stock options to purchase 234,050 shares, 194,038 of which were vested. As of December 31, 2014, 218,050 NB&T Financial common shares, or 93.2% of all outstanding option shares, are held by directors and executive officers of NB&T Financial, and options to purchase 16,000 shares, or 6.8%, are held by other individuals. The average exercise price of the outstanding NB&T Financial stock options is $19.78. The aggregate cash payment to the holders of NB&T Financial stock options will be approximately $2,626,314.

Exchange of NB&T Financial common shares (page 87)

Once the Merger is complete, Wells Fargo Shareowner Services, as exchange agent (the “Exchange Agent”), will mail you transmittal materials and instructions for exchanging your NB&T Financial stock certificates for Peoples’ common shares to be issued by book-entry transfer.

NB&T Financial special meeting of shareholders (page 35)

A special meeting of shareholders of NB&T Financial will be held at 9:00 am, local time, on March 3, 2015, at NBTC’s main office at 48 North South Street, Wilmington, Ohio 45177, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of NB&T Financial in connection with the Merger;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The NB&T Financial board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned NB&T Financial common shares as of the close of business on January 9, 2015. As of January 9, 2015, a total of 3,441,496 NB&T Financial common shares were outstanding and eligible to be voted at the NB&T Financial special meeting. As of the same date, there were no NB&T Financial preferred shares outstanding or eligible to be voted at the NB&T Financial special meeting.

Peoples special meeting of shareholders (page 40)

A special meeting of shareholders of Peoples will be held at 10:00 am, local time, on March 3, 2015, at the Lafayette Hotel, 101 Front Street, Marietta, Ohio 45750, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve the issuance of up to 3,500,000 Peoples common shares to be issued in connection with the Merger;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Peoples board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned Peoples common shares as of the close of business on January 26, 2015. As of January 21, 2015, a total of 14,836,735 Peoples common shares were outstanding and eligible to be voted at the Peoples special meeting. As of the same date, there were no Peoples preferred shares outstanding or eligible to be voted at the Peoples special meeting.

Required vote (pages 35, 40)

The adoption and approval of the Merger Agreement by Peoples will require the affirmative vote of the holders of at least 7,418,368 Peoples common shares, which, as of January 21, 2015, is a majority of the Peoples common shares outstanding and entitled to vote at the Peoples special meeting. A quorum, consisting of the holders of 7,418,368 of the outstanding Peoples common shares, must be present in person or by proxy at the Peoples special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the Peoples common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

The adoption and approval of the Merger Agreement by NB&T Financial will require the affirmative vote of the holders of at least 1,720,749 NB&T Financial common shares, which is a majority of the NB&T Financial common shares outstanding and entitled to vote at the NB&T Financial special meeting. A quorum, consisting of the holders of 1,720,749 of the outstanding NB&T Financial common shares, must be present in person or by proxy at the NB&T Financial special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the NB&T Financial common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

As of January 21, 2015, directors of Peoples owned an aggregate of 381,951 Peoples common shares, an amount equal to approximately 2.6% of the outstanding Peoples common shares. As of the same date, directors of NB&T Financial owned an aggregate of 441,489 NB&T Financial common shares, an amount equal to approximately 12.8% of the outstanding NB&T Financial common shares.

No beneficial owners of Peoples common shares have made a commitment to vote in favor of the adoption and approval of the Merger Agreement. The directors of NB&T Financial, who collectively have the power to vote approximately 12.8% of the outstanding NB&T Financial common shares, entered into a voting agreement with Peoples on August 4, 2014, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. No non-director executive officer of NB&T Financial nor any other NB&T Financial shareholder included in the table on page 100 of this joint proxy statement/prospectus has executed a voting agreement with Peoples nor has any such person committed to Peoples or NB&T Financial that such person will vote in favor of any of the matters being presented to the NB&T Financial shareholders at the NB&T Financial special meeting. Excluding such shares held by NB&T Financial directors, the adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least 1,279,260 NB&T Financial common shares, or 42.6% of the non-committed outstanding shares.

As of the date of this joint proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no NB&T Financial common shares, and NB&T Financial and its directors, executive officers and affiliates beneficially owned no Peoples common shares. Peoples Bank acts as trustee for 555,898 Peoples common shares. NBTC acts as trustee for 460,181 NB&T Financial common shares, 298,780 of which are held as trustee for the ESOP. NBTC will not, though, cast any votes in connection with the Merger with respect to shares held in the ESOP. NBTC has appointed Bankers Trust Company of South Dakota (“Bankers Trust”) to serve as special independent fiduciary of the ESOP in connection with the Merger. Each participant in the ESOP will have the right to instruct Bankers Trust how to cast the votes attributable to the participant’s allocated shares, and Bankers Trust will have the right to vote in its discretion any shares with respect to which a participant has not provided instruction and any unallocated shares. NBTC will vote the shares it holds as Trustee, other than ESOP shares, with respect to which it has voting power in accordance with its fiduciary duties at the time of the NB&T Financial special meeting, but expects at this time that it will vote the shares in favor of all of the proposals presented for a vote.

Recommendation to NB&T Financial shareholders (page 55)

The board of directors of NB&T Financial unanimously approved the Merger Agreement. The board of directors of NB&T Financial believes that the Merger is in the best interests of NB&T Financial and its shareholders, and, as a result, the directors unanimously recommend that NB&T Financial shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of NB&T Financial considered many factors, which are described in the section captioned “THE MERGER—Background of the Merger” and “THE MERGER—NB&T Financial’s Reasons for the Merger” beginning on page 46 and page 54, respectively, of this joint proxy statement/prospectus.

Opinion of NB&T Financial’s Financial Advisor (page 55)

In connection with the Merger, NB&T Financial’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated August 4, 2014, to the NB&T Financial board of directors as to the fairness, from a financial point of view of the merger consideration in the Merger to be received by the holders of NB&T Financial common shares. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the NB&T Financial board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of NB&T Financial to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the NB&T Financial board in connection with the Merger, and it does not constitute a recommendation to any holder of NB&T Financial common shares or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.

Recommendation to Peoples shareholders (page 68)

The board of directors of Peoples unanimously approved the Merger Agreement. The board of directors of Peoples believes that the Merger is in the best interests of Peoples and its shareholders, and, as a result, the directors unanimously recommend that Peoples shareholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the issuance of up to 3,500,000 commons shares in connection with the Merger, and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Peoples considered many factors which are described in the section captioned “THE MERGER—Background of the Merger” and “THE MERGER—Peoples’ Reasons for the Merger” beginning on page 46 and page 67, respectively, of this joint proxy statement/prospectus.

Opinion of Peoples’ Financial Advisor (page 68)

At the July 24, 2014 meeting of Peoples’ board of directors, Raymond James & Associates, Inc. (“Raymond James”) provided the board with a preliminary overview of certain valuation analyses performed as of the date of the meeting. Raymond James advised the board that its analyses were as of such date and based upon and subject to various qualifications and assumptions described in the meeting, including the outcome of preliminary due diligence and subject to further review of transaction terms and negotiation. At this meeting the board did not request and Raymond James did not provide an opinion. At the request of Peoples’ board of directors on August 4, 2014, Raymond James rendered its opinion that, as of August 4, 2014, from a financial point of view, the merger consideration to be paid by Peoples pursuant to the Merger Agreement was fair, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion. The full text of Raymond James’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex D. The opinion was provided for the information of Peoples’ board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Merger and the opinion only addressed whether the merger consideration to be paid by Peoples in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Peoples. The opinion did not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The opinion does not constitute a recommendation to the board or to any holder of Peoples common shares as to how the board, such shareholder or any other person should vote or otherwise act with respect to the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page 81)

Peoples and NB&T Financial intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and it is a condition to the obligation of NB&T Financial to complete the Merger that it receives a legal opinion to that effect. If treated as a reorganization, for U.S. federal income tax purposes (i) no gain or loss will be recognized by Peoples or NB&T Financial as a result of the Merger, (ii) NB&T Financial shareholders will recognize gain (but not loss) in an amount not to exceed any cash received in exchange for NB&T Financial common shares in the Merger (other than any cash received in lieu of a fractional Peoples common share, as discussed below under the section entitled “THE MERGER —Material U.S. Federal Income Tax Consequences of the Merger —Cash In Lieu of a Fractional Shares” beginning on page 83) and (iii) NB&T Financial shareholders who exercise dissenters’ rights and receive solely cash in exchange for NB&T Financial common shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All NB&T Financial shareholders should read carefully the description under the section captioned “THE MERGER —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81 of this joint proxy statement/prospectus and should consult their own tax advisors concerning these matters. All NB&T Financial shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Interests of directors and executive officers of NB&T Financial (page 76)

The directors of NB&T Financial who are not executive officers will receive, in connection with the Merger, the following benefits:

•	continued indemnification to the fullest extent provided by NB&T Financial’s governing documents;

•	coverage under a directors’ and officers’ insurance policy for six years following the effective date of the Merger; and

•	payment in cash equal to $31.00 less the exercise price per share for each NB&T Financial common share subject to a vested or unvested stock option.

In addition, two directors of NB&T Financial will be appointed to the Board of Directors of Peoples and will receive the compensation paid to the other directors of Peoples for service on that Board.

Each executive officer of NB&T Financial will receive:

•	a payment pursuant to an employment or severance agreement as well as continued health, life and disability insurance coverage for a certain period after the consummation of the Merger if the executive officer is terminated by NB&T Financial within six months before, or by Peoples within one year after, the consummation of the Merger, or if the executive officer terminates his employment within one year following the Merger due to certain changes in the circumstances of his employment after the Merger and, in the case of the Chief Executive Officer and President, a non-compete payment;

•	continued indemnification to the fullest extent provided by NB&T Financial’s governing documents;

•	coverage under a directors’ and officers’ insurance policy for six years following the effective date of the Merger; and

•	payment in cash equal to $31.00 less the exercise price per share for each NB&T Financial common share subject to a vested or unvested stock option.

The aggregate dollar value of all of the above described payments and benefits that is actually expected to be received by all directors and executive officers as a group is estimated to equal $5,487,987, based on a number of expectations and assumptions stated in the footnotes to the table on page 76 setting forth all payments expected to be received by the executive officers of NB&T Financial and, with respect to the directors, without attributing any value to continued indemnification or coverage under the directors’ and officers’ liability insurance policy, assuming no options are exercised prior to the closing of the Merger and assuming that the two directors appointed to the board of Peoples receive an aggregate of $65,500 in board fees during their first year after the Merger is consummated, subject to a number of assumptions stated on page 76 of this joint proxy statement/prospectus. The directors will be appointed by Peoples’ Governance and Nominating Committee and voted on at the next annual meeting of the shareholders.

Each of Peoples’ and NB&T Financial’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER—Interests of NB&T Financial Directors and Executive Officers in the Merger” beginning on page 76 of this joint proxy statement/prospectus.

Dissenters’ rights of NB&T Financial shareholders (page 45)

Under Ohio law, NB&T Financial shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their NB&T Financial common shares prior to the NB&T Financial special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their NB&T Financial common shares. The right to make this demand is known as “dissenters’ rights.” NB&T Financial shareholders’ right to receive the fair cash value of their NB&T Financial common shares, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. An NB&T Financial shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, so long as such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 45 of this joint proxy statement/prospectus and the complete text of Section 1701.85 of the OGCL attached to this joint proxy statement/prospectus as Annex B. If NB&T Financial shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers.

Certain differences in shareholder rights (page 97)

When the Merger is completed, NB&T Financial shareholders (other than those exercising dissenters’ rights) will receive Peoples common shares and, therefore, will become Peoples shareholders. As Peoples shareholders, your rights will be governed by Peoples’ Amended Articles of Incorporation and Regulations, as well as Ohio law. Notably, NB&T Financial shareholders will own less of the combined company and as such will have decreased voting power. Also, while NB&T Financial directors could only be removed for cause and upon the vote of a majority of the shareholders, a Peoples director may be removed with or without cause and only upon the vote of 75% of the shareholders. With respect to the vote to pass actions, certain actions not unanimously approved by the NB&T Financial board required an 80% shareholder vote to pass. As Peoples shareholders, certain actions that are voted against by three or more members of Peoples’ board of directors will require the affirmative vote of 75% of shares entitled to vote. See “COMPARISON OF CERTAIN RIGHTS OF NB&T FINANCIAL AND PEOPLES SHAREHOLDERS” beginning on page 97 of this joint proxy statement/prospectus.

Regulatory approvals required for the Merger (page 76)

The Merger cannot be completed until Peoples receives necessary regulatory approvals, which include the approval of the Federal Reserve and the approval of the OCC. Peoples has received such approval to consummate the Merger from the OCC and the Federal Reserve.

Conditions to the Merger (page 88)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by Peoples’ and NB&T Financial’s shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Peoples and NB&T Financial anticipate the closing of the Merger will occur in the first quarter of 2015, neither Peoples nor NB&T Financial can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page 88 of this joint proxy statement/prospectus.

Termination of the Merger Agreement (page 94)

Peoples and NB&T Financial may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its entire board. In addition, either Peoples or NB&T Financial, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•	if any of the required regulatory approvals is denied;

•	if the Peoples or NB&T Financial shareholders do not adopt and approve the Merger Agreement at their respective special shareholder meetings;

•	if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach; or

•	if the Merger has not been consummated by March 31, 2015, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate.

Peoples, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to NB&T Financial if the NB&T Financial board of directors:

•	accepts or agrees to accept a superior acquisition proposal;

•	fails to recommend to the NB&T Financial shareholders in this joint proxy statement/prospectus that they adopt the Merger Agreement;

•	changes NB&T Financial’s recommendation to shareholders, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any other acquisition proposal; or

•	fails to comply with its obligations under the Merger Agreement.

NB&T Financial, acting alone, may also terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Peoples:

•	if NB&T Financial intends to enter into an agreement relating to a superior acquisition proposal in accordance with the terms of the Merger Agreement; or

•	if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of Peoples’ common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds; subject, however, to Peoples’ right to cure by providing notice to NB&T Financial that Peoples intends to proceed with the Merger by paying additional consideration.

Acquisition proposals and termination fee (page 95)

Because NB&T Financial has entered into the Merger Agreement, a binding legal agreement, if (a) Peoples terminates the Merger Agreement due to NB&T Financial’s acceptance of another superior acquisition proposal, failure to recommend to the shareholders adoption of the Merger Agreement, or NB&T Financial’s breach of the voting agreement or the Merger Agreement’s prohibition on solicitation of other acquisition proposals, or (b) NB&T Financial terminates the Merger Agreement with the intention of entering into or accepting an alternate, superior proposal, then, in the case of either (a) or (b) above, NB&T Financial shall pay to Peoples a sum of $4.368 million. See “THE MERGER AGREEMENT—Acquisition Proposals and Termination Fee” beginning on page 95 of this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PEOPLES

The following table summarizes financial results achieved by Peoples for the periods and at the dates indicated and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Peoples’ Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that Peoples has previously filed with the SEC. Historical financial information for Peoples can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The information at and for the nine months ended September 30, 2014 and 2013 is unaudited. However, in the opinion of management of Peoples, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

The information below has been derived from Peoples’ Consolidated Financial Statements.

	Nine Months Ended September 30,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Operating Data
Total interest income	$57,410	$48,686	$67,071	$69,470	$75,133	$89,335	$102,105
Total interest expense	7,950	8,880	11,686	14,995	21,154	29,433	40,262
Net interest income	49,460	39,806	55,385	54,475	53,979	59,902	61,843
(Recovery of) provision for loan losses	211	(3,446)	(4,410)	(4,716)	7,998	26,916	25,721
Net impairment losses on investment securities	—	—	—	—	—	(1,786)	(7,707)
Net gain (loss) on investment securities and other transactions	(125)	413	334	(778)	(443)	(39)	1,343
Total non-interest income	29,750	28,287	37,220	34,971	32,944	31,634	32,050
FDIC insurance expense	878	754	1,036	1,002	1,867	2,470	3,442
Other expense	60,149	49,116	67,229	62,472	59,464	54,572	55,240
Preferred dividends (a)	—	—	—	—	1,343	2,052	1,876
Net income available to common shareholders	$12,490	$12,460	$17,574	$20,385	$11,212	$3,529	$2,314

Balance Sheet Data
Total investment securities	$705,759	$690,473	$680,526	$709,085	$669,228	$641,307	$751,866
Loans, net of deferred fees and costs	1,503,351	1,057,165	1,196,234	985,172	938,506	960,718	1,052,058
Allowance for loan losses	17,556	16,902	17,065	17,811	23,717	26,766	27,257
Total intangible assets	99,269	71,417	77,603	68,525	64,475	64,870	65,599
Total assets	2,433,763	1,919,705	2,059,108	1,918,050	1,794,161	1,837,985	2,001,827
Non-interest-bearing deposits	500,330	356,767	409,891	317,071	239,837	215,069	198,000
Total retail interest-bearing deposits	1,321,618	1,031,479	1,121,826	1,119,633	1,047,189	1,059,066	1,095,466
Brokered certificates of deposits	39,671	49,620	49,041	55,599	64,054	87,465	102,420
Short-term borrowings	71,897	106,843	113,590	47,769	51,643	51,509	76,921
Long-term borrowings	157,454	124,146	121,826	128,823	142,312	157,703	246,113
Junior subordinated debentures held by subsidiary trust	—	—	—	—	22,600	22,565	22,530
Preferred stockholders’ equity (a)	—	—	—	—	—	38,645	38,543
Common stockholders’ equity	319,332	222,247	221,553	221,728	206,657	192,036	205,425
Tangible assets (b)	2,334,494	1,848,288	1,981,505	1,849,525	1,729,686	1,773,115	1,936,228
Tangible equity (b)	220,063	150,830	143,950	153,203	142,182	165,811	178,369
Tangible common equity (b)	$220,063	$150,830	$143,950	$153,203	$142,182	$127,166	$139,826

	Nine Months Ended September 30,		At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Per Common Share Data
Earnings per common share – basic	$1.09	$1.17	$1.65	$1.92	$1.07	$0.34	$0.22
Earnings per common share – diluted	1.08	1.16	1.63	1.92	1.07	0.34	0.22
Cash dividends declared per share	0.45	0.40	0.54	0.45	0.30	0.40	0.66
Book value per share (c)	22.57	20.97	20.89	21.02	19.67	18.36	19.80
Tangible book value per share (b) (c)	$15.55	$14.23	$13.57	$14.52	$13.53	$12.16	$13.48
Weighted-average number of common shares outstanding –basic	11,348,625	10,574,130	10,581,222	10,527,885	10,482,318	10,424,474	10,363,975
Weighted-average number of common shares outstanding –diluted	11,464,020	10,664,999	10,679,417	10,528,286	10,482,318	10,431,990	10,374,792
Common shares outstanding at end of period	14,150,279	10,596,797	10,605,782	10,547,960	10,507,124	10,457,327	10,374,637

SIGNIFICANT RATIOS
Return on average stockholders’ equity	6.70%	7.52%	7.92%	9.52%	5.72%	2.33%	1.80%
Return on average common stockholders’ equity	6.70	7.52	7.92	9.52	5.61	1.76	1.17
Return on average assets	0.78	0.87	0.91	1.11	0.69	0.28	0.21
Net interest margin	3.40	3.15	3.25	3.39	3.43	3.51	3.48
Efficiency ratio (d)	74.85	71.94	71.90	69.55	68.98	60.30	60.14
Pre-provision net revenue to total average assets (e)	1.14	1.25	1.26	1.41	1.41	1.76	1.74
Average stockholders’ equity to average assets	11.64	11.62	11.48	11.63	12.12	12.20	11.50
Average loans to average deposits	78.63	69.12	70.79	68.23	69.86	73.01	77.97
Dividend payout ratio	39.49%	34.67%	33.20%	23.58%	28.35%	119.33%	298.23%

ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans (c)(f)	0.60%	1.05%	0.73%	1.50%	3.26%	4.26%	3.31%
Nonperforming assets as a percent of total assets (c)(f)	0.42	0.59	0.47	0.82	1.84	2.48	2.06
Nonperforming assets as a percent of total loans and other real estate owned (c)(f)	0.67	1.06	0.81	1.58	3.49	4.70	3.89
Allowance for loan losses as a percent of loans, net of deferred fees and costs (c)	1.17	1.60	1.43	1.81	2.53	2.79	2.59
Allowance for loan losses as a percent of nonperforming loans (c)(f)	192.71	151.79	194.13	119.75	77.18	65.09	78.12
Provision for (recovery of) loan losses as a percent of average total loans	0.02	(0.46)	(0.42)	(0.49)	0.84	2.61	2.35
Net charge-offs (recoveries) as a percent of average total loans (annualized)	(0.03)%	(0.33)%	(0.35)%	0.12%	1.16%	2.66%	1.96%

CAPITAL RATIOS (c)
Tier 1 common	14.53%	14.09%	12.42%	14.06%	12.82%	11.59%	10.58%
Tier 1	14.53	14.09	12.42	14.06	14.86	16.91	15.49
Total (Tier 1 and Tier 2)	15.73	15.46	13.78	15.43	16.20	18.24	16.80
Tier 1 leverage	10.64	9.14	8.52	8.83	9.45	10.63	10.06
Tangible equity to tangible assets (b)	9.43	8.16	7.26	8.28	8.22	9.35	9.21
Tangible common equity to tangible assets (b)	9.43%	8.16%	7.26%	8.28%	8.22%	7.17%	7.22%

(a)	Amounts relate to Series A Preferred Shares issued and sold by Peoples in connection with its participation in the TARP Capital Purchase Program. Additional information regarding the Series A Preferred Shares can be found in Note 11 of the Notes to the Consolidated Financial Statements included immediately following Item 9B of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(b)	These amounts represent non-generally accepted accounting principles (“GAAP”) financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets. Additional information regarding the calculation of these measures can be found in “ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION” of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 under the caption “Capital/Stockholders’ Equity” and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, under the caption “Capital/Stockholders’ Equity.”
(c)	Data presented as of the end of the period indicated.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR NB&T FINANCIAL

The following table summarizes financial results achieved by NB&T Financial for the periods and at the dates indicated and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” NB&T Financial’s Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that NB&T Financial has previously filed with the SEC. Historical financial information for NB&T Financial can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The information at and for the nine months ended September 30, 2014 and 2013 is unaudited. However, in the opinion of management of NB&T Financial, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

The information below has been derived from NB&T Financial’s Consolidated Financial Statements.

	Nine Months Ended		Twelve Months Ended
	9/30/2014	9/30/2013	2013	2012	2011	2010	2009
Statements of income
Interest income	$17,253	$16,992	$22,472	$25,279	$28,172	$31,613	$25,916
Interest expense	1,088	1,430	1,844	3,169	4,734	7,333	7,475
Net interest income	16,165	15,562	20,628	22,110	23,438	24,280	18,441
Provision for loan losses	510	1,840	2,590	4,287	2,935	1,610	1,550
Total non-interest income	6,198	7,364	9,642	10,541	9,724	16,397	9,924
Total non-interest expenses	17,423	17,014	22,391	23,494	25,123	26,458	22,481
Income before income taxes	4,430	4,072	5,289	4,870	5,104	12,609	4,334
Income taxes	865	846	1,046	993	1,303	3,800	297
Net income	$3,565	$3,226	$4,243	$3,877	$3,801	$8,809	$4,037

Per Share Data
Basic earnings per share	$1.04	$0.94	$1.24	$1.13	$1.11	$2.58	$1.28
Diluted earnings per share	1.03	0.94	1.24	1.13	1.11	2.58	1.28
Dividends per share	0.90	0.90	1.20	1.20	1.20	1.17	1.16
Book value at quarter end	20.77	19.89	19.84	20.70	20.68	20.74	18.91
Average basic shares outstanding	3,430	3,417	3,419	3,424	3,424	3,411	3,154
Average diluted shares outstanding	3,451	3,429	3,431	3,430	3,436	3,414	3,154

Balance Sheet Items (Quarter End)
Total assets	$649.982	$645,410	$638,312	$651,075	$675,588	$690,618	$649,340
Securities	157,874	138,818	138,098	133,020	139,744	133,855	142,424
Loans, including loans held for sale	401,289	404,545	399,496	402,184	404,469	414,978	395,548
Allowance for loan losses	3,911	5,884	4,053	4,760	4,668	3,714	3,776
Deposits	557,228	558,075	550,800	559,568	581,383	584,373	541,422
Borrowings	14,310	14,310	14,310	15,310	15,310	15,310	39,810
Total shareholders’ equity	71,265	68,127	68,035	70,820	70,790	71,019	64,485

Selected Financial Ratios
Return on average assets (annualized)	0.73%	0.65%	0.64%	0.56%	0.56%	1.27%	0.74%
Return on average equity (annualized)	6.82	6.17	6.10	5.45	5.33	12.65	6.76
Dividend payout ratio	86.54	95.74	96.77	106.19	108.11	45.35	90.63
Net interest margin	3.55	3.39	3.37	3.48	3.77	3.83	3.70
Non-interest expense to total revenue	77.91	74.21	73.97	71.95	75.66	65.04	79.26
Average loans to average total assets	59.02	60.97	61.02	57.69	59.62	60.53	60.83
Average equity to average total assets	10.63	10.53	10.51	10.34	10.47	10.04	10.93
Total risk-based capital ratio	18.88	19.22	19.10	19.51	19.15	18.36	16.87
Non-performing loans to total loans	0.90	2.05	1.44	2.63	3.00	2.65	1.74
Loan loss allowance to total loans	0.97	1.46	1.01	1.18	1.15	0.89	0.95
Loan loss allowance to non-performing loans	108	71	70.29	44.94	38.45	33.81	54.90
Net charge-offs to average loans	0.22	0.24	0.82	1.06	0.49	0.40	0.36

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information for Peoples Bancorp Inc. and Subsidiaries (“Peoples,” for purposes of this section only refers to Peoples Bancorp Inc. and its consolidated subsidiaries collectively, except where the context indicates the reference solely to Peoples Bancorp Inc.) combines the historical consolidated financial position and results of operations of Peoples and NB&T Financial, as an acquisition by Peoples of NB&T Financial using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of NB&T Financial will be recorded by Peoples at their respective fair values as of the date the Merger is completed. The pro forma financial information presented should be read in conjunction with Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and NB&T Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

The unaudited pro forma condensed combined balance sheets give effect to the Merger as if the transaction had occurred on September 30, 2014. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2014 and year ended December 31, 2013, give effect to the Merger as if the transaction had become effective on January 1, 2014 and January 1, 2013, respectively.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated, or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of Peoples, and the historical consolidated financial statements and related notes thereto of NB&T Financial.

PEOPLES BANCORP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheets

As of September 30, 2014

(Dollars in thousands)	Peoples As Reported	NB&T Financial As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
Assets
Cash and cash equivalents	$65,970	$44,632	$(26,597)	a	$84,005
Investment securities	705,759	165,266	—		871,025
Loans, including loans held for sale, net of deferred fees and costs	1,506,508	401,289	(13,239)	b	1,894,558
Allowance for loan losses	(17,556)	(3,911)	3,911	c	(17,556)

Net loans	1,488,952	397,378	(9,328)		1,877,002
Bank premises and equipment, net	37,439	16,275	—		53,714
Goodwill	89,604	3,625	34,771	d	128,000
Other intangible assets	9,665	168	5,404	e	15,237
Other assets	36,374	22,638	1,760	f	60,772

Total assets	$2,433,763	$649,982	$6,010		$3,089,755

Liabilities
Deposits	$1,861,619	$557,228	$1,016	g	$2,419,863
Borrowings	229,351	14,310	(3,535)	h	240,126
Accrued expenses and other liabilities	23,461	7,179	—		30,640

Total liabilities	2,114,431	578,717	(2,519)		2,690,629

Stockholders’ Equity
Common stock	249,112	1,000	78,794	i	328,906
Additional paid-in capital	—	12,984	(12,984)	j	—
Retained earnings	88,456	60,298	(60,298)	k	88,456
Accumulated other comprehensive (loss) income, net of deferred income taxes	(3,277)	1,836	(1,836)	l	(3,277)
Treasury stock	(14,959)	(4,853)	4,853	m	(14,959)

Total stockholders’ equity	319,332	71,265	8,529		399,126

Total liabilities and stockholders’ equity	$2,433,763	$649,982	$6,010		$3,089,755

Common shares outstanding	14,150,279	3,431,887	(233,712)		17,348,454

PEOPLES BANCORP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Income Statement

For the Nine Months Ended September 30, 2014

(Dollars in thousands, except per share data)	Peoples As Reported	NB&T Financial As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
Interest income	$57,410	$17,253	$949	n	$75,612
Interest expense	7,950	1,088	(305)	n	8,733

Net interest income	49,460	16,165	1,254		66,879
Provision for loan losses	211	510	—		721

Net interest income after provision for loan losses	49,249	15,655	1,254		66,158

Total other income	29,750	6,198	—		35,948
Total other expenses	61,027	17,423	970	n	79,420

Income before income taxes	17,972	4,430	284		22,686
Income tax expense	5,482	865	99	o	6,446

Net income	$12,490	$3,565	$185		$16,240

Earnings per share - basic	$1.09	$1.04			$1.02
Earnings per share - diluted	$1.08	$1.03			$1.01

Weighted-average number of shares outstanding - basic	11,348,625	3,429,892		p	15,982,139
Weighted-average number of shares outstanding - diluted	11,464,020	3,450,792		p	16,117,011

PEOPLES BANCORP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended December 31, 2013

(Dollars in thousands, except per share data)	Peoples As Reported	NB&T Financial As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
Interest income	$67,071	$22,472	$1,266	n	$90,809
Interest expense	11,686	1,844	(407)	n	13,123

Net interest income	55,385	20,628	1,673		77,686
(Recovery of) provision for loan losses	(4,410)	2,590	—		(1,820)

Net interest income after (recovery of) provision for loan losses	59,795	18,038	1,673		79,506

Total other income	37,554	9,642	—		47,196
Total other expenses	68,265	22,391	1,294	n	91,950

Income before income taxes	29,084	5,289	379		34,752
Income tax expense	11,510	1,046	133	o	12,689

Net income	$17,574	$4,243	$246		$22,063

Earnings per share - basic	$1.65	$1.24			$1.41
Earnings per share - diluted	$1.63	$1.24			$1.40

Weighted-average number of shares outstanding - basic	10,581,222	3,419,259		p	15,615,455
Weighted-average number of shares outstanding - diluted	10,679,417	3,430,717		p	15,724,328

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, giving effect to the planned Merger of Peoples and NB&T Financial, as if the transaction had occurred as of the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the Merger been consummated at the beginning of the earliest periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The Merger, which is currently expected to be completed in the first quarter of 2015, is subject to approval of Peoples’ and NB&T Financial’s shareholders; the satisfaction of various closing conditions, including the receipt of all necessary bank regulatory approvals and the accuracy of the representations and warranties of each party (subject to certain exceptions); the performance in all material respects by each party of its obligations under the Merger Agreement; and other conditions customary for transactions of this type.

The Merger will be accounted for as an acquisition by Peoples using the acquisition method of accounting. Accordingly, the assets and liabilities of NB&T Financial will be recorded at their respective fair values and the values used represent management’s estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, additional information that becomes available and additional analysis that is performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of thorough analysis to determine the fair value of NB&T Financial’s tangible and identifiable intangible assets and liabilities as of the date the Merger. Increases or decreases in the estimated fair values of the net assets, commitments, and other items of NB&T Financial, as compared with the information shown in the unaudited pro forma condensed combined financial information, may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to NB&T Financial’s stockholders’ equity through the date the Merger is completed will also change the purchase price allocation, which may include the recorded value of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Note 2. Purchase Price Allocation

The pro forma adjustments include the adjustments made to apply acquisition accounting to record the Merger transaction. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this pro forma analysis, fair value adjustments, other than goodwill and adjustments to acquired impaired loans, are amortized/accreted based on the estimated average remaining lives. Tax expense related to the net fair value adjustments is calculated using the statutory tax rate of 35%.

Under the terms of the Merger Agreement, shareholders of NB&T Financial will receive 0.9319 Peoples common share and $7.75 in cash for each NB&T Financial common share. Based upon the volume weighted average closing price of Peoples’ common shares for the twenty trading days ending August 1, 2014, the transaction is valued at $31.00 per share.

The allocation of purchase price is detailed in the following table:

(Dollars in thousands, except per share data)
Pro Forma Purchase Price
NB&T common shares outstanding at merger announcement		3,431,887
Cash purchase price per share		$7.75

Cash consideration		26,597
Number of common shares of Peoples to be issued for each share of NB&T		0.9319
Price per Peoples share, based on 20-day volume weighted average closing price as of August 1, 2014		$24.95

Common stock consideration		79,794

Total pro forma purchase price		$106,391

NB&T Net Assets at Fair Value
Assets
Cash and cash equivalents	$44,632
Investment securities	165,266
Loans, including loans held for sale, net of deferred fees and costs	388,050
Bank premises and equipment, net	16,275
Goodwill	—
Other intangible assets	5,572
Other assets	24,398

Total assets	644,193
Liabilities
Deposits	558,244
Borrowings	10,775
Accrued expenses and other liabilities	7,179

Total liabilities	576,198
Net assets		$67,995

Preliminary pro forma goodwill		$38,396

Note 3. Estimated Amortization/Accretion of Purchase Accounting Adjustments

The following table summarizes the estimated amortization/accretion of purchase accounting adjustments reflected in the pro forma financial statements on the future pre-tax net income of Peoples after the acquisition of NB&T:

	For the Year Ended December 31,
(Dollars in thousands)	2013	2014	2015	2016	2017
Loans, including loans held for sale, net of deferred fees and costs (1)	$1,266	$1,036	$803	$568	$332
Other intangible assets	(1,294)	(1,127)	(956)	(784)	(612)
Deposits	751	264	—	—	—
Borrowings	(344)	(331)	(317)	(301)	(286)

Net increase (decrease) in pre-tax net income	$379	$(158)	$(470)	$(517)	$(566)

(1)	Accretion is calculated based on the difference between the fair value and outstanding principal balance of acquired nonimpaired loans, recognized over the remaining term of the loans.

Note 4. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a statutory 35% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and/or valuations, which are subject to change.

a.	Cash and cash equivalents were adjusted by the estimated cash purchase price for the transaction.

b.	Loans, including loans held for sale, net of deferred fees and costs were adjusted to reflect credit, liquidity and interest rates resulting in a discount on NB&T’s portfolio.

c.	Allowance for loan losses was adjusted by removing NB&T Financial’s allowance for loan losses, as purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan loss is prohibited.

d.	Goodwill was adjusted to remove NB&T Financial’s goodwill and record the estimated goodwill generated as a result of the total purchase price and the fair value of assets purchased exceeding the fair value of liabilities assumed.

e.	Other intangible assets were adjusted to remove NB&T Financial’s core deposit intangible assets and record the estimated core deposit intangible asset resulting from the transaction.

f.	Other assets were adjusted to record the estimated deferred tax asset resulting from the transaction.

g.	Deposits were adjusted to reflect current interest rates and spreads resulting in a premium on NB&T Financial’s deposits.

h.	Borrowings were adjusted to reflect credit, liquidity and interest rates resulting in a discount on NB&T Financial’s trust preferred securities.

i.	Common stock was adjusted to eliminate NB&T Financial’s common shares and reflect the issuance of common shares in the purchase of NB&T Financial.

j.	Additional paid-in capital was adjusted to eliminate NB&T Financial’s additional paid-in capital.

k.	Retained earnings was adjusted to eliminate NB&T Financial’s retained earnings.

l.	Accumulated other comprehensive (loss) income was adjusted to eliminate NB&T Financial’s accumulated other comprehensive income.

m.	Treasury stock was adjusted to eliminate NB&T Financial’s treasury stock.

n.	Interest income, interest expense, and other expenses were adjusted for estimated amortization/accretion based on acquisition accounting adjustments.

o.	Income tax expense adjusted based on a statutory tax rate of 35%.

p.	Weighted-average shares were adjusted for issuance of shares in connection with the NB&T Financial acquisition and impact of private placement of common equity issuance that occurred in August 2014.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for Peoples and NB&T Financial certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2013, and as of and for the nine months ended September 30, 2014. The information in the table below, in part, is derived from and should be read together with the historical Consolidated Financial Statements of Peoples and NB&T Financial that are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and NB&T Financial equivalent pro forma per share data are prepared assuming a maximum of 3,500,000 common shares will be issued in the Merger. See “THE MERGER AGREEMENT—Merger Consideration” on page 86.

	As of and for the Year Ended December 31, 2013	As of and for the Nine Months Ended September 30, 2014
Earnings per share: Basic
Peoples total historical	$1.65	$1.09
NB&T Financial historical	1.24	1.04
Pro forma total combined	1.41	0.99
Equivalent pro forma for one share of NB&T Financial common stock	1.75	1.23
Earnings per share: Diluted
Peoples total historical	1.63	1.08
NB&T Financial historical	1.24	1.03
Pro forma combined	1.40	0.98
Equivalent pro forma for one share of NB&T Financial common stock	1.74	1.22
Cash dividends declared per share
Peoples historical	0.54	0.45
NB&T Financial historical	1.20	0.90
Pro forma combined	0.54	0.45
Equivalent pro forma for one share of NB&T Financial common stock	0.67	0.56
Book value per share:
Peoples historical	20.89	22.57
NB&T Financial historical	19.84	20.77
Pro forma combined	20.63	22.88
Equivalent pro forma for one share of NB&T Financial common stock	25.64	28.43

MARKET PRICE AND DIVIDEND INFORMATION

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” NB&T Financial’s common shares are traded on the NASDAQ Capital Market® under the symbol “NBTF.”

The information presented in the following table reflects the last reported sale prices per share of Peoples’ common shares and NB&T Financial’s common shares as of August 1, 2014, the last trading day preceding our public announcement of the Merger, and on January 21, 2015, the last practicable day for which information was available prior to the date of this joint proxy statement/prospectus. The table also presents the equivalent market value per NB&T Financial common share on August 1, 2014 and January 21, 2015, determined by multiplying the share price of a Peoples common share on such dates by the exchange ratio of 0.9319 and adding the per share cash consideration of $7.75. No assurance can be given as to what the market price of Peoples’ common shares will be if and when the Merger is consummated.

	Peoples’ Common Shares	NB&T Financial’s Common Shares	NB&T Financial’s Equivalent Per Share Price
August 1, 2014	$23.50	$20.56	$29.65
January 21, 2015	$24.10	$30.34	$30.20

The following table lists the high and low prices per share for Peoples’ common shares and NB&T Financial’s common shares and the cash dividends declared by each company for the periods indicated.

	Peoples’ Common Shares			NB&T Financial’s Common Shares
	High	Low	Dividends	High	Low	Dividends
2012
First Quarter	$17.84	$14.59	$0.11	$20.98	$18.60	$0.30
Second Quarter	$22.54	$16.48	$0.11	$19.72	$18.00	$0.30
Third Quarter	$23.93	$20.22	$0.11	$19.50	$18.22	$0.30
Fourth Quarter	$23.80	$17.72	$0.12	$19.00	$15.97	$0.30
2013
First Quarter	$22.65	$20.00	$0.12	$21.00	$17.18	$0.30
Second Quarter	$22.34	$19.30	$0.14	$23.81	$18.99	$0.30
Third Quarter	$23.81	$20.02	$0.14	$23.22	$19.30	$0.30
Fourth Quarter	$24.00	$20.11	$0.14	$22.00	$18.80	$0.30
2014
First Quarter	$26.10	$20.29	$0.15	$20.00	$18.54	$0.30
Second Quarter	$27.36	$23.58	$0.15	$22.00	$18.75	$0.30
Third Quarter	$25.90	$23.00	$0.15	$31.10	$19.40	$0.30
Fourth Quarter	$26.65	$23.41	$0.15	$32.00	$29.34	$0.30
2015
First Quarter	$26.01	$23.90	$—	$31.70	$29.45	$—
(through January 21, 2015)

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “FORWARD-LOOKING STATEMENTS” commencing on page 33, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. The following is a discussion of the most significant factors that make an investment in Peoples common stock speculative or risky, but does not purport to present an exhaustive description of such risks. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Risks Related to the Merger

The market value of Peoples common shares you receive in the Merger may decrease if there are fluctuations in the market price of Peoples’ common shares following the Merger.

Under the terms of the Merger Agreement, shareholders of NB&T Financial will be entitled to receive from Peoples, after the Merger is completed, merger consideration payable in the form of a combination of cash and Peoples common shares to be calculated as set forth in the Merger Agreement. At the Effective Time of the Merger, each NB&T Financial common share will be converted into the right to receive: (i) 0.9319 Peoples common share, and (ii) $7.75 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of NB&T Financial common shares who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of NB&T Financial common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the average closing sale price of a Peoples common share on the NASDAQ for the 10 consecutive trading days immediately preceding the effective date of the Merger.

Any change in the market price of Peoples common shares prior to the completion of the Merger will affect the market value of the merger consideration that NB&T Financial shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Peoples and NB&T Financial, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the NB&T Financial special meeting, NB&T Financial shareholders will not know the precise market value of the consideration they will receive at the effective time of the Merger. NB&T Financial shareholders should obtain current sale prices for Peoples common shares before voting their shares at the NB&T Financial special meeting.

Peoples could experience difficulties in managing its growth and effectively integrating the operations of NB&T Financial and NBTC, as well as the operations of its recent acquisitions.

Upon consummation of the Merger, Peoples will have completed four bank acquisitions in approximately a twelve-month period. The earnings, financial condition and prospects of Peoples after the Merger will depend in part on Peoples’ ability to integrate successfully the operations of NB&T Financial, NBTC and its prior acquisitions, and to continue to implement its own business plan. Peoples may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of NB&T Financial, NBTC and the previously acquired banks with the Peoples organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Peoples may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to Peoples not fully achieving the expected benefits from the Merger.

The Merger Agreement limits NB&T Financial’s ability to pursue alternatives to the Merger with Peoples, may discourage other acquirers from offering a higher valued transaction to NB&T Financial and may, therefore, result in less value for the NB&T Financial shareholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits NB&T Financial from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire NB&T Financial or NBTC.

In addition, if (a) Peoples terminates the Merger Agreement due to NB&T Financial’s acceptance of another acquisition proposal, failure to recommend to the shareholders adoption of the Merger Agreement, or NB&T Financial’s breach of the voting agreement or the Merger Agreement’s prohibition on solicitation of other acquisition proposals, or, (b) NB&T Financial terminates the Merger Agreement with the intention of entering into or accepting an alternate, superior proposal, then, in the case of either (a) or (b) above, NB&T Financial shall pay to Peoples $4.368 million. The requirement that NB&T Financial make such a payment could discourage another company from making a competing proposal.

The fairness opinions of Peoples’ and NB&T Financial’s respective financial advisors do not reflect changes in circumstances subsequent to the date of such opinions.

Each of the NB&T Financial and Peoples boards of directors received an opinion, dated August 4, 2014, from NB&T Financial’s and Peoples’ respective financial advisor as to the fairness of the merger consideration from a financial point of view as of the date of such opinion. Subsequent changes in the operation and prospects of NB&T Financial or Peoples, general market and economic conditions and other factors that may be beyond the control of NB&T Financial or Peoples may significantly alter the value of NB&T Financial or Peoples or the prices of the shares of NB&T Financial common stock or Peoples common stock by the time the Merger is completed. The opinions do not address the fairness of the merger consideration from a financial point of view at the time the Merger is completed, or as of any other date other than the date of such opinions. The opinion of NB&T Financial’s financial advisor is attached as Annex C to this joint proxy statement/prospectus, and the opinion of Peoples’ financial advisor is attached as Annex D. For a description of the opinions, see “THE MERGER—Opinion of NB&T Financial’s Financial Advisor” on page 55 and “THE MERGER—Opinion of Peoples’ Financial Advisor” on page 68 of this joint proxy statement/prospectus.

Peoples and NB&T Financial shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will dilute the ownership position of Peoples’ shareholders and result in NB&T Financial’s shareholders having an ownership stake in the combined company that is smaller than their current stake in NB&T Financial. Upon completion of the Merger, we estimate that continuing Peoples shareholders will own approximately 82% of the issued and outstanding common shares of the combined company, and former NB&T Financial shareholders will own approximately 18% of the issued and outstanding common shares of the combined company. Consequently, Peoples shareholders and NB&T Financial shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of Peoples and NB&T Financial, respectively.

Failure to complete the Merger could negatively impact the value of NB&T Financial’s stock and future businesses and financial results of Peoples and NB&T Financial.

If the Merger is not completed, the ongoing businesses of Peoples and NB&T Financial may be adversely affected and Peoples and NB&T Financial will be subject to several risks, including the following:

•	Peoples and NB&T Financial will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the Merger Agreement, NB&T Financial is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the Merger may require substantial commitments of time and resources by Peoples and NB&T Financial management, which could otherwise have been devoted to other opportunities that may have been beneficial to Peoples and NB&T Financial as independent companies, as the case may be.

In addition, if the Merger is not completed, NB&T Financial may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger. NB&T Financial also could be subject to litigation related to any failure to complete the Merger.

The Peoples common shares to be received by NB&T Financial shareholders upon completion of the Merger will have different rights from NB&T Financial common shares.

Upon completion of the Merger, NB&T Financial shareholders will no longer be shareholders of NB&T Financial but will instead become shareholders of Peoples, and their rights as shareholders of Peoples will be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation and Regulations. The terms of Peoples’ Amended Articles of Incorporation and Regulations are in some respects materially different than the terms of NB&T Financial’s Amended and Restated Articles of Incorporation and Regulations. See “COMPARISON OF CERTAIN RIGHTS OF NB&T FINANCIAL AND PEOPLES SHAREHOLDERS” on page 97 of this joint proxy statement/prospectus.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of Peoples and NB&T Financial to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Peoples and NB&T Financial shareholders, respectively, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the Peoples shares to be issued to NB&T Financial for listing on the NASDAQ, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT—Conditions to the Consummation of the Merger” on page 88 of this joint proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by March 31, 2015, either Peoples or NB&T Financial may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the NB&T Financial shareholders. In addition, Peoples or NB&T Financial may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 94 of this joint proxy statement/prospectus for a fuller description of these circumstances.

Following the Merger, a high percentage of the combined company’s loan portfolio will remain in Ohio, Kentucky and West Virginia and in commercial and residential real estate. Deteriorations in economic conditions in this area or in the real estate market generally could be more harmful to the combined company compared to more diversified institutions.

As of September 30, 2014 approximately $134 million, or 33%, of NB&T Financial’s loan portfolio was comprised of residential real estate loans, and $188 million, or 47%, of NB&T Financial’s loan portfolio was comprised of commercial real estate loans. As of September 30, 2014, approximately $491 million, or 33%, of Peoples’ loan portfolio was comprised of residential real estate loans, and $570 million, or 38%, of Peoples’ loan portfolio was comprised of commercial real estate loans. As a result of the Merger, the combined company’s loan portfolio, as of September 30, 2014, would have consisted of $625 million, or 33%, of residential real estate loans and $758 million, or 40%, of commercial real estate loans.

Inherent risks of commercial real estate (“CRE”) lending include the cyclical nature of the real estate market, construction risk and interest rate risk. The cyclical nature of real estate markets can cause CRE loans to suffer considerable distress. During these times of distress, a property’s performance can be negatively affected by tenants’ deteriorating credit strength and lease expirations in times of softening demand caused by economic deterioration or over-supply conditions. Even if borrowers are able to meet their payment obligations, they may find it difficult to refinance their full loan amounts at maturity due to declines in property value. Other risks associated with CRE lending include regulatory changes and environmental liability. Regulatory changes in tax legislation, zoning, environmental regulation, or similar external conditions that may affect property values and the economic feasibility of existing and proposed real estate projects. Environmental liability as a result of contamination may decrease the real estate collateral’s value or render the collateral worthless. Furthermore, the cost that may be imposed on a responsible borrower for the remediation of a contaminated property may severely impair the borrower’s ability to repay the loan.

The combined company’s CRE loan portfolio will be concentrated in Ohio, Kentucky and West Virginia. There are a wide variety of economic conditions within the local markets of the three states in which most of the combined company’s CRE loan portfolio will be situated. Rates of employment, consumer loan demand, household formation, and the level of economic activity can vary widely from state to state and among metropolitan areas, cities and towns. Metropolitan markets comprise various submarkets where property values and demand can be affected by many factors, such as demographic makeup, geographic features, transportation, recreation, local government, school systems, utility infrastructure, tax burden, building-stock age, zoning and building codes, and available land for development. Despite the Merger, as a result of the continued high concentration of the combined company’s loan portfolio, the combined company may be more sensitive, compared to more diversified institutions, to future disruptions in, and deterioration of, this market, which could lead to losses which could have a material adverse effect on the business, financial condition and results of operations of the combined company.

Risks Related to Peoples’ Business

You should read and consider risk factors specific to Peoples’ business that will also affect the combined company after the Merger, described in Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Peoples with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 101 of this joint proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements, including statements about Peoples’, NB&T Financial’s and the combined entity’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express Peoples and NB&T Financial’s management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this joint proxy statement/prospectus and the documents incorporated herein by reference that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future filings of Peoples and NB&T Financial with the SEC, in press releases and in oral and written statements made by or with the approval of Peoples or NB&T Financial that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•	statements about the benefits of the Merger between Peoples and NB&T Financial, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of Peoples or NB&T Financial or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Peoples and NB&T Financial will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	Peoples ability to integrate the Midwest, Ohio Heritage and North Akron acquisitions and any future acquisition targets, may be unsuccessful, or may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the Merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of Peoples’ or NB&T Financial’s shareholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on Peoples and its customers and Peoples’ assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans and charge-offs;

•	material changes in the value of Peoples’ common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which Peoples and NB&T Financial must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	legislation affecting the financial services industry as a whole, and/or Peoples and its subsidiaries, individually or collectively;

•	governmental and public policy changes; and

•	the impact on Peoples’ businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Peoples’ and NB&T Financial’s results to differ materially from those described in the forward-looking statements can be found in Peoples’ and NB&T Financial’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Peoples or NB&T Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Peoples and NB&T Financial undertake no obligation to update any forward-looking statement.

THE SPECIAL MEETING OF SHAREHOLDERS OF NB&T FINANCIAL

Time, Date and Place

This joint proxy statement/prospectus is being provided to NB&T Financial shareholders in connection with the solicitation of proxies by the NB&T Financial board of directors for use at the special meeting of shareholders to be held at 9:00 am, local time, on March 3, 2015, at 48 North South Street, Wilmington, Ohio 45177, including any adjournments of the special meeting.

This joint proxy statement/prospectus is also being furnished by Peoples to NB&T Financial shareholders as a prospectus in connection with the issuance of Peoples common shares upon completion of the Merger.

Matters to be Considered

At the special meeting, the shareholders of NB&T Financial will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of NB&T Financial in connection with the Merger;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of NB&T Financial is unaware of any other business to be transacted at the special meeting.

The board of directors of NB&T Financial believes that the Merger with Peoples is in the best interests of NB&T Financial shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, (2) “FOR” the approval of the specified compensation, and (3) “FOR” the proposal to adjourn the special meeting of NB&T Financial shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of NB&T Financial has fixed the close of business on January 9, 2015 as the record date for determining the NB&T Financial shareholders who are entitled to notice of and to vote at the NB&T Financial special meeting of shareholders. Only holders of NB&T Financial common shares at the close of business on the record date will be entitled to notice of and to vote at the NB&T Financial special meeting.

As of the close of business on January 9, 2015, there were 3,441,496 NB&T Financial common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of NB&T Financial preferred stock outstanding. The NB&T Financial common shares were held of record by approximately 394 shareholders. Each NB&T Financial common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under NB&T Financial’s Third Amended and Restated Articles of Incorporation, the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the NB&T Financial common shares outstanding and entitled to vote at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of NB&T Financial’s common shares represented, in person or by proxy, at the special meeting.

As of January 9, 2015, directors of NB&T Financial owned an aggregate of 441,489 NB&T Financial common shares, an amount equal to approximately 12.8% of the outstanding NB&T Financial common shares. All of the directors of NB&T Financial entered into a voting agreement on such date with Peoples pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this joint proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no NB&T Financial common shares.

Your vote is important. The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the NB&T Financial common shares outstanding and entitled to vote at the NB&T Financial special meeting. The proposals to approve the specified compensation and adjournment of the NB&T Financial special meeting, if necessary, to solicit additional proxies require the affirmative vote of at least a majority of the NB&T Financial common shares represented in person or by proxy at the NB&T Financial special meeting. Brokers who hold NB&T Financial common shares in “street name” for the beneficial owners cannot vote these NB&T Financial common shares on any of the three proposals without specific instructions from the beneficial owners. If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting, or if your NB&T Financial common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will have no effect on the other two proposals.

A quorum, consisting of the holders of a majority of the outstanding NB&T Financial common shares, must be present in person or by proxy at the NB&T Financial special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The NB&T Financial board of directors does not expect any matter other than the adoption and approval of the Merger Agreement, the approval of the specified compensation and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the NB&T Financial special meeting. If any other matters are properly brought before the special meeting for consideration, NB&T Financial common shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this joint proxy statement/prospectus mailed to NB&T Financial shareholders. Your proxy is being solicited by the board of directors of NB&T Financial. Whether or not you attend the special meeting, the NB&T Financial board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the NB&T Financial common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. NB&T Financial’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the specified compensation and, “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of NB&T Financial, at 48 North South Street, Wilmington, Ohio 45177;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your NB&T Financial common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your shares of common stock. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

NB&T Financial will bear its own cost of solicitation of proxies on behalf of the NB&T Financial board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of NB&T Financial, none of whom will receive additional compensation for their solicitation activities. NB&T Financial has also engaged Alliance Advisors, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $6,000, $5.25 per successful telephone contact with a shareholder, $4.75 for a telephone vote received and reimbursement of out-of-pocket expenses. NB&T Financial will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of NB&T Financial common shares not beneficially owned by them, for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of NB&T Financial common shares entitled to vote at the special meeting.

Participants in the NB&T Financial ESOP

If you participate in the NB&T Financial ESOP, you will receive vote authorization forms for the plans that reflect all shares you may direct the special independent fiduciary to vote on your behalf under the plan. Please be aware that the special independent fiduciary of the plan may establish a deadline for submitting your voting instructions that is before the time of the NB&T Financial special meeting.

Under the terms of the NB&T Financial ESOP, the trustee votes all shares held by the NB&T Financial ESOP, but each NB&T Financial ESOP participant may direct the trustee how to vote the common shares allocated to his or her account. The trustee of the NB&T Financial ESOP has delegated all of its rights, responsibilities and authority related to the voting of the NB&T Financial common shares in connection with the Merger to Bankers Trust, in its capacity as special independent fiduciary of the NB&T Financial ESOP. As all NB&T Financial shares held by the NB&T Financial ESOP are allocated to the accounts of participants, Bankers Trust will subject to the exercise of its fiduciary responsibilities, vote all the allocated shares held in the ESOP as instructed by the participants to whom they have been allocated, and vote deemed allocated shares for which timely and complete voting instructions are not received in Bankers Trust’s discretion.

PROPOSALS SUBMITTED TO NB&T FINANCIAL SHAREHOLDERS

NB&T Financial Merger Proposal

As discussed throughout this joint proxy statement/prospectus, NB&T Financial is asking its shareholders to adopt and approve the Merger Agreement. NB&T Financial shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

The board of directors of NB&T Financial recommends a vote “FOR” the approval and adoption of the Merger Agreement.

NB&T Financial Advisory (Non-binding) Proposal on Specified Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, NB&T Financial is providing the NB&T Financial shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to NB&T Financial’s named executive officers in connection with the Merger, the value of which is set forth in the table included in the section of this document entitled “THE MERGER–Interests of NB&T Financial Directors and Officers in the Merger–Golden Parachute Compensation” on page 80 of this joint proxy/prospectus. NB&T Financial is asking the NB&T Financial shareholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of NB&T Financial Group, Inc., in connection with the merger of NB&T Financial Group, Inc., with and into Peoples Bancorp Inc., as disclosed in the table in the section of the joint proxy statement/prospectus entitled “The Merger – Interests of NB&T Financial Directors and Officers in the Merger – Golden Parachute Compensation,” including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger. Accordingly, a shareholder may vote to approve and adopt the Merger Agreement and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on either NB&T Financial or Peoples. Accordingly, because NB&T Financial is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Agreement is approved and adopted and regardless of the outcome of the advisory vote.

The NB&T Financial board of directors recommends a vote “FOR” the NB&T Financial advisory proposal on specified compensation.

NB&T Financial Adjournment Proposal

The NB&T Financial special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the NB&T Financial special meeting to approve and adopt the Merger Agreement. If, at the time of the NB&T Financial special meeting, the number of common shares of NB&T Financial present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, NB&T Financial intends to move to adjourn the NB&T Financial special meeting in order to enable the NB&T Financial board of directors to solicit additional proxies for approval of the proposal. In that event, NB&T Financial will ask the NB&T Financial shareholders to vote only upon the adjournment proposal and not the merger proposal or the proposal on the specified compensation.

In the NB&T Financial adjournment proposal, NB&T Financial is asking its shareholders to authorize the holder of any proxy solicited by the NB&T Financial board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the NB&T Financial special meeting to another time and place for the purpose of soliciting additional proxies. If the NB&T Financial shareholders approve the adjournment proposal, NB&T Financial could adjourn the NB&T Financial special meeting and any adjourned session of the NB&T Financial special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from NB&T Financial shareholders who have previously voted.

The NB&T Financial board of directors recommends a vote “FOR” the NB&T Financial adjournment proposal.

Other Matters to Come Before the NB&T Financial Special Meeting

No other matters are intended to be brought before the NB&T Financial special meeting by NB&T Financial, and NB&T Financial does not know of any matters to be brought before the NB&T special meeting by others. If, however, any other matters properly come before the NB&T Financial special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

THE SPECIAL MEETING OF SHAREHOLDERS OF PEOPLES

Time, Date and Place

This joint proxy statement/prospectus is being provided to Peoples shareholders in connection with the solicitation of proxies by the Peoples board of directors for use at the special meeting of shareholders to be held at 10:00 am, local time, on March 3, 2015, at the Lafayette Hotel, 101 Front Street, Marietta, Ohio 45750, including any adjournments of the special meeting.

Matters to be Considered

At the special meeting, the shareholders of Peoples will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve the issuance of up to 3,500,000 Peoples common shares to be issued in connection with the Merger;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Peoples is unaware of any other business to be transacted at the special meeting.

The board of directors of Peoples believes that the Merger with Peoples is in the best interests of Peoples shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, (2) “FOR” the approval of the issuance of common shares, and (3) “FOR” the proposal to adjourn the special meeting of Peoples shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Peoples has fixed the close of business on January 26, 2015, as the record date for determining the Peoples shareholders who are entitled to notice of and to vote at the Peoples special meeting of shareholders. Only holders of Peoples common shares at the close of business on the record date will be entitled to notice of and to vote at the Peoples special meeting.

As of the close of business on January 21, 2015, there were 14,836,735 Peoples common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of Peoples preferred stock outstanding. The Peoples common shares were held of record by approximately 2,420 shareholders. Each Peoples common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under Peoples’ Amended Articles of Incorporation, the adoption and approval of the Merger Agreement, as well as the approval of the issuance of common shares, requires the affirmative vote of the holders of at least a majority of the Peoples common shares outstanding and entitled to vote at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of Peoples’ common shares represented, in person or by proxy, at the special meeting.

As of January 21, 2015, directors of Peoples owned an aggregate of 381,951 Peoples common shares, an amount equal to approximately 2.6% of the outstanding Peoples common shares. As of the date of this joint proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no NB&T Financial common shares.

Your vote is important. The adoption and approval of the Merger Agreement and the issuance of common shares requires the affirmative vote of the holders of at least a majority of the Peoples common shares outstanding and entitled to vote at the Peoples special meeting. Brokers who hold Peoples common shares in “street name” for the beneficial owners cannot vote these Peoples common shares on the adoption and approval of the Merger Agreement without specific instructions from the beneficial owners. If you fail to vote or if you mark “ABSTAIN” on your proxy card, or if your Peoples common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

A quorum, consisting of the holders of a majority of the outstanding Peoples common shares, must be present in person or by proxy at the Peoples special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The Peoples board of directors does not expect any matters other than the adoption and approval of the Merger Agreement, the approval of the issuance of common shares and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Peoples special meeting. If any other matters are properly brought before the special meeting for consideration, Peoples common shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this joint proxy statement/prospectus mailed to Peoples shareholders. Your proxy is being solicited by the board of directors of Peoples. Whether or not you attend the special meeting, the Peoples board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the Peoples common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Peoples’ common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the issuance of common shares and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the President of Peoples, at 138 Putnam Street, Marietta, Ohio 45750;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your Peoples common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your shares of common stock. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

Peoples will bear its own cost of solicitation of proxies on behalf of the Peoples board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Peoples, none of whom will receive additional compensation for their solicitation activities. Peoples has also engaged Georgeson, Inc., a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $7,500, $6.00 per successful telephone contact with a shareholder, $4.00 for a telephone vote received and reimbursement of reasonable out-of-pocket expenses. Peoples will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Peoples common shares not beneficially owned by them, for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of Peoples common shares entitled to vote at the special meeting.

PROPOSALS SUBMITTED TO PEOPLES SHAREHOLDERS

Peoples Merger Proposal

As discussed throughout this joint proxy statement/prospectus, Peoples is asking its shareholders to adopt and approve the Merger Agreement. Peoples shareholders should read this document carefully in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

The board of directors of Peoples recommends a vote “FOR” the approval and adoption of the Merger Agreement.

Peoples Common Shares Issuance Proposal

Peoples is also asking its shareholders to consider and vote on the proposal to issue up to 3,500,000 Peoples common shares in connection with the Merger. If Peoples shareholders fail to approve the issuance of Peoples common shares, the Merger cannot be completed. Peoples shareholders should carefully read this joint proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

NASDAQ Shareholder Voting Rules. Under the NASDAQ Stock Market Rules, a company listed on the NASDAQ is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. In order to complete the Merger, Peoples will need to issue common shares in excess of 20% of the number of common shares currently outstanding. For this reason, Peoples must obtain the approval of Peoples shareholders for the issuance of Peoples common shares in order to complete the Merger.

The board of directors of Peoples recommends that its shareholders vote “FOR” the proposal to approve the issuance of up to 3,500,000 Peoples common shares in connection with the Merger.

Peoples Adjournment Proposal

The Peoples special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the Peoples special meeting to approve and adopt the Merger Agreement and the issuance of common shares. If, at the time of the Peoples special meeting, the number of common shares of Peoples present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement and the issuance of common shares, Peoples intends to move to adjourn the Peoples special meeting in order to enable the Peoples board of directors to solicit additional proxies for approval of the proposal. In that event, Peoples will ask the Peoples shareholders to vote only upon the adjournment proposal and not the Merger proposal or the proposal on the issuance of common shares.

In the Peoples adjournment proposal, Peoples is asking its shareholders to authorize the holder of any proxy solicited by the Peoples board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the Peoples special meeting to another time and place for the purpose of soliciting additional proxies. If the Peoples shareholders approve the adjournment proposal, Peoples could adjourn the Peoples special meeting and any adjourned session of the Peoples special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Peoples shareholders who have previously voted.

The Peoples board of directors recommends a vote “FOR” the Peoples adjournment proposal.

Other Matters to Come Before the Peoples Special Meeting

No other matters are intended to be brought before the Peoples special meeting by Peoples, and Peoples does not know of any matters to be brought before the Peoples special meeting by others. If, however, any other matters properly come before the Peoples special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

DISSENTERS’ RIGHTS

Rights of Dissenting NB&T Financial Shareholders

Shareholders of NB&T Financial are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of NB&T Financial will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any NB&T Financial shareholder who is a record holder of NB&T Financial common shares on January 9, 2015, the record date for the NB&T Financial special meeting and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such NB&T Financial common shares after the effective time of the Merger. To be entitled to such payment, a shareholder must deliver to NB&T Financial a written demand for payment of the fair cash value of the shares held by such shareholder, before the vote on the Merger proposal is taken, the shareholder must not vote in favor of approval and adoption of the Merger Agreement, and the shareholder must otherwise comply with Section 1701.85. An NB&T Financial shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the NB&T Financial record date, and the amount claimed as the “fair cash value” of such NB&T Financial common shares. See the text of Section 1701.85 of the OGCL attached as Annex B to this joint proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If NB&T Financial so requests, dissenting shareholders must submit their share certificates to NB&T Financial within 15 days of such request, for endorsement on such certificates by NB&T Financial that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by NB&T Financial. If NB&T Financial and any dissenting shareholder cannot agree upon the “fair cash value” of NB&T Financial’s common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Clinton County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s NB&T Financial common shares. The fair cash value of an NB&T Financial common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the vote of the NB&T Financial shareholders. If the common shares of NB&T Financial are listed on a national securities exchange, such as the NASDAQ, immediately before the effective time of the Merger, the fair cash value will be the closing sale price of NB&T Financial’s common shares as of the close of trading on the day before the vote of the NB&T Financial shareholders. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions regarding, and do not address, “fair cash value” under Section 1701.85.

If an NB&T Financial shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s NB&T Financial common shares will be suspended until NB&T Financial purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of NB&T Financial’s common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this joint proxy statement/prospectus.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of NB&T Financial with and into Peoples (the “Merger”), with Peoples as the surviving entity. Thereafter, at a later time specified by Peoples Bank in its certificate of merger filed with the OCC, NBTC will be merged with and into Peoples Bank, with Peoples Bank surviving the subsidiary bank merger.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

The board of directors of NB&T Financial has from time-to-time explored and assessed various options potentially available to NB&T Financial to increase NB&T Financial’s shareholder value. Over the past several years, these strategic discussions included growing concerns over NB&T Financial’s profitability in an environment of increasing consolidation and competition in the financial institutions industry, increasing regulatory compliance and oversight expense, rapidly changing technology, low interest rates and shrinking margins, inconsistent loan demand and general economic uncertainty. In addition, the directors have remained mindful of the limited liquidity of NB&T Financial’s common shares, and the fact that any need or desire by a large shareholder to sell a substantial number of shares in a short period of time could depress the price of the common shares and harm many smaller shareholders in the process.

In 2009, NB&T Financial acquired by merger Community National Corporation and its subsidiary, Community National Bank (“CNB”). CNB had $59.2 million in loans and $75.5 million in deposits, compared to $329.2 million in loans and $465.9 million in deposits of NB&T Financial at that time. This transaction was immediately accretive to NB&T Financial’s capital. The CNB acquisition added five branches to NB&T Financial which were geographically complementary to existing offices. NB&T Financial later closed one of these offices and sold the facility.

In March 2010, NB&T Financial further benefitted from the opportunity to acquire certain assets and deposit liabilities of American National Bank (“ANB”) when ANB failed and the FDIC was appointed as the receiver. This transaction added $5.0 million to NB&T Financial’s capital, although it later closed the office it acquired in the transaction and sold the facility.

Those two acquisitions boosted NB&T Financial’s size and profitability, but the board of directors believed that additional size would be necessary to achieve the economies of scale that would allow it to remain profitable in the face of increasing regulatory compliance and technology costs and tight interest margins. Other acquisition opportunities that the board of directors believed would be beneficial to NB&T Financial and its shareholders have, however, been limited for the last several years.

Although NB&T Financial submitted several indications of interest in acquiring other financial institutions since the acquisition of ANB, it ultimately could not outbid larger financial institutions. When compared to the institutions with which it has competed for acquisition opportunities, the low trading volume and relatively low market price in relation to book value of NB&T Financial’s shares have been an obstacle. In 2013, NB&T Financial and a smaller bank negotiated an agreement almost to execution before the other institution terminated negotiations, citing a decline in the market price of NB&T Financial’s common shares. The decline in price was not unusual given that only a few trades can significantly lower the price due to the low trading volume in NB&T Financial’s common shares.

While attempting to find desirable acquisitions, NB&T Financial’s management focused on attempting to increase revenue, originate more quality loans, decrease expenses and generally continue to operate NB&T

Financial in a safe and sound manner. One idea considered to decrease expenses was to terminate the registration of NB&T Financial’s common shares with the SEC, thus reducing SEC compliance expense. The board concluded, however, that deregistration would make acquisitions of other financial institutions even more difficult because NB&T Financial shares would cease to be viable deal currency and might further decrease the already low trading volume in NB&T Financial’s common shares.

Despite NB&T Financial’s efforts to become more profitable while remaining independent, its results were mixed. Following the ANB acquisition, NB&T Financial’s earnings were relatively flat for three years, ranging from $3.8 million to $4.2 million during that period. Moreover, even when NB&T Financial reported favorable quarterly financial results, the market price of NB&T Financial’s common shares was largely unaffected due to thin trading and a lack of analyst coverage.

At its meeting on January 21, 2014, the board of directors decided to invite representatives of three investment banking firms, including KBW, to attend the February 18, 2014, board meeting. At the February 18, 2014 meeting, the invited firms discussed with the directors their investment banking qualifications and provided preliminary feedback regarding potential strategic and financial alternatives that might be available to NB&T Financial. These alternatives included, among others, methods to promote intrinsic growth, potential acquisitions or other forms of expansion by NB&T Financial and a process to sell the company. The board also discussed and asked questions of the investment bankers regarding the positive and negative implications of the options discussed.

Representatives of Vorys, Sater, Seymour and Pease LLP (“Vorys”), NB&T Financial’s legal counsel, reviewed with the directors their fiduciary duties generally and specifically in the context of strategic planning. The directors then discussed the presentations that were made and the feedback received from the three investment banks regarding various potential alternatives that the board might explore, including a potential process to sell the company, and particularly, the possibility NB&T Financial’s trading price might not increase meaningfully, if at all, for some time if NB&T Financial remained independent. The board further discussed that if the proposed bids fell short of expectations, the process could be stopped.

Lastly, the board decided to engage KBW as NB&T Financial’s financial advisor. Mr. Limbert informed KBW of the board’s decision to retain KBW as NB&T Financial’s its financial advisor later that day.

The board of directors of NB&T Financial met next on March 18, 2014. At this meeting, the directors discussed at length the investment bankers’ feedback at the February 18 meeting. They also discussed the following matters:

•	the belief of the directors that if NB&T Financial were to pursue a sale in the current merger and acquisition market, shareholders might receive a return on their investment in the short term that could take years to achieve if NB&T Financial were to remain independent;

•	the difficulty of being the successful bidder in an acquisition in the current environment because NB&T Financial’s stock trades at lower multiples of book value than other bidders;

•	the recent prices paid for community financial institutions in merger transactions; and

•	the fact that NB&T Financial was in a position to attract considerable interest and a good price given its stable current condition.

After the discussion, Mr. Limbert was asked to inform KBW that the board would like to start the process of soliciting indications of interest in a sale of the company directed to a targeted number of appropriate prospective purchasers. Following the meeting, Mr. Limbert communicated the board’s request to KBW.

Between March 24, 2014 and April 22, 2014, Mr. Limbert had numerous discussions with KBW to review and discuss the various companies that could be potentially interested acquirers.

NB&T Financial’s board next met on April 22, 2014. At this meeting, with Vorys present, the board of directors discussed potential acquirers. The directors scheduled a meeting on April 24, 2014, to further discuss potential acquirers with KBW.

On April 24, 2014, the board met telephonically, with KBW and Vorys participating. KBW discussed with the directors the companies that could be contacted to determine whether they would be interested in reviewing information about NB&T Financial. The locations, financial performance metrics, acquisition history and other information regarding the prospective bidders were discussed. At the conclusion of the meeting, the directors asked KBW to provide to the directors additional information about one of the companies, and authorized KBW to contact and send confidentiality agreements to 12 companies. Subsequent to the April 24th board meeting, NB&T Financial authorized KBW to contact four additional companies. As part of the process, after companies signed confidentiality agreements, they would be told that the potential seller was NB&T Financial and they would be invited to access a data room with information about NB&T Financial. Between May 12, 2014, and June 15, 2014, NB&T Financial posted numerous documents on the data site.

Between April 25, 2014 and the initial due date for letters of interest of May 28, 2014, KBW contacted the 16 companies. Those companies that executed confidentiality agreements were granted access to the secure virtual data room. During this time the companies conducted due diligence in preparation for submitting an initial letter of interest.

Beginning in early May, NB&T Financial began posting in the virtual data room various information for review by potential bidders, including financial information, credit file summaries, problem loan analysis, loan loss allowance calculation and documentation, and internal and external audit reports.

The board met again on May 20, 2014, with KBW and Vorys present. At this meeting, the board discussed which companies had signed confidentiality agreements, which remained interested after learning that NB&T Financial was the prospective seller, and the status of certain prospective acquirers in reviewing materials on the online data room. The directors also discussed additional companies that may have an interest in considering a transaction with NB&T Financial.

On May 30, 2014, NB&T Financial’s board of directors met to review the indications of interest that had been received to date. KBW informed the board that 16 companies had been contacted, 13 of them signed confidentiality agreements and seven submitted indications of interest. KBW reviewed the details of the indications with the board, such as price, form of consideration, termination fees, contingencies to completing the transaction, walkaway rights, anticipated branch closings and effect on employees and discussed the bidder’s financial ability to potentially increase its stated price. The directors also offered their insight and knowledge of the bidders throughout the discussion. Given the significant gap between the three highest bids and the other indications, the board decided to invite the three highest bidders to conduct further due diligence on NB&T Financial, including loan file review and meetings with NB&T Financial’s management.

On June 2, 2014, at the board’s direction, KBW contacted each of the three bidders and informed them of the board’s decision to invite such bidder to conduct further due diligence. KBW requested each of the three companies to provide a list of additional due diligence items. KBW also informed each company they would have an opportunity to conduct interviews with select members of management. A final due date for revised letters of interest was set for June 27, 2014.

Once each company submitted its additional due diligence request list, NB&T Financial’s management team began gathering documents and populating folders within the virtual data room specific to each company addressing the requested items. In addition, each company was provided remote, electronic access to NB&T Financial’s loan documents. Each company continued to conduct electronic due diligence up to the revised bid date of June 27, 2014.

On June 10, 2014, NB&T Financial’s management, along with KBW, met off-site with management of one of the final three bidders. This meeting addressed the various operating units of NB&T Financial and how policies, procedures and infrastructure could come together in the event of a possible acquisition.

On June 12, 2014, management of NB&T Financial and Peoples met off-site with KBW in attendance. These discussions centered around possible synergies between the various units of Peoples and NB&T Financial.

On June 13, 2014, management of NB&T Financial and KBW met off-site with the third potential bidder. Similar to the meeting with other bidders, this meeting focused on how the various operating units, policies, procedures and infrastructure of NB&T and the bidder could come together.

At its meeting on June 17, 2014, the board discussed the upcoming meetings of the directors with each of the three final bidders, at which time each bidder would describe itself and why NB&T Financial should pursue a transaction with such bidder. KBW updated the board on the status of diligence that had been conducted to date by the three parties, and Mr. Limbert and Craig F. Fortin, NB&T Financial’s Chief Financial Officer, gave their impressions of the diligence that had been conducted so far. The meeting concluded with KBW discussing the potential steps of the process going forward, including NB&T Financial selecting a final bidder, negotiating an agreement and conducting reverse due diligence on the buyer.

On June 18, 2014, NB&T Financial’s management and KBW held a follow up meeting off-site with management of one of the bidders. The purpose of this meeting was for the potential bidder to become better familiar with the NB&T Financial’s management and determine their strengths and weaknesses should they be the winning bidder. Additionally, NB&T Financial wanted to learn more about the possible acquisition candidate and its business.

On June 23, 2014, the board of directors had separate meetings off-site with representatives of each of the three companies that had conducted on-site due diligence. Representatives of KBW and Vorys were also present. Each company, including Peoples, provided information about the company as well as its plans for the combined company after the consummation of the proposed merger. The directors, KBW and Vorys asked questions and received answers. Each of the prospective buyers indicated that it would submit its final indication of interest within a few days of the meeting. During Peoples’ presentation, Peoples and the directors discussed Peoples’ plans to sell common shares to raise capital in order to fund the cash portion of the proposed merger consideration. Each of the three companies submitted final indications of interest to KBW on June 27, 2014, which were forwarded to the directors of NB&T Financial.

The directors considered that the three indications of interest had much in common, as discussed above, and all three potential buyers offered certain similar advantages to the NB&T Financial shareholders, including increased stock liquidity and a buyer with sufficient size to better bear the costs of increasing regulatory burdens. The proposed cash-out of all unexercised stock options was included in all three indications of interest and was consistent with the provisions of the option awards providing that all unvested options would immediately vest upon a change in control of NB&T Financial. Moreover, the cashing out of options was administratively easier for the acquiring company than paying the value of the options in a combination of stock and cash.

The board next met on July 2, 2014. After reviewing its fiduciary duties to the shareholders, the board reviewed, considered and discussed whether the directors still believed it was in the best interests of NB&T Financial and its shareholders to continue to pursue a sale of the company. They discussed the various obstacles to staying independent and to future growth, and the return that could be provided to the shareholders from remaining independent compared to the return from a sale of the company. After concluding that a sale was in the best interests of the shareholders, KBW reviewed with the board each of the final indications of interest. The directors discussed at length the details of each proposal, including, among other things, the price and form of consideration, conditions to closing, liquidity of bidder stock, financial performance of the bidders and analysts’ reviews, expectations for future price increases in bidder stock, likelihood of obtaining regulatory approval for the transaction, and the experience and thoughts of management and directors on each of the bidders.

All three indications of interest contemplated a merger of NB&T Financial into the buyer followed by the merger of NBTC into the buyer’s subsidiary bank, as well as:

•	merger consideration in the form of a number of shares of the buyer’s stock and an amount of cash for each common share of NB&T Financial that would be fixed at the time of signing the merger agreement, based on the market price of the buyer’s stock during a period immediately before signing the merger agreement;

•	a termination fee payable by NB&T Financial to the buyer equal to 4% of the aggregate consideration if NB&T Financial were to terminate the agreement in order to accept a competing proposal;

•	cashing out all NB&T Financial stock options unexercised at the time of closing;

•	honoring all existing employment agreements;

•	NB&T Financial employees who continue as employees with the buyer after the closing being provided the same benefits as provided to the buyer’s employees, with credit given for the time during which the employees were employed by NB&T Financial;

•	a severance payment to each NB&T Financial employee who does not have an existing employment agreement and who is terminated in connection with the merger, in an amount equal to two weeks’ base compensation for each full year of service with NB&T Financial, subject to a minimum severance of four weeks’ base compensation and a maximum severance of 26 weeks’ base compensation; and

•	“tail” liability insurance coverage for directors and officers of NB&T Financial for six years following the Merger.

The Peoples indication of interest also provided for:

•	a purchase price of $31.00 per NB&T Financial common share, composed of 75% Peoples’ common stock and 25% cash, with an aggregate purchase price, including the cashing out of options, of $109,222,000;

•	annual contributions to charitable organizations in NB&T Financial’s market area for the three years after the Merger equal to 150% of the average annual contributions made by NB&T Financial during the three years prior to the Merger;

•	an agreement to assist with the liquidity of Peoples’ common stock following the merger, through either block trades or an equity distribution program;

•	the completion by Peoples of a private placement of common equity prior to the execution of a definitive merger agreement in order to fund the cash portion of the merger consideration; and

•	the offering of two seats on the board of directors of Peoples to directors of NB&T Financial.

The indication of interest from another company (“Company A”) included:

•	a purchase price of $30.50 per NB&T Financial share, composed of 75% Company A’s common stock and 25% cash, with an aggregate purchase price, including the cashing out of options, of $107,380,000;

•	the right of NB&T to terminate the merger agreement if the market price of Company A’s common stock were to fall to a specified extent between execution of the merger agreement and closing of the merger;

•	the consideration of retention bonuses for certain key NB&T Financial employees through the date of the system conversion following the merger;

•	outplacement assistance for NB&T Financial employees not offered positions with Company A;

•	the offering of one seat on the board of directors of Company A to a director of NB&T Financial; and

•	the establishment of an advisory board for all interested NB&T Financial directors and one of its executive officers for one year following the closing of the Merger.

The indication of interest from the second alternative company (“Company B”) included:

•	a purchase price of $30.00 per NB&T Financial share, composed of 85% Company B’s common stock and 15% cash, with an aggregate purchase price, including the cashing out of options, of $105,537,000;

•	the right of NB&T to terminate the merger agreement if the market price of the Company’s common stock were to fall to a specified extent between execution of the merger agreement and closing of the merger;

•	the consideration of retention bonuses for certain key NB&T Financial employees through the date of the system conversion following the merger;

•	outplacement assistance for NB&T Financial employees not offered positions with Company B;

•	the establishment of an advisory board for all interested NB&T Financial directors for one year following the closing of the merger; and

•	the expectation that two or three offices of NB&T Financial would be merged with offices of Company B.

The above described terms constitute all of the material terms of each of the indications of interest as of June 27, 2014.

The board considered that, although the value of the consideration offered in the indications of interest would range from $30.00 to $31.00, at the time of receipt of revised indications of interest on June 27, 2014, the implied market value of the consideration would fluctuate between deciding to move ahead with a select company, the signing of the merger agreement and ultimately the closing of the transaction due to changes in the market price of the buyer’s stock between signing and closing. An average market price for each company would ultimately be used to set the exchange ratio at the time of signing the definitive merger agreement. Thus, anticipated changes in the price of each bidder’s stock between signing and closing, as well as expectations of performance after the closing, were important considerations for the directors in determining which of the three proposals represented the best transaction.

The directors further considered, though, that there were certain advantages to the Peoples proposal over the other two, in addition to the higher price at the time of signing the definitive agreement. Such advantages included:

•	a belief that Peoples’ common stock was likely to increase in value to a greater extent than the stock of the other two potential buyers;

•	an expectation that Peoples would not close offices of NB&T Financial in the near term after the merger closing; and

•	the commitment of Peoples to supporting the communities in which NB&T Financial has operated.

The board believed that Peoples’ common stock was likely to increase in value to a greater extent than the stock of the other two potential buyers based on a comparison of the financial performance of the three companies, their stock prices at that time and expectations of the future prices of their stock published by multiple stock research firms. The directors also believed that Peoples would agree to some of the provisions in the indications of interest of the other two potential buyers that were not mentioned in Peoples’ proposal, including the provision of retention bonuses and a termination right for NB&T Financial in the event of a substantial drop in the market price of Peoples common stock between execution of the merger agreement and the closing.

The Board did not advise any of the potential buyers of the material terms of the other indications of interest. Neither Company A nor Company B was given an opportunity to increase its proposed merger consideration as they were told that their final indications of interest must include their best offers.

Following this discussion, the directors unanimously decided to negotiate a transaction with Peoples. Later that day, at the board’s direction, KBW informed Peoples that NB&T Financial’s board had selected it as the successful bidder and informed the others they had not been selected. Additionally, KBW requested that Peoples begin drafting the definitive merger agreement.

On July 3, 2014, on behalf of NB&T Financial, KBW submitted to Peoples a list of documents requested by NB&T Financial as part of NB&T Financial’s diligence. Documents provided by Peoples were reviewed, and on July 8, 2014, management of NB&T Financial, KBW and Vorys met with management of Peoples at Peoples’ main office to review documents and obtain additional information. Between July 8, 2014 and the signing of the Merger Agreement, Raymond James and KBW continued to have discussions surrounding the status of Peoples’ proposed private placement capital raise. On July 11, 2014, as part of its regular executive management committee meeting, management discussed their due diligence review and noted no significant concerns.

The board met next on July 15, 2014, with KBW and Vorys present by phone. Management, KBW and Vorys updated the directors on the status of negotiations with Peoples and the proposed timing of signing the definitive agreement.

On July 16, 2014, Dinsmore & Shohl LLP (“Dinsmore”), counsel for Peoples, sent to Vorys an initial draft of the proposed merger agreement. Between July 16 and July 22, 2014, management, Vorys and KBW reviewed and discussed the draft agreement. On July 22, 2014, Vorys provided a revised merger agreement to management of NB&T Financial, which distributed it to the directors.

On July 23, 2014, legal counsel for NB&T Financial and Peoples discussed what appeared to be the larger issues still to be addressed in the merger agreement, including employee retention bonuses pending closing and conversion, post-closing employee benefits and severance and certain covenants and representations of the parties. NB&T Financial and Peoples agreed on the importance of retention bonuses in order to encourage key personnel of NB&T Financial to remain employed with NB&T Financial and then Peoples through the merger and the integration of NB&T Financial’s systems into Peoples’ systems. In addition, the details of terminating NB&T Financial’s employee benefit plans and the coverage of NB&T Financial employees and covered retirees under Peoples’ benefit plans required discussion in the Merger Agreement in order to ensure a smooth transition and fair treatment of such persons and to be able to explain the benefits to them after announcement of the merger. NB&T Financial’s directors are permitted by Ohio law to consider the interests of NB&T Financial’s employees and other constituencies in negotiating the terms of a merger. The benefits to be provided to NB&T Financial’s employees after the merger would be important in retaining employees for the benefit of the resulting company and its shareholders. It was also important for obtaining the votes of employees on the transaction, as employee are also shareholders. The directors also recognized the importance of having NB&T Financial director representation on the Board of Directors of Peoples in order to provide insight into the market areas served by NB&T Financial, in which Peoples did not have any presence, and to provide employees and customers of NB&T Financial some assurance that their interests would be represented on the board of directors of Peoples after the closing of the Merger. Later that day, Vorys sent a revised merger agreement to Peoples.

On July 25, 2014, executives of Peoples and NB&T Financial met in Columbus, Ohio to discuss potential personnel alignments following a transaction. They also discussed briefly the private placement that Peoples would be undertaking to raise capital to pay the cash portion of the purchase price for NB&T Financial.

On July 28, 2014, Dinsmore returned to Vorys a further revised merger agreement, which was forwarded to the directors and management of NB&T Financial.

The board met again on July 29, 2014 to discuss the status of the negotiation of the merger agreement. Vorys reviewed the current draft with the directors and summarized the remaining substantive issues, which included the appointment of directors to Peoples’ board, and the potential advisability of an advisory board. The board then set a meeting date on August 4, 2014 to review and approve the merger agreement.

On July 30 and 31, 2014, Vorys and Dinsmore discussed remaining questions and differences in the drafts provided by each party to the merger agreement. These included, along with other undisputed drafting matters, revisions with respect to the Peoples capital raise, third-party agreements of each party, the payment of dividends on NB&T Financial common shares before closing, and the ability of Peoples to close the transaction without the proposed capital raise. Counsel for both parties also continued to negotiate various changes with respect to employee benefits following the proposed merger. Dinsmore sent a revised version of the merger agreement to Vorys and NB&T Financial on July 31, 2014.

Between July 8, 2014, and August 1, 2014, at NB&T Financial’s direction, KBW discussed with Raymond James NB&T Financial’s right to terminate the merger agreement if the market price of Peoples’ common shares decreased a certain extent prior to closing and Peoples did not increase the exchange ratio. The market price of Peoples common shares had fallen during the period during which the exchange ratio would be set. NB&T Financial wanted the right to terminate with a smaller decrease in Peoples’ stock price between signing and closing, to which Peoples agreed on August 1, 2014.

On August 1, 2014, Raymond James provided to KBW, which KBW forwarded to NB&T Financial and Vorys, materials regarding Peoples’ capital raise. Between August 2 and August 4, 2014, Vorys provided to Dinsmore revised versions of NB&T Financial’s disclosure schedule.

On August 4, 2014, the board of NB&T Financial met with Vorys and KBW to consider the proposed definitive merger agreement. Vorys reported to the board on the status of People’s private placement to raise capital for the cash portion of the proposed purchase price, including the substance of the private placement documents and the offering price per share. KBW also reported on the status of the private placement.

The directors then reviewed, considered and discussed in detail the proposed definitive agreement. Among the items discussed were the financial terms, the limitations on alternative acquisition proposals following signing the agreement, termination provisions and when a termination fee would be payable. Management then updated the board on due diligence that had been conducted on Peoples by NB&T Financial.

At this meeting, KBW reviewed the financial aspects of the proposed merger and verbally rendered to the board an opinion (which was confirmed later that day by a written opinion dated August 4, 2014) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of NB&T Financial common shares. See “THE MERGER—Opinion of NB&T Financial’s Financial Advisor” on page 55.

KBW was then excused from the meeting and the directors proceeded to discuss the merger agreement. The directors proceeded to discuss those considerations that they believed to be necessary or appropriate to enable the board to reach an informed decision as to the fairness and advisability of the merger, including various considerations that it believed supported a decision to approve the merger agreement and recommend its adoption to NB&T Financial’s shareholders, as well as a number of negative considerations. These considerations are discussed below under the heading “THE MERGER—NB&T Financial’s Reasons for the Merger” on page 54. The directors then unanimously determined that the terms of the merger agreement, including the consideration to be paid to NB&T Financial shareholders pursuant to the merger, were fair to, and the merger was advisable and in the best interests of, NB&T Financial and its shareholders.

The board unanimously adopted and approved the Merger Agreement, authorized Mr. Limbert to execute and deliver it, and directed that the Merger Agreement be submitted for consideration and adoption and approval by NB&T Financial’s shareholders at a special meeting. Following the board meeting, NB&T Financial and Peoples finalized, executed and delivered copies of the Merger Agreement. Additionally, the members of NB&T Financial’s board of directors signed a voting agreement obligating them to vote their shares in favor of the adoption of the Merger Agreement. The form of voting agreement is attached as Exhibit A to the Merger Agreement, which is included as Annex A to this joint proxy statement/prospectus. The parties issued a joint press release announcing the Merger following the close of the market on August 4, 2014, and filed Forms 8-K disclosing the Merger Agreement and its terms.

NB&T Financial’s Reasons for the Merger

NB&T Financial’s board of directors determined that the Merger and the merger consideration were in the best interests of NB&T Financial and its shareholders and recommends that NB&T Financial shareholders vote in favor of the approval and adoption of the Merger Agreement.

In its deliberations and in making its determination, NB&T Financial’s board of directors considered many factors, including, without limitation, the following:

•	the form and amount of the merger consideration and the other terms of the Merger Agreement;

•	the expectation that the combined company will create a company with sufficient size and scale to more efficiently compete in a highly-competitive industry;

•	the combined company’s potential to increase shareholder value and to create opportunities for enhanced earnings and potential dividends;

•	the increased liquidity for NB&T Financial’s shareholders;

•	the current and prospective business and economic environments in which NB&T Financial and Peoples operate, including local and regional economic conditions;

•	the continuing consolidation in the financial services industry;

•	the increased regulatory burdens on financial institutions;

•	uncertainties in the regulatory and economic climate going forward;

•	the compatibility of NB&T Financial’s and Peoples’ core philosophies and the similarities between the markets served by each of NB&T Financial and Peoples;

•	the business, earnings, operations, financial condition, management prospects, capital levels and asset quality of each of NB&T Financial and Peoples;

•	KBW’s financial presentation, dated August 4, 2014, to the board and the opinion of KBW, dated August 4, 2014, to the board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration in the Merger to be received by the holders of NB&T Financial common shares;

•	the form and amount of merger consideration, and the ability of NB&T Financial’s shareholders to participate in the future performance of the combined company;

•	the belief by NB&T Financial’s board that Peoples is a high-quality financial services company with a compatible business culture and similar approach to customer service and increasing shareholder value;

•	the belief of NB&T Financial’s board that Peoples shares NB&T Financial’s commitment to supporting NB&T Financial’s local communities and developing local economies;

•	the increased lending opportunities in the communities served by NB&T Financial as a result of the combined banks’ increased lending limits;

•	the direct representation of NB&T Financial on the board of Peoples, which will help ensure the integration of the combined company into the communities served by NB&T Financial;

•	economies of scale with respect to overhead and operating expenses of the combined company;

•	the effect of the Merger on NB&T Financial’s employees, including the prospects for continued employment and the other benefits agreed to be provided by Peoples to NB&T Financial’s employees;

•	Peoples’ plan to retain many of NB&T Financial’s employees, enabling NB&T Financial’s customers to continue to interact with many of the same employees after the Merger; and

•	the effect of the Merger on NB&T Financial’s customers and the communities in which they conduct business.

The following negative factors were also considered:

•	Peoples pays a lower dividend rate;

•	there is no assurance that all conditions to closing will be satisfied, including the risks of failure to get regulatory or shareholder approval by either NB&T Financial or Peoples;

•	NB&T Financial will lose the autonomy associated with being an independent financial institution; and

•	NB&T Financial’s customers may be hesitant to bank with a larger financial institution.

The above discussion of the information and factors considered by NB&T Financial’s board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the NB&T Financial shareholders vote to approve the Merger Agreement. The NB&T Financial board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to each factor.

Recommendation of the NB&T Financial Board of Directors

The board of directors of NB&T Financial unanimously approved the Merger Agreement. The board of directors of NB&T Financial believes that the Merger is in the best interests of NB&T Financial and its shareholders, and, as a result, the directors unanimously recommend that NB&T Financial shareholders vote “FOR” the adoption and approval of the Merger Agreement.

Opinion of NB&T Financial’s Financial Advisor

NB&T Financial engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to NB&T Financial, including an opinion to the NB&T Financial board of directors as to the fairness, from a financial point of view, to the holders of NB&T Financial common shares, of the merger consideration in the proposed merger of NB&T Financial with and into Peoples. NB&T Financial selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and familiarity with NB&T Financial. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the NB&T Financial board held on August 4, 2014, at which the NB&T Financial board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of NB&T Financial common shares. The NB&T Financial board approved the Merger Agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion. KBW has consented to the inclusion of its opinion letter as Annex C to this joint proxy statement/prospectus.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the NB&T Financial board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the Merger to the holders of NB&T Financial common shares. It did not address the underlying business decision of NB&T Financial to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the NB&T Financial board in connection with the Merger, and it does not constitute a recommendation to any holder of NB&T Financial common shares or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Merger.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating conditions of NB&T Financial and Peoples and the Merger, including, among other things:

•	a draft, dated August 1, 2014, of the merger agreement (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of NB&T Financial;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Peoples;

•	the unaudited quarterly financial statements and quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2014 of NB&T Financial and quarterly results for June 30, 2014;

•	the unaudited quarterly financial statements and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014 of Peoples and quarterly results for June 30, 2014;

•	certain regulatory filings of NB&T Financial and Peoples, including the quarterly call reports filed with respect to each quarter during the three-year period ended June 30, 2014;

•	certain other interim reports and other communications of NB&T Financial and Peoples to their respective shareholders; and

•	other financial information concerning the businesses and operations of NB&T Financial and Peoples furnished to KBW by NB&T Financial and Peoples or which KBW was were otherwise directed to use for purposes of KBW’s analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of NB&T Financial and Peoples;

•	the assets and liabilities of NB&T Financial and Peoples;

•	the nature and terms of certain other mergers and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for NB&T Financial and Peoples with similar information for certain other companies the securities of which are publicly traded;

•	financial and operating forecasts and projections of NB&T Financial that were prepared by NB&T Financial management, provided to and discussed with KBW by such management and used and relied upon by KBW at the direction of such management with the consent of the NB&T Financial board;

•	publicly available consensus “street estimates” of Peoples for 2014 and 2015 (which estimates reflected the pro forma impact of the pending North Akron acquisition and the then pending Ohio Heritage acquisition), as well as assumed long term growth rates based thereon, all of which information was discussed with KBW by Peoples management and used and relied on by KBW at the direction of such management with the consent of the NB&T Financial board;

•	projected balance sheet and capital data of Peoples (giving effect to each of the pending North Akron acquisition and the then pending Ohio Heritage acquisition) that were reviewed by, and discussed with KBW by, Peoples management, and that were used and relied upon by KBW at the direction of such management with the consent of the NB&T Financial board; and

•	estimates regarding certain pro forma financial effects of the merger on Peoples (including, without limitation, the cost savings, revenue enhancements and related expenses expected to result from the merger) that were prepared by or reviewed by Peoples management and/or discussed by Peoples management with KBW and used and relied upon by KBW at the direction of such management with the consent of the NB&T Financial board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of NB&T Financial and Peoples regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by NB&T Financial, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with NB&T Financial.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of NB&T Financial as to the reasonableness and achievability of the financial and operating forecasts and projections of NB&T Financial (and the assumptions and bases therefor) that were prepared by NB&T Financial management and provided to and discussed with KBW by such management. KBW assumed, with the consent of NB&T Financial, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of NB&T Financial management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of NB&T Financial, upon management of Peoples as to the reasonableness and achievability (i) the publicly available consensus “street estimates” of Peoples (including the assumed long term growth rates based thereon), (ii) the projected balance sheet and capital data of Peoples (giving effect to each of the North Akron acquisition and the Ohio Heritage acquisition) that were reviewed by, and discussed with KBW by, such management, and (iii) the estimates regarding certain pro forma financial effects of the Merger on Peoples that were prepared by or reviewed by Peoples management, and/or discussed by Peoples management with KBW and provided to and discussed with KBW by such management (and the assumptions and bases therefor, including but not limited to the cost savings, revenue enhancements and related expenses expected to result from the merger). KBW assumed, with the consent of NB&T Financial, that all such information was consistent with (in the case of Peoples “street estimates”), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of Peoples management and that such forecasts, estimates and projected data reflected in such information would be realized in the amounts and in the time periods estimated. KBW expressed no view or opinion as to the North Akron acquisition or the Ohio Heritage acquisition (or any terms, aspects or implications of either such transaction) and assumed, with the consent of NB&T Financial, that each such acquisition (including the subsidiary merger related to each acquisition) would be consummated as described to KBW by Peoples management in the third and fourth quarters of 2014, respectively. For purposes of KBW’s opinion and at the direction of the NB&T Financial board, KBW assumed the occurrence in all material respects of the issuances of approximately 2,100,000 Peoples common shares in the pending North Akron acquisition and the then pending Ohio Heritage acquisition and approximately 1,800,000 Peoples common shares in the then pending private placement that occurred in August 2014, which issuances are referred to collectively in this section as the Peoples equity issuances.

It is understood that, other than the publicly available consensus “street estimates” of Peoples that KBW was directed to use, the forecasts, projections and estimates of NB&T Financial and Peoples referred to above were not prepared with the expectation of public disclosure, and that such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of Peoples that KBW was directed to use, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective management teams of NB&T Financial and Peoples, and at the direction of such managements and with the consent of the NB&T Financial board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either NB&T Financial or Peoples since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with NB&T Financial’s consent, that the aggregate allowances for loan and lease losses for NB&T Financial and Peoples were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of NB&T Financial or Peoples, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of NB&T Financial or Peoples under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the Merger would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the latest draft of the merger agreement that had been reviewed by KBW) with no additional payments or adjustments to the merger consideration;

•	that any related transactions (including the subsidiary bank merger and the Peoples equity issuances) would be substantially completed in accordance with the terms set forth in or as contemplated by the Merger Agreement or as otherwise described to KBW by representatives of NB&T Financial and Peoples and that the pending North Akron acquisition and the Ohio Heritage acquisition would be completed as described to KBW by representatives of Peoples;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger, any related transaction, or Peoples’ pending North Akron acquisition and Ohio Heritage acquisition, and that all conditions to the completion of the Merger and any related transaction would be satisfied without any waivers or modifications to the Merger Agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of NB&T Financial, Peoples, the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

KBW assumed that the Merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that NB&T Financial relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to NB&T Financial, Peoples, the Merger, any related transactions (including the subsidiary bank merger and the Peoples equity issuances) and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration in the Merger to the holders of NB&T Financial common shares. KBW expressed no view or opinion as to any terms or other aspects of the Merger or any related transaction (including the subsidiary bank merger and the Peoples equity issuances), including without limitation, the form or structure of the Merger (including the form of merger consideration or the allocation of the merger consideration among cash and stock) or any related transaction, any consequences of the Merger or any related transaction to NB&T Financial, its shareholders, creditors or otherwise, or any terms, aspects or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. KBW expressed no view or opinion herein as to either the North Akron acquisition or the Ohio Heritage acquisition, including without limitation any direct or indirect consequence or impact of either the consummation of any one or both acquisitions (further to either of their publicly announced terms (including anticipated timing) or otherwise) or, alternatively, the failure to consummate any one or both such acquisitions, on NB&T Financial, Peoples, the holders of NB&T Financial common shares or Peoples common shares, the Merger (including any term or aspect thereof) or any related transaction, or the prices, trading range or volume of NB&T Financial common shares or Peoples common shares. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of NB&T Financial to engage in the Merger or enter into the Merger Agreement;

•	the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by NB&T Financial or the NB&T Financial board;

•	the fairness of the amount or nature of any compensation to any of NB&T Financial’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of NB&T Financial common shares;

•	the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of NB&T Financial other than NB&T Financial common shares (solely with respect to the merger consideration, as described in the opinion and not relative to the consideration to be received by any other class) or of any class of securities of Peoples or any other party to any transaction contemplated by the Merger Agreement;

•	any adjustments (as provided in the merger agreement) to the amount of cash consideration or stock consideration contemplated by the opinion;

•	whether Peoples has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of NB&T Financial common shares at the closing of the Merger;

•	the actual value of Peoples common shares to be issued in the Merger;

•	the prices, trading range or volume at which NB&T Financial common shares or Peoples common shares would trade following the public announcement of the Merger or the prices, trading range or volume at which Peoples common shares will trade following the consummation of the Merger;

•	any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Merger Agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to NB&T Financial, Peoples, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the subsidiary bank merger and the Peoples equity issuances), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, NB&T Financial and Peoples. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the NB&T Financial board in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the NB&T Financial board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between NB&T Financial and Peoples and the decision to enter into the Merger Agreement was solely that of the NB&T Financial board.

The following is a summary of the material financial analyses presented by KBW to the NB&T Financial board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the NB&T Financial board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of its analyses, KBW utilized an implied merger consideration value of $29.65 per NB&T Financial common share, consisting of (i) $7.75 per share in cash and (ii) the implied value of 0.9319 of a Peoples common share to be exchanged for each NB&T Financial common share based on the closing price of Peoples common shares on August 1, 2014 of $23.50.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of NB&T Financial to 25 selected publicly traded banks and thrifts located in the Midwest with total assets between $500 million and $800 million and nonperforming assets / assets ratios less than 3.0%. The selected companies included:

Kentucky Bancshares, Inc.	IF Bancorp, Inc.
NorthWest Indiana Bancorp	Keweenaw Financial Corporation
First Savings Financial Group, Inc.	Brotherhood Bancshares, Inc.
PSB Holdings, Inc.	United Bancshares, Inc.
Middlefield Banc Corp.	Citizens Community Bancorp, Inc.
Two Rivers Financial Group, Inc.	Westbury Bancorp, Inc.
SB Financial Group, Inc.	Southern Michigan Bancorp, Inc.
First Clover Leaf Financial Corp.	Citizens National Corporation
NI Bancshares Corporation CSB Bancorp, Inc. Blackhawk Bancorp, Inc. Cheviot Financial Corp. Mackinac Financial Corporation	Cortland Bancorp La Porte Bancorp, Inc. ChoiceOne Financial Services, Inc. F.S. Bancorp

To perform this analysis, KBW used last-twelve-months (“LTM”) profitability data and other financial information as of March 31, 2014 (or, in the case of NB&T Financial, Middlefield Banc Corp., CSB Bancorp, Inc. and Southern Michigan Bancorp, Inc., as of June 30, 2014 to the extent publicly available) and market price information as of August 1, 2014. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in NB&T Financial’s historical financial statements, or the data presented under the section “Opinion of Peoples’ Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance and financial condition of NB&T Financial and the selected companies:

		Selected Companies
		Top		Bottom
	NB&T	Quartile	Median	Quartile	Average
Operating Return on Assets	0.69%	1.01%	0.76%	0.47%	0.64%
Operating Return on Equity	6.56%	8.77%	8.01%	4.17%	6.36%
Net Interest Margin	3.41%	3.84%	3.57%	3.32%	3.53%
Efficiency Ratio	75.69%	65.95%	71.25%	74.96%	72.96%
Tangible Common Equity/Tangible Assets	10.27%	10.21%	9.08%	8.12%	9.62%
Tier 1 Capital Ratio	18.39%	16.28%	13.86%	12.68%	15.19%
Total Capital Ratio	18.41%	18.10%	15.12%	14.09%	16.43%
Loans/Deposits	69.65%	85.28%	76.84%	71.56%	78.34%
Loan Loss Reserves/Loans	0.95%	1.47%	1.38%	1.23%	1.41%
Texas Ratio	11.31%	15.41%	18.49%	23.11%	19.08%
Nonperforming Assets/Assets	1.23%	1.49%	1.91%	2.15%	1.83%
Net Charge-Offs/Average Loans	0.96%	0.15%	0.25%	0.44%	0.36%

Note: Texas ratio equal to (NPAs / Loans 90 Days Past Due) / (Tangible Common Equity + Loan Loss Reserves) adjusted for covered loans.

KBW’s analysis also showed, among other things, the following concerning the market performance of NB&T Financial and the selected companies (excluding the impact of certain selected company LTM earnings per share (“EPS”) multiples considered to be not meaningful because they were either below 0.0x or greater than 30.0x):

		Selected Companies
		Top		Bottom
	NB&T	Quartile	Median	Quartile	Average
Stock Price/Book Value per Share	0.99x	1.01x	0.87x	0.78x	0.88x
Stock Price/Tangible Book Value Per Share	1.06x	1.10x	1.01x	0.91x	0.99x
Stock Price/ LTM EPS	15.69x	12.42x	11.06x	10.03x	12.48x
Core Deposit Premium	0.73%	1.22%	0.33%	-1.52%	-0.10%
1-Year Price Change	-3.61%	13.83%	8.97%	3.88%	12.06%
YTD Price Change	6.31%	18.06%	8.10%	1.24%	10.01%
Dividend Yield	5.84%	2.85%	1.87%	1.38%	1.95%
LTM Dividend Payout	91.60%	35.92%	23.53%	14.67%	26.19%

Using publicly available information, KBW then compared the financial performance, financial condition and market performance of Peoples to 26 selected publicly traded banks and thrifts located in the Midwest with total assets between $1.0 billion and $3.0 billion, nonperforming assets / assets ratios less than 3.0%, and operating returns on assets greater than 0.5%. The selected companies included:

Mercantile Bank Corporation	First Mid-Illinois Bancshares, Inc.
MainSource Financial Group, Inc.	Alerus Financial Corporation
QCR Holdings, Inc.	Isabella Bank Corporation
Stock Yards Bancorp, Inc.	West Bancorporation, Inc.
Hills Bancorporation	MutualFirst Financial, Inc.
First Defiance Financial Corp.	Merchants Financial Group, Inc.
German American Bancorp, Inc.	Security National Corporation
Dacotah Banks, Inc.	First Business Financial Services, Inc.
Meta Financial Group, Inc.	HF Financial Corp.
Bank of Kentucky Financial Corporation	LNB Bancorp, Inc.
Horizon Bancorp	First Citizens Banc Corp
MidWestOne Financial Group, Inc.	LCNB Corp.
STAR Financial Group, Inc.	Farmers National Banc Corp.

To perform this analysis, KBW used LTM profitability data and other financial information as of March 31, 2014 (or, in the case of Peoples, Mercantile Bank Corporation, MainSource Financial Group, Inc., Stock Yards Bancorp, Inc., First Defiance Financial Corp., Bank of Kentucky Financial Corporation, Alerus Financial Corporation, MutualFirst Financial, Inc., First Citizens Banc Corp and LCNB Corp., as of June 30, 2014 to the extent publicly available) and market price information as of August 1, 2014. 2014 and 2015 earnings estimates for Peoples and the selected companies were taken from a nationally recognized earnings estimate consolidator. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Peoples’ historical financial statements, or the data presented under the section “Opinion of Peoples’ Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance and financial condition of Peoples and the selected companies:

		Selected Companies
		Top		Bottom
	Peoples	Quartile	Median	Quartile	Average
Operating Return on Assets	0.79%	1.09%	0.92%	0.78%	0.93%
Operating Return on Equity	7.04%	10.89%	9.68%	7.84%	9.69%
Net Interest Margin	3.34%	3.73%	3.57%	3.30%	3.47%
Efficiency Ratio	70.08%	60.02%	66.33%	72.77%	66.35%
Tangible Common Equity/Tangible Assets	8.06%	9.52%	8.72%	7.65%	8.42%
Tier 1 Capital Ratio	12.33%	14.36%	12.90%	12.14%	13.55%
Total Capital Ratio	13.65%	15.60%	13.98%	13.41%	14.77%
Loans/Deposits	79.64%	89.17%	82.99%	76.40%	81.07%
Loan Loss Reserves/Loans	1.31%	1.59%	1.41%	1.29%	1.43%
Texas Ratio	6.27%	7.82%	13.20%	18.55%	14.00%
Nonperforming Assets/Assets	0.51%	0.85%	1.19%	1.70%	1.27%
Net Charge-Offs/Average Loans	-0.13%	0.05%	0.16%	0.30%	0.19%

Note: Texas ratio equal to (NPAs / Loans 90 Days Past Due) / (Tangible Common Equity + Loan Loss Reserves) adjusted for covered loans.

KBW’s analysis also showed, among other things, the following concerning the market performance of Peoples and, to the extent publicly available, the selected companies:

		Selected Companies
		Top		Bottom
	Peoples	Quartile	Median	Quartile	Average
Stock Price/Book Value per Share	1.05x	1.43x	1.14x	1.02x	1.21x
Stock Price/Tangible Book Value Per Share	1.53x	1.54x	1.35x	1.17x	1.36x
Stock Price/ LTM EPS	16.10x	14.40x	12.97x	11.82x	13.02x
Stock Price/ 2014 EPS	12.61x	13.70%	12.98%	11.64%	12.69%
Stock Price/ 2015 EPS	10.55x	12.41%	11.89%	10.50%	11.56%
Core Deposit Premium	6.06%	6.75%	4.32%	2.27%	4.62%
1-Year Price Change	1.29%	26.14%	8.71%	-2.81%	11.22%
YTD Price Change	4.40%	12.50%	0.99%	-8.36%	2.79%
Dividend Yield	2.55%	2.64%	2.33%	1.64%	2.23%
LTM Dividend Payout	39.73%	31.41%	27.46%	21.94%	28.81%

No company used as a comparison in the above selected companies analysis is identical to NB&T Financial or Peoples. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 19 selected nationwide bank merger and acquisition transactions announced since January 1, 2012 in which the target had assets between $400 million and $900 million and nonperforming assets / assets ratios less than 2.0%. The selected transactions included:

Acquiror	Target
Old National Bancorp	Founders Financial Corporation
National Penn Bancshares, Inc.	TF Financial Corporation
CU Bancorp	1st Enterprise Bank
Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
IBERIABANK Corporation	Teche Holding Company
BancorpSouth, Inc.	Ouachita Bancshares Corp.
Banco de Sabadell, SA	JGB Bank, National Association
MVB Financial Corp.	CFG Community Bank
Stonegate Bank	Florida Shores Bancorp, Inc.
Wilshire Bancorp, Inc.	Saehan Bancorp
Heartland Financial USA, Inc.	Morrill Bancshares, Inc.
CBFH, Inc.	VB Texas, Inc.
SI Financial Group, Inc.	Newport Bancorp, Inc.
First Financial Bankshares, Inc.	Orange Savings Bank, SSB
Old Florida Bancshares, Inc.	New Traditions National Bank
F.N.B. Corporation	Annapolis Bancorp, Inc.
MidSouth Bancorp, Inc.	PSB Financial Corporation
First PacTrust Bancorp, Inc.	Private Bank of California
Provident New York Bancorp	Gotham Bank of New York

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following to the extent publicly available, in each case based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	book value per share of the acquired company;

•	tangible book value per share of the acquired company; and

•	LTM EPS of the acquired company.

The resulting transaction ratios for the selected transactions were compared with corresponding transaction ratios for the proposed merger based on the implied merger consideration value of $29.65 per NB&T Financial common share and using historical financial information for NB&T Financial as of June 30, 2014.

The results of the analysis are set forth in the following table (excluding the impact of certain selected transaction LTM EPS multiples considered to be not meaningful because they were either below 0.0x or greater than 70.0x):

		Selected Transactions
	Proposed	Top		Bottom
	Merger	Quartile	Median	Quartile	Average
Price / Book Value	143.4%	168.9%	139.4%	122.6%	145.0%
Price / Tangible Book Value	152.8%	172.3x	147.2%	124.9%	148.6%
Price/ LTM EPS	22.6x	19.0x	17.1x	14.8x	21.9x

KBW then reviewed publicly available information related to 12 selected Midwest bank merger and acquisition transactions announced since January 1, 2012 in which the target had assets between $250 million and $1.5 billion and nonperforming assets / assets ratios less than 3.0%. The selected transactions included:

Acquiror	Target
Old National Bancorp	Founders Financial Corporation
First Midwest Bancorp, Inc.	Great Lakes Financial Resources, Inc.
Simmons First National Corporation	Liberty Bancshares, Inc.
Peoples Bancorp Inc.	Ohio Heritage Bancorp, Inc.
Old National Bancorp	United Bancorp, Inc.
First Financial Bancorp.	First Bexley Bank
Old National Bancorp	Tower Financial Corporation
Mercantile Bank Corporation	Firstbank Corporation
Heartland Financial USA, Inc.	Morrill Bancshares, Inc.
CNB Financial Corporation	FC Banc Corp.
QCR Holdings, Inc.	Community National Bancorporation
Wintrust Financial Corporation	HPK Financial Corporation

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following to the extent publicly available, in each case based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	book value per share of the acquired company;

•	tangible book value per share of the acquired company; and

•	LTM EPS of the acquired company.

The resulting transaction ratios for the selected transactions were compared with corresponding transaction ratios for the proposed merger based on the implied merger consideration value of $29.65 per NB&T Financial common share and using historical financial information for NB&T Financial as of June 30, 2014.

The results of the analysis are set forth in the following table:

		Selected Transactions
	Proposed	Top		Bottom
	Merger	Quartile	Median	Quartile	Average
Price / Book Value	143.4%	190.0%	133.6%	112.9%	149.1%
Price / Tangible Book Value	152.8%	191.2%	153.2%	123.0%	157.3%
Price/ LTM EPS	22.6x	19.5x	15.2x	12.9x	16.8x

No company or transaction used as a comparison in the above selected transactions analysis is identical to NB&T Financial or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Peoples (giving effect to each of the pending North Akron acquisition and the then pending Ohio Heritage acquisition but excluding the effect of the private placement that occurred in August 2014 except as otherwise indicated) and NB&T Financial to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting or transaction adjustments. To perform this analysis, KBW used (i) projected balance sheet data for Peoples and NB&T Financial per Peoples and NB&T Financial managements, (ii) 2014 and 2015 net income consensus “street” estimates for Peoples and an assumed long term growth rate based thereon per Peoples management and (iii) financial forecasts and projections relating to the earnings of NB&T

Financial provided to KBW by NB&T Financial management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentage of NB&T Financial shareholders in the combined company both before and after giving effect to an illustrative $42.5 million August 2014 private placement based on the actual exchange ratio of the stock consideration in the proposed merger and also a hypothetical exchange ratio assuming 100% stock consideration:

NB&T Percentage
Total Assets	20.2%
Total Loans	19.8%
Total Deposits	21.9%
Total Common Equity	20.1%
Total Tangible Common Equity	26.8%
Total Tangible Common Equity (Post-Illustrative August 2014 Private Placement)	23.1%
2013 Actual Earnings	19.4%
2014 Estimated Earnings	20.2%
2015 Estimated Earnings	16.9%
2016 Estimated Earnings	16.9%
Market Capitalization as of 8/1/2014 close	21.5%
Market Capitalization as of 8/1/2014 close (Post-Illustrative August 2014 Private Placement)	16.7%
Ownership at Actual Exchange Ratio (Pre-Illustrative August 2014 Private Placement)	19.9%
Ownership at Actual Exchange Ratio (Post-Illustrative August 2014 Private Placement )	17.9%
Ownership Assuming 100% Stock Consideration (Pre-Illustrative August 2014 Private Placement)	25.4%
Ownership Assuming 100% Stock Consideration (Post-Illustrative August 2014 Private Placement)	23.0%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Peoples (giving effect to each of the pending North Akron acquisition and the then pending Ohio Heritage acquisition and also before and after giving effect to an illustrative $42.5 million August 2014 private placement) and NB&T Financial. Using closing balance sheet estimates as of December 31, 2014 for Peoples (before and after giving effect to an illustrative $42.5 million August 2014 private placement) and NB&T Financial per their respective managements, the 2015 consensus “street” earnings estimate for Peoples and an assumed long term growth rate based thereon per Peoples management, financial forecasts and projections relating to the earnings of NB&T Financial provided by NB&T Financial management and pro forma assumptions (including purchase accounting assumptions, cost savings and related expenses) provided by or derived from discussions with Peoples management, KBW analyzed the potential financial impact of the Merger on certain projected financial results. This analysis indicated that the merger could be accretive to Peoples’ 2015 and 2016 estimated EPS and dilutive to Peoples’ estimated closing book value per share and closing tangible book value per share as of December 31, 2014. Furthermore, the analysis indicated that, pro forma for the proposed merger, each of Peoples’ tangible common equity to tangible assets ratio, Tier 1 leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of December 31, 2014 could be lower. For all of the above analyses, the actual results achieved by Peoples following the Merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate ranges for the implied equity value of NB&T Financial. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of NB&T Financial prepared by and provided to KBW by NB&T Financial management, and assumed discount rates ranging from 12.0% to 16.0%. The ranges of values were determined by adding (1) the present value of the estimated free cash flows that NB&T Financial could generate over the period from fiscal years 2014 to 2019 as a standalone company and (2) the present value of NB&T Financial’s implied terminal value at the end of such period. KBW assumed that NB&T Financial would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. KBW derived implied terminal values using two methodologies, one based on 2020 earnings multiples and the other based on 2019 tangible book value multiples. Using implied terminal values for NB&T Financial calculated by applying a range of 10.0x to 14.0x estimated 2020 earnings, this discounted cash flow analysis resulted in a range of implied value per NB&T Financial common share of $17.22 to $24.36. Using implied terminal values for NB&T Financial calculated by applying a range of 1.00x to 1.40x estimated 2019 tangible book value, this discounted cash flow analysis resulted in a range of implied value per NB&T Financial common share of $16.40 to $22.95. The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of NB&T Financial.

Miscellaneous. KBW acted as financial advisor to NB&T Financial in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to existing sales and trading relationships between KBW and each of NB&T Financial and Peoples, KBW has from time to time, in the ordinary course of its business as a broker-dealer, purchased securities from, and sold securities to, NB&T Financial and Peoples. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of NB&T Financial and Peoples for its own account and for the accounts of its customers. Any KBW proprietary or employee positions in NB&T Financial and Peoples, as of the date of KBW’s opinion, were disclosed to NB&T Financial.

Pursuant to the KBW engagement agreement, NB&T Financial agreed to pay KBW a cash fee equal to 1.30% of the aggregate merger consideration, $25,000 of which became payable to KBW in connection with its engagement, $150,000 of which became payable to KBW upon the rendering of the opinion and the balance of which is contingent upon the consummation of the Merger. NB&T Financial also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to this present engagement, KBW has provided investment banking and financial advisory services to NB&T Financial in the past two years and received compensation for such services. KBW was engaged by NB&T Financial in October 2013 to provide financial advisory services in connection with a proposed acquisition by NB&T Financial that was not consummated. In the past two years, KBW has from time to time provided investment banking and financial advisory services to Peoples for which KBW did not receive compensation. Among such services were advisory services in connection with Peoples’ prior preliminary consideration of the acquisition of NB&T Financial, on which KBW ceased performing work in August 2013. Prior to the past two years, KBW was engaged by Peoples in May 2012 to provide financial advisory services in connection with another proposed acquisition by Peoples that was not consummated and received compensation for such services. KBW may in the future provide investment banking and financial advisory services to NB&T Financial or Peoples and receive compensation for such services.

Peoples’ Reasons for the Merger

Peoples believes that the Merger is in the best interests of Peoples and its shareholders. In reaching this determination, the Peoples board of directors consulted with its management, as well as its financial, accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:

•	the long-term interests of Peoples and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which Peoples operates;

•	the opportunity to acquire a bank with deep community banking relationships;

•	enhanced market share in Ohio with incremental high-quality, low-cost core deposits;

•	the market area in which NB&T Financial’s offices are located is a market in which Peoples would like to expand to;

•	the cost of acquiring NB&T Financial, its branch network and customer base is estimated to be equivalent to the cost of building new branch facilities, which would not provide any customers, revenue stream, employees or community goodwill;

•	Peoples believes it can realize cost savings and other benefits of size and operating efficiencies;

•	Peoples believes that the Merger should assist it in maintaining its status as an independent holding company and Peoples Bank as a community bank; and

•	the size and structure of the transaction allows Peoples to maintain its strong capital position and fund the cash portion of the transaction through current operations; additionally, the merged banks will also maintain a strong capital position allowing the organization to expand within its new markets.

The board of directors of Peoples also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of Peoples considered:

•	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of Peoples’ and NB&T Financial’s shareholders and other Merger related costs; and

•	the risks associated with combining the operations of NB&T Financial with Peoples’ existing operations, including difficulty in combining corporate, accounting, financial information and information systems.

The above discussion of the information and factors considered by Peoples’ board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve the Merger and to recommend that the Peoples shareholders approve the Merger Agreement. The board of directors of Peoples did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.

Recommendation of the Peoples Board of Directors

The board of directors of Peoples unanimously approved the Merger Agreement and the issuance of common shares in connection therewith. The board of directors of Peoples believes that the Merger and the common share issuance are in the best interests of Peoples and its shareholders, and, as a result, the directors unanimously recommend that Peoples shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the issuance of common shares.

Opinion of Peoples’ Financial Advisor

Peoples retained Raymond James as its financial advisor on June 2, 2014. Pursuant to that engagement, Peoples’ board of directors requested that Raymond James opine as to the fairness, from a financial point of view, to Peoples of the merger consideration to be paid by Peoples pursuant to the Merger Agreement.

At the request of Peoples’ board of directors, representatives of Raymond James rendered its opinion as to the fairness, as of August 4, 2014, from a financial point of view, to Peoples of the merger consideration to be paid by Peoples in the Merger pursuant to the Merger Agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex D to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Peoples common stock are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information of Peoples’ board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Merger and its opinion only addressed whether the merger consideration to be paid by Peoples in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Peoples. The opinion of Raymond James does not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the board or to any holder of Peoples common stock as to how the board, such stockholder or any other person should vote or otherwise act with respect to the Merger or any other matter. Raymond James does not express any opinion as to the likely trading range of Peoples’ common stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Peoples at that time.

In connection with its review of the proposed Merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the Merger Agreement;

•	reviewed certain information related to the historical, current and future operations, financial condition and prospects of NB&T Financial made available to Raymond James by Peoples, including, but not limited to, financial projections prepared by the management of Peoples relating to NB&T Financial for the periods ending December 31, 2019 as approved for Raymond James’s use by Peoples (the “Projections”);

•	reviewed NB&T Financial’s recent public filings and certain other publicly available information regarding NB&T Financial;

•	reviewed financial, operating and other information regarding NB&T Financial and the industry in which it operates;

•	reviewed the financial and operating performance of NB&T Financial and those of other selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•	reviewed the current and historical market prices for the common shares, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate; and

•	discussed with members of the senior management of the Company and NB&T Financial certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With Peoples’ consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Peoples, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of NB&T Financial. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses; accordingly, Raymond James assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Peoples’ consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Peoples and Raymond James relied upon Peoples to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Based upon the terms specified in the Merger Agreement, Raymond James assumed that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Raymond James relied upon and assumed, without independent verification, that the final form of the Merger Agreement would be substantially similar to the draft agreement reviewed by Raymond James in all respects material to its analysis, and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger, Peoples, or NB&T Financial that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger, or the availability or advisability of any alternatives to the Merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid by Peoples. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of Peoples’ board of directors to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Peoples, on the fact that Peoples was assisted by legal, accounting and tax advisors, and, with the consent of Peoples, relied upon and assumed the accuracy and completeness of the assessments by Peoples and its advisors, as to all legal, accounting and tax matters with respect to Peoples and the Merger.

In formulating its opinion, Raymond James considered only the merger consideration to be paid by Peoples, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NB&T Financial, or such class of persons, in connection with the Merger whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Peoples, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the Merger to any one class or group of Peoples’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Peoples’ or such other party’s security holders or other constituents. Raymond James expressed no opinion as to the impact of the Merger on the solvency or viability of Peoples or the ability of Peoples to pay its obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses provided by Raymond James to Peoples on August 4, 2014, which analyses were considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Peoples, NB&T Financial or the contemplated Merger.

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of 19 publicly-traded depository institutions that it deemed relevant, including:

•	Citizens Community Bancorp, Inc.

•	Citizens First Corporation

•	First Clover Leaf Financial Corp.

•	First Internet Bancorp

•	First Savings Financial Group, Inc.

•	Guaranty Federal Bancshares, Inc.

•	HopFed Bancorp, Inc.

•	IF Bancorp, Inc.

•	Jacksonville Bancorp, Inc.

•	La Porte Bancorp, Inc.

•	Landmark Bancorp, Inc.

•	Mackinac Financial Corporation

•	Madison County Financial, Inc.

•	River Valley Bancorp

•	SB Financial Group, Inc.

•	United Bancorp, Inc.

•	United Bancshares, Inc.

•	Wayne Savings Bancshares, Inc.

•	Wolverine Bancorp, Inc.

Raymond James calculated various valuation multiples for each company, including (i) market value (including the in-the-money value of stock options) compared to tangible common equity, for the most recent period ended June 30, 2014 and (ii) market value (including the in-the-money value of stock options) compared to earnings, for the most recent twelve month period ended June 30, 2014, referred to as “LTM”. Raymond James reviewed the mean, median, lower (25th percentile) quartile and upper (75th percentile) quartile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for NB&T Financial as of August 1, 2014 and implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Market Value / Tang. Common Equity	Market Value / LTM Earnings
25th Percentile	89%	12.7x
Mean	101%	18.5x
Median	96%	15.2x
75th Percentile	100%	21.8x
NB&T Financial as of August 1, 2014	106%	15.7x
Merger Consideration	164%	24.2x

Furthermore, Raymond James applied the mean, median, lower quartile and upper quartile valuation multiples for each of the metrics to NB&T Financial’s actual and projected financial results and determined the implied equity price per share of NB&T Financial common stock and then compared those implied equity values per share to the trading value of NB&T Financial as of August 1, 2014 and to the merger consideration of $31.00 per share. The results of this are summarized below:

	Market Value / Tang. Common Equity	Market Value / LTM Earnings
25th Percentile	$17.41	$16.85
Mean	$19.58	$23.96
Median	$18.64	$19.99
75th Percentile	$19.51	$28.02
NB&T Financial as of August 1, 2014	$20.56	$20.56
Merger Consideration	$31.00	$31.00

Selected National Precedent Mergers Analysis. Raymond James analyzed publicly available information relating to 16 selected acquisitions of depository institutions announced since January 1, 2013 in which the transaction values were between $65 million and $200 million and in which the sellers had LTM return on average assets (“ROAAs”) between 0.25% and 1.00% and ratio of non-performing assets (“NPAs”) to assets of less than 4.00%. Raymond James prepared a summary of the aggregate price to tangible book value, aggregate price to LTM earnings, and premium to core deposit multiples paid in these transactions. The selected transactions used in the analysis included (buyer / seller):

•	State Bank Financial Corporation / Georgia-Carolina Bancshares, Inc.

•	National Penn Bancshares, Inc. / TF Financial Corporation

•	Old National Bancorp / LSB Financial Corp.

•	CU Bancorp / 1st Enterprise Bank

•	Bryn Mawr Bank Corporation / Continental Bank Holdings, Inc.

•	Seacoast Banking Corporation of Florida / BANKshares, Inc.

•	F.N.B. Corporation / OBA Financial Services, Inc.

•	Eastern Bank Corporation / Centrix Bank & Trust

•	First Interstate BancSystem, Inc. / Mountain West Financial Corp.

•	TriCo Bancshares / North Valley Bancorp

•	Old National Bancorp / United Bancorp, Inc.

•	Provident Financial Services, Inc. / Team Capital Bank

•	CenterState Banks, Inc. / Gulfstream Bancshares, Inc.

•	F.N.B. Corporation / BCSB Bancorp, Inc.

•	Renasant Corporation / First M&F Corporation

•	Lakeland Bancorp, Inc. / Somerset Hills Bancorp

Raymond James examined valuation multiples of the aggregate transaction value compared to the target companies’ tangible common equity and earnings, in each case for twelve months ended prior to announcement of the transaction, where such information was publicly available. Raymond James also examined the premium of the aggregate transaction value over tangible common equity as a percentage of core deposits. Raymond James reviewed the mean, median, lower quartile and upper quartile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for NB&T Financial implied by the merger consideration. Furthermore, Raymond James applied the mean, median, lower quartile and upper quartile relative valuation multiples to NB&T Financial’s actual results to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $31.00 per share. The results of the selected transactions analysis are summarized below:

	Merger Value / Tangible Common Equity	Implied Equity Value Per Share
25th Percentile	138%	$26.33
Mean	164%	$30.93
Median	156%	$29.45
75th Percentile	189%	$35.50
Merger Consideration	164%	$31.00

	Merger Value / LTM Earnings	Implied Equity Value Per Share
25th Percentile	17.4x	$22.69
Mean	25.3x	$32.28
Median	19.5x	$25.15
75th Percentile	25.5x	$32.57
Merger Consideration	24.2x	$31.00

	Merger Premium / Core Deposits	Implied Equity Value Per Share
25th Percentile	5.8%	$27.99
Mean	8.2%	$31.51
Median	7.8%	$30.99
75th Percentile	11.0%	$35.70
Merger Consideration	7.8%	$31.00

Selected Regional Precedent Mergers Analysis. Raymond James analyzed publicly available information relating to eight selected acquisitions of depository institutions headquartered in Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia announced since January 1, 2013 in which the transaction values were between $50 million and $200 million and in which the sellers had LTM ROAAs between 0.00% and 1.25% and ratio of NPAs to assets of less than 4.00%. Raymond James prepared a summary of the aggregate price to tangible book value, aggregate price to LTM earnings, and premium to core deposit multiples paid in these transactions. The selected transactions used in the analysis included (buyer / seller):

•	Old National Bancorp / Founders Financial Corporation

•	National Penn Bancshares, Inc. / TF Financial Corporation

•	Old National Bancorp / LSB Financial Corp.

•	Bryn Mawr Bank Corporation / Continental Bank Holdings, Inc.

•	CB Financial Services, Inc. / FedFirst Financial Corporation

•	Old National Bancorp / United Bancorp, Inc.

•	Provident Financial Services, Inc. / Team Capital Bank

•	Old National Bancorp / Tower Financial Corporation

Raymond James examined valuation multiples of the aggregate transaction value compared to the target companies’ tangible common equity and earnings, in each case for the 12 months ended prior to announcement of the transaction, where such information was publicly available. Raymond James also examined the premium of the aggregate transaction value over tangible common equity as a percentage of core deposits. Raymond James reviewed the mean, median, lower quartile and upper quartile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for NB&T Financial implied by the merger consideration. Furthermore, Raymond James applied the mean, median, lower quartile and upper quartile relative valuation multiples to NB&T Financial’s actual results to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $31.00 per share. The results of the selected transactions analysis are summarized below:

	Merger Value / Tangible Common Equity	Implied Equity Value Per Share
25th Percentile	161%	$30.40
Mean	175%	$32.97
Median	181%	$34.04
75th Percentile	195%	$36.65
Merger Consideration	164%	$31.00

	Merger Value / LTM Earnings	Implied Equity Value Per Share
25th Percentile	18.8x	$24.30
Mean	23.7x	$30.33
Median	21.5x	$27.71
75th Percentile	24.8x	$31.74
Merger Consideration	24.2x	$31.00

	Merger Premium / Core Deposits	Implied Equity Value Per Share
25th Percentile	9.2%	$33.04
Mean	10.1%	$34.28
Median	9.9%	$34.07
75th Percentile	12.8%	$38.31
Merger Consideration	7.8%	$31.00

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of NB&T Financial’s projected free cash flows for the years ending December 31, 2015 through 2019 as adjusted for the transaction both with and without projected cost savings. The projected cost savings and merger adjustments to the Projections were provided by Peoples for Raymond James’s use. Raymond James estimated cash flows based on projected excess tangible common equity available to dividend to shareholders, defined as the tangible common equity in excess of a minimum 8.0% tangible common equity to tangible assets ratio.

The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2019 as the final year for the analysis and applied multiples, ranging from 12.0x to 16.0x, to calendar year 2019 adjusted earnings in order to derive a range of terminal values for NB&T Financial in 2019.

The projected free cash flows and terminal values were discounted using rates ranging from 12.5% to 14.5%, which reflected the cost of equity capital estimated for Peoples using the Ibbotson discount rate build-up method which considers the risk-free rate, equity risk premium, and size premium. The resulting range of present equity values was divided by the number of diluted shares outstanding in order to arrive at a range of present values per NB&T Financial share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for NB&T Financial implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

	Equity Value Per Share (with cost savings)	Equity Value Per Share (without cost savings)
Minimum	$34.43	$20.72
Median	$39.57	$23.71
Maximum	$45.13	$26.94
Merger Consideration	$31.00	$31.00

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of NB&T Financial.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Peoples. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to Peoples’ board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to Peoples of the merger consideration to be paid by Peoples in connection with the proposed Merger pursuant to the Merger Agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by Peoples’ board in making its determination to approve the Merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of Peoples’ board of directors’ or management’s views with respect to Peoples, NB&T Financial or the Merger. Peoples placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on August 1, 2014, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of NB&T Financial since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

During the two years preceding the date of Raymond James’s written opinion, Raymond James has been engaged by Peoples as sole placement agent in connection with Peoples’ private placement of common equity completed in August of 2014. In connection with this engagement, Raymond James was paid a customary investment banking fee for its services. Raymond James and certain affiliates also have received compensation from Peoples during the past two years for non-investment banking services.

For services rendered in connection with the delivery of its opinion, Peoples paid Raymond James a customary investment banking fee upon delivery of its opinion. Peoples will also pay Raymond James a customary fee for advisory services in connection with the Merger, all of which is contingent upon the closing of the Merger. Peoples also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Peoples and NB&T Financial for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Peoples and/or NB&T Financial or other participants in the Merger in the future, for which Raymond James may receive compensation.

Regulatory Approvals Required

The Merger must receive approval from both the OCC and the Federal Reserve before the Merger may be consummated. Peoples has received such approval to consummate the Merger from the OCC and Federal Reserve.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to NB&T Financial shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Interests of NB&T Financial Directors and Executive Officers in the Merger

As described below, some of NB&T Financial’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of NB&T Financial shareholders generally. The NB&T Financial board of directors was aware of these interests and considered them in approving the Merger Agreement.

All of the executive officers of NB&T Financial will receive cash payments for unexercised vested and unvested stock options and continued indemnification and directors’ and officers’ liability insurance coverage. Those executive officers whose employment terminates in connection with or within one year after the Merger will also receive lump sum severance payments and health, life and disability insurance benefits pursuant to employment or severance agreements. Mr. Limbert will also receive a payment of $200,000 for a noncompete provision of his employment agreement. The following table summarizes the estimated value of such payments and benefits that are expected to be paid to each executive officer of NB&T Financial, subject to certain assumptions set forth below the table or explained in more detail in this section of the joint proxy statement/prospectus:

Name	Severance Payment (1)	Option Payments (2)	Benefits (3)	Total
John J. Limbert	$1,280,585	$883,238	$24,655	$2,188,478
W. Keith Argabright	447,866	288,280	33,743	769,889
Craig F. Fortin	445,072	222,566	33,732	701,370
Keith A. Kral (4)	-0-	40,950	-0-	40,950
Walter H. Rowsey	356,385	209,674	23,819	589,878
Howard T. Witherby	361,620	142,256	33,595	537,471
Total:	$2,891,528	$1,786,964	$149,544	$4,828,036

(1)	These amounts are based on the following assumptions and estimates:

•	the assumption that each of the executive officers other than Mr. Kral will be terminated within one year after the consummation of the Merger;

•	an expected reduction of approximately $496,200 in the severance payment to be paid to Mr. Limbert pursuant to an Internal Revenue Code Section 280G cutback required by his employment agreement;

•	the assumption that no options will be exercised by the executive officers before the closing of the Merger;

•	the assumption that each of the terminated executive officers will continue to receive the health, life and disability insurance coverage for the specified period of time;

•	the assumption that no indemnification will be paid to any executive officer; and

•	no value being attributed to coverage under the directors’ and officers’ liability policy as the premium for the policy is based on providing coverage for all covered individuals as a group, including persons other than those included in this table.

(2)	These amounts include both vested and unvested options and assume that no options currently outstanding are exercised by directors or executive officers before the consummation of the Merger.

(3)	These amounts do not include a value for directors’ and officers’ liability insurance as the premium for the policy is based on providing coverage for all covered individuals as a group, including persons other than those included in this table.
(4)	Mr. Kral has been offered continued employment with Peoples after the Merger with compensation substantially similar to his compensation from NB&T Financial and with the job function of producing sales manager. If Mr. Kral were to be terminated in connection with the closing of the Merger, Mr. Kral would be expected to receive a severance payment of $291,312 and benefits with a value of $33,589, based on the applicable assumptions set forth in footnotes 1 through 3 to this table.

Severance Payments

Under the terms of the Merger Agreement, Peoples shall pay to each employee, including officers, of NB&T Financial or NBTC who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of NB&T Financial or NBTC immediately before the effective time of the Merger, (iii) has been an employee of NB&T Financial or NBTC for at least six months prior to the effective time of the Merger, and (iv) is not offered continued employment by Peoples or any of its subsidiaries after the effective time of the Merger, or is offered employment outside of 25 miles of such employee’s current normal place of employment, or at a salary less than his or her current salary, a severance amount equal to two week’s base pay multiplied by the number of whole years of service of such employee with NB&T Financial or NBTC, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Further, for any employee of NB&T Financial or NBTC participating in NB&T Financial’s or NBTC’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee at the employee premium rate for the first 12 months and the full premium rate for the remaining COBRA period. Each of the current executive officers has an employment or severance agreement and therefore is not expected to receive any severance payments under this provision.

Indemnification and Directors’ and Officers’ Liability Insurance

Subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of NB&T Financial before the effective time of the Merger to the fullest extent provided by NB&T Financial’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of NB&T Financial. In addition, the Merger Agreement provides that, prior to the Merger, NB&T Financial will purchase a directors’ and officers’ and company liability insurance policy to be effective for up to six years following the effective date of the Merger, on terms no less advantageous than those contained in NB&T Financial’s existing policy.

Director Appointments

At or promptly following the effective time of the Merger, Peoples shall take action necessary to elect two members of NB&T Financial’s board of directors, each of whom shall be selected by Peoples, to Peoples’ board of directors (the “Appointees”). It is not yet known which members of NB&T Financial’s board of directors will be selected to serve on Peoples’ board of directors. However, it is estimated that each Appointee will receive annual compensation of $32,750 for their service. This estimated amount is based on the following assumptions: (i) the Appointee serves on the boards of both Peoples and Peoples Bank (currently, all directors of Peoples are also directors of Peoples Bank); (ii) the Appointee attends each of the scheduled monthly meetings of Peoples’ and Peoples Bank’s boards; (iii) the Appointee does not serve on either board’s committees; and (iv) no other discretionary equity-based awards are awarded. The Appointees will be considered and nominated by Peoples’ Governance and Nominating Committee and approved by the full board.

Change in Control Payments Under Employment and Severance Agreements

NBTC has entered into employment and/or severance agreements with certain executive officers. Pursuant to those agreements, upon a change in control caused by the Merger, the individuals will be entitled to a lump sum payment if their employment by Peoples Bank terminates within one year following the Merger, due to termination by Peoples Bank or termination by the employee after certain changes in the compensation or employment circumstances of the employee.

Mr. Limbert has an employment agreement with NB&T Financial and NBTC. Under that agreement, if Mr. Limbert’s employment is terminated following the Merger, or if Mr. Limbert voluntarily terminates his employment within one year following the Merger due to certain changes in the conditions of Mr. Limbert’s employment that are expected to occur, Mr. Limbert will be entitled to receive approximately three times his annual salary at the effective time of the Merger and the highest bonus paid to Mr. Limbert during the five years preceding his termination, subject to adjustment to ensure that such payments do not constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, and continuation of health, life and disability coverage under NB&T Financial’s and NBTC’s plans, or Peoples’ and Peoples Bank’s plans, at the expense of NB&T Financial and NBTC, or Peoples and Peoples Bank, for the period allowed under COBRA or until the earlier date that Mr. Limbert is eligible to participate in a similar plans of another employer. In addition, Mr. Limbert will be entitled to receive a lump sum payment of $200,000 in exchange for an agreement not to compete and not to solicit employees or customers for up to two years following termination.

NBTC has also entered into severance agreements with each of several officers. Pursuant to each of those agreements, if the officer is terminated within six months before or within one year after the effective date of the Merger, the officer will be entitled to a payment equal to two times (a) the higher of the officer’s base salary at the time of the Merger or the officer’s base salary at the time of termination of employment, plus (b) the highest bonus paid to the officer during the five years preceding his termination. In addition, the officer and his dependents will be entitled to coverage under the health, life and disability plans of NBTC or Peoples Bank at the expense of NBTC or Peoples Bank until the earliest of the expiration of the term of the agreement, the date the officer is included in another employer’s benefit plans as a full-time employee, or 18 months after the officer’s employment is terminated. The officer may also voluntarily terminate his employment within one year following the Merger upon a material decrease in base compensation or a material change in geographic location at which he is required to perform services and be entitled to the same compensation and benefits as if he were involuntarily terminated.

The change in control payments under the aforementioned agreements would be paid by Peoples or Peoples Bank at or following the effective date of the Merger. The anticipated payment and benefit values under the agreements, assuming a March 6, 2015, Merger effective date, are set forth below.

Recipient	Change of Control Lump Sum Payment (1)	Benefits (2)
John J. Limbert	$1,280,585	$24,655
W. Keith Argabright	$447,866	$33,743
Craig F. Fortin	$445,072	$33,732
Keith A. Kral (3)	$-0-	$-0-
Walt H. Rowsey	$356,385	$23,819
Howard T. Witherby	$361,620	$33,595

(1)	These amounts are based on the following assumptions and estimates:

•	the assumption that each of the executive officers other than Mr. Kral will be terminated within one year after the consummation of the Merger;

•	the estimated amount of compensation expected to be paid to each executive officer during 2014;

•	an expected reduction of approximately $496,200 in the severance payment to be paid to Mr. Limbert pursuant to an Internal Revenue Code Section 280G cutback required by his employment agreement;

•	the assumption that no options will be exercised by the executive officers before the closing of the Merger;

•	the assumption that each of the terminated executive officers will continue to receive the health, life and disability insurance coverage for the specified period of time;

•	the assumption that no indemnification will be paid to any executive officer; and

•	no value being attributed to coverage under the directors’ and officers’ liability policy as the premium for the policy is based on providing coverage for all covered individuals as a group, including persons other than those included in this table.

(2)	These amounts do not include a value for directors’ and officers’ liability insurance as the premium for the policy is based on providing coverage for all covered individuals as a group, including persons other than those included in this table.
(3)	Mr. Kral has been offered continued employment with Peoples after the Merger with compensation substantially similar to his compensation from NB&T Financial and with the job function of producing sales manager. If Mr. Kral were to be terminated in connection with the closing of the Merger, Mr. Kral would be expected to receive a severance payment of $291,312 and benefits with a value of $33,588, based on the applicable assumptions set forth in footnotes 1 through 3 to this table.

Stock Options. Immediately prior to the effective time of the Merger, all rights with respect to NB&T Financial’s common shares pursuant to NB&T Financial’s stock option plans will be cancelled in exchange for a cash payment equal to $31.00 less the exercise price per share of each NB&T Financial stock option. All unvested NB&T Financial stock options will be accelerated immediately prior to cancellation in exchange for the cash payment. The following table sets forth the number of shares subject to vested and unvested options held by each person who has been either a director or an executive officer of NB&T Financial since January 1, 2013, and the total payment to be received by each such person upon the closing of the Merger, assuming that none of such options is exercised prior to the closing.

Name	Shares Subject to Vested Options	Shares Subject to Unvested Options	Total Merger Consideration
S. Craig Beam	6,999	2,001	$106,030
Charles L. Dehner	6,999	2,001	106,030
G. David Hawley	6,999	2,001	106,030
Brooke W. James	6,999	2,001	106,030
D. Jeffery Lykins	6,999	2,001	106,030
John J. Limbert	72,600	5,000	883,238
James M. Reynolds	—	2,000	23,770
Timothy L. Smith	6,999	2,001	106,030
W. Keith Argabright	21,166	3,334	288,280
Craig F. Fortin	18,866	3,334	222,566
Keith A. Kral	1,166	2,334	40,950
Walter H. Rowsey	16,716	3,334	209,674
Howard T. Witherby	11,866	2,334	142,256

Incentive Plan. NBTC has established an incentive compensation plan for certain employees of NBTC pursuant to which awards are based on NBTC’s achievement of an increase in NBTC’s pre-tax, pre-bonus earnings. All regular full-time and part-time employees are eligible to participate except those who participate in a separate plan where additional compensation is awarded based on loan originations or sales of non-traditional bank products. Messrs. Limbert, Argabright and Fortin are eligible to participate in the incentive plan. Pursuant to the incentive plan, the board of directors establishes a percentage of such earnings improvement that will be directed to a bonus pool for employees participating in the plan. The board of directors may also establish a second tier sharing percentage for pre-tax, pre-bonus earnings improvements that exceed the base expectation. The level of participation by each eligible employee is determined by that employee’s compensation as a percentage of NBTC’s total compensation. The Compensation Committee of NB&T Financial may exclude from determining the level of achievement of NBTC’s performance objectives any extraordinary or significant items. Awards will be paid in cash as soon as practical after the plan year end and after NBTC’s earnings have been reviewed by its auditors.

For 2014, the board of directors of NBTC established a 15% allocation to the bonus pool for NBTC pre-tax, pre-bonus earnings improvement up to $455,000 in 2014 over 2013, and a 25% allocation to the bonus pool for any improvement in earnings in excess of the $455,000 threshold for 2014. At their January 20, 2015 meeting, the board of directors approved a bonus pool of $570,000 for 2014. This bonus pool was allocated to eligible employees, including executive officers, at the rate of 7.4% of eligible wages. The incentive plan provides that upon a change in control, as defined in the plan, all awards will be paid on a pro-rata basis to eligible employees who are employed as of the date of the change in control. The Merger would constitute such a change in control. It is not expected, however, that any pro rata payment will be made upon the consummation of the Merger, as the Merger is not expected to occur until 2015.

Golden Parachute Compensation

The discussion and table below reflect the estimated amount of compensation and benefits that each of the named executive officers of NB&T Financial are entitled to receive where the compensation or benefits are based on or otherwise relate to the Merger. This compensation is referred to as “golden parachute compensation” by the applicable SEC disclosure rules and is the subject of the NB&T Financial advisory (non-binding) proposal on specified compensation, as described in “PROPOSALS SUBMITTED TO NB&T FINANCIAL SHAREHOLDERS—NB&T Financial Advisory (Non-binding) Proposal on Specified Compensation” on page 38.

The amounts in the table below assume the named executive officer resigns for good reason or that his or her employment is terminated without cause on March 6, 2015, that the Merger is completed on March 6, 2015 (the earliest date we believe the closing would occur), and that the Merger constitutes a “change in control” for purposes of the applicable plan or agreement. Amounts do not include compensation benefits available to all of NB&T Financial’s general employees on a non-discriminatory basis. All of the employment arrangements described above comply with or are excepted from Section 409A of the Internal Revenue Code. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that may occur before the completion of the Merger.

As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

GOLDEN PARACHUTE COMPENSATION

Name	Cash (1) ($)	Equity (2) ($)	Perquisites/ Benefits(3) ($)	Total ($)
John J. Limbert	$1,280,585	$883,238	$24,655	$2,188,478
W. Keith Argabright	447,866	288,280	33,743	769,889
Craig F. Fortin	445,072	222,566	33,732	701,370

(1)	The amounts in this column reflect the value of the cash severance expected to be paid to each of NB&T Financial’s named executive officers pursuant to the severance and employment agreements. As the Merger is not expected to close before the plan year end, no amount has been reflected as an accelerated benefit under the incentive plan. The payments made under this column are double-trigger benefit arrangements as they are only realized upon the named executive officer’s termination without cause concurrently with or subsequent to the completion of the Merger. All amounts paid may be reduced to avoid excess parachute payments under Section 280G of the Internal Revenue Code. The amount for Mr. Limbert reflects an estimated reduction of approximately $496,200 under Section 280G, based on an assumed Merger closing date in 2015.
(2)

The amounts in this column reflect the value of the cancellation and payout of all NB&T Financial stock options, assuming all such NB&T Financial stock options are “in the money.” In accordance with the Merger Agreement, all “in the money” NB&T Financial stock options will be converted into a cash payment as specified in the Merger Agreement in the amount of $31.00 per share less the exercise price for each share subject to an option. The payments made under this column are single-trigger benefit arrangements as they are realized upon the effective date of the Merger. The following table details the amounts realized on the acceleration of vesting of NB&T Financial stock options as a result of the Merger.

Name	Unvested Stock Options
John J. Limbert	$58,500
W. Keith Argabright	$39,008
Craig F. Fortin	$39,008

(3)	The amounts in this column are based on health and welfare benefits payable to the named executive officer for a period after the Merger. The payments reflected under this column are double-trigger benefit arrangements as they are only realized upon the named executive officer’s termination without cause concurrently with or subsequent to the completion of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to Peoples, NB&T Financial, and U.S. holders of NB&T Financial common shares who exchange their shares for a combination of Peoples common shares and cash pursuant to the Merger. Peoples and NB&T Financial intend for the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and NB&T Financial intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. The closing of the Merger is conditioned upon the receipt by NB&T Financial of an opinion of Vorys, Sater, Seymour and Pease LLP, tax counsel to NB&T Financial, dated as of the effective date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Peoples and NB&T Financial), the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. This section summarizes the matters addressed in the tax opinion of Vorys, Sater, Seymour and Pease LLP filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

Peoples and NB&T Financial have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and the tax opinion to be delivered in connection with the Merger is not binding on the IRS. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Peoples, NB&T Financial, and the shareholders of NB&T Financial described in this joint proxy statement/prospectus.

The following discussion is based on the Internal Revenue Code, existing and proposed Treasury Department regulations promulgated thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of NB&T Financial common shares who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds NB&T Financial common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding NB&T Financial common shares, you should consult your tax advisor.

This discussion addresses only those NB&T Financial shareholders that hold their NB&T Financial common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular NB&T Financial shareholders in light of their individual circumstances or to NB&T Financial shareholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities and investors in those through entities;

•	retirement plans;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	persons that exercise dissenters’ rights;

•	persons that hold NB&T Financial common shares as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their NB&T Financial common shares as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	persons that acquired their NB&T Financial common shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger. All holders of NB&T Financial common shares should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

Reorganization Treatment

The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and NB&T Financial are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material federal income tax consequences described below are anticipated.

Federal Income Tax Consequences to Peoples and NB&T Financial

No Gain or Loss. No gain or loss will be recognized by Peoples or NB&T Financial as a result of the Merger.

Tax Basis. The tax basis of the assets of NB&T Financial in the hands of Peoples will be the same as the tax basis of such assets in the hands of NB&T Financial immediately prior to the Merger.

Holding Period. The holding period of the assets of NB&T Financial to be received by Peoples will include the period during which such assets were held by NB&T Financial.

Federal Income Tax Consequences to U.S. Holders of NB&T Financial Common Shares who Receive a Combination of Cash and Peoples Common Shares

A U.S. holder of NB&T Financial common shares will recognize gain (but not loss) with respect to the Peoples common shares such holder receives pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Peoples common shares and the amount of cash received by such holder (other than cash received in lieu of a fractional Peoples common share), exceeds such holder’s basis in its NB&T Financial common shares, and (ii) the amount of cash received by such holder (other than any cash received in lieu of a fractional Peoples common share, as discussed below under “—Cash In Lieu of a Fractional Shares”). Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the Peoples common shares received by such U.S. holder (including a fractional Peoples common share, if any, deemed issued and redeemed by Peoples) will be the same as the basis of the NB&T Financial common shares surrendered in exchange for the Peoples common shares, reduced by the amount of cash received by such holder in the Merger (other than any cash received in lieu of a fractional Peoples common share), and increased by any gain recognized by such U.S. holder in the Merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional Peoples common share). The holding period for Peoples common shares received by such U.S. holder will include such U.S. holder’s holding period for NB&T Financial’s common shares surrendered in exchange for the Peoples common shares (including a fractional Peoples common share, if any, deemed to be issued and redeemed by Peoples).

If a U.S. holder of NB&T Financial common shares acquired different blocks of NB&T Financial common shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of NB&T Financial common shares. In computing the amount of gain recognized, if any, a U.S. holder of NB&T Financial common shares may not offset a loss realized on one block of shares against the gain realized on another block of shares. U.S. holders of NB&T Financial common shares should consult their tax advisors regarding the manner in which Peoples common shares and cash received in the Merger should be allocated among different blocks of NB&T Financial common shares and regarding their bases and holding periods in the particular shares of Peoples common shares received in the Merger.

Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), gain or loss that U.S. holders of NB&T Financial common shares recognize in connection with the Merger generally will constitute capital gain or loss and will constitute long-term capital gain or loss if such holders have held their NB&T Financial common shares for more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate holders of NB&T Financial common shares, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Cash in Lieu of Fractional Shares

A U.S. holder of NB&T Financial common shares that receives cash in lieu of a fractional Peoples common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the NB&T Financial common shares surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its NB&T Financial shares exceeds one year at the effective time of the Merger.

Tax Consequences to NB&T Financial Shareholders who Receive Only Cash

A U.S. holder of NB&T Financial common shares who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its NB&T Financial common shares (and is not treated as constructively owning Peoples’ common shares after the Merger under the circumstances referred to below under “Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in NB&T Financial’s common shares surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases, if a U.S. holder of NB&T Financial common shares actually or constructively owns Peoples common shares other than the Peoples common shares received pursuant to the Merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of NB&T Financial common shares should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of NB&T Financial common shares pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of NB&T Financial common shares owning at least 5% (by vote or value) of the outstanding shares of NB&T Financial common shares or having a basis of $1,000,000 or more in its NB&T Financial common shares, immediately before the Merger, is required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in and the fair market value of shares of the NB&T Financial common shares exchanged by such holder pursuant to the Merger. In addition, all U.S. holders of NB&T Financial common shares will be required to retain records pertaining to the Merger.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this joint proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you.

Each NB&T Financial shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of NB&T Financial will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Peoples’ common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductive for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of Peoples’ Common Shares

Peoples has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Peoples’ common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Peoples’ common shares issued to any NB&T Financial shareholder who may become an “affiliate” of Peoples for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Peoples’ common shares.

Employee Matters

The Merger Agreement provides that employees of NB&T Financial or NBTC who become employees of Peoples as a result of the Merger will, as determined by Peoples, participate in either NB&T Financial’s employee benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by Peoples for Peoples’ employees. Employees of NB&T Financial or NBTC will receive credit for their years of service with NB&T Financial or NBTC, as applicable, for participation and vesting purposes under the applicable Peoples employee benefit plans, including credit for years of service and for seniority under vacation and sick pay plans and programs. The employee benefit plans offered to NB&T Financial or NBTC employees who become employees of Peoples will be substantially similar to those offered to similarly situated employees of Peoples. In addition, Peoples will waive all restrictions and limitations on pre-existing conditions shall be waived to the extent the group health plan and insurance policy of Peoples or Peoples Bank permit (or may be amended to permit).

Subject to any applicable regulatory restrictions, Peoples has agreed to pay to each employee of NB&T Financial or NBTC who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of NB&T Financial or NBTC immediately before the effective time of the Merger, (iii) has been an employee of NB&T Financial or NBTC for at least six months prior to the Effective Time, and (iv) is not offered continued employment by Peoples or any of its subsidiaries after the effective time of the Merger, or is offered employment outside of 25 miles of such employee’s current normal place of employment, or at a salary less than his or her current salary, a severance amount. The severance amount is equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with NB&T Financial or NBTC, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay. Further, for any employee of NB&T Financial or NBTC participating in NB&T Financial’s or NBTC’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee at the employee premium rate for the first 12 months and the full premium rate for the remaining COBRA period.

NB&T Financial is required to terminate the NB&T Financial ESOP and the NBTC 401(k) Plan effective immediately prior to the effective time of the Merger. In addition, as soon as feasible after the closing of the Merger, Peoples will take commercially reasonable steps to allow NB&T Financial or NBTC employees who continue as employees of Peoples or Peoples Bank to participate in the Peoples 401(k) Plan and to: (i) permit the in-kind rollover of Peoples common shares received as merger consideration into Peoples’ 401(k) Plan, and (ii) accept roll-overs of benefits and participant loan notes from the NBTC 401(k) Plan to the Peoples 401(k) plan.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of NB&T Financial and Peoples. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger and Subsidiary Bank Merger

Pursuant to the terms and subject to the conditions of the Merger Agreement, NB&T Financial will merge with and into Peoples, with Peoples surviving the Merger and continuing as an Ohio corporation and a registered financial holding company. Thereafter, at a later time specified by Peoples Bank in its certificate of merger filed with the OCC, Peoples will cause NBTC to be merged with and into Peoples Bank, with Peoples Bank surviving the Merger and continuing as a national banking association.

Effective Time

Peoples and NB&T Financial will cause the effective date of the Merger to occur as soon as practicable after the last of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless Peoples and NB&T Financial otherwise agree in writing, the effective date of the Merger will not be later than March 31, 2015. The Merger will become effective upon the later to occur of (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) at a later time that Peoples and NB&T Financial agree to in writing and specify in the certificate of merger.

Peoples and NB&T Financial currently anticipate closing the Merger and filing the certificate of merger with the Ohio Secretary of State in the first quarter of 2015.

Merger Consideration

Under the terms of the Merger Agreement, shareholders of NB&T Financial will be entitled to receive from Peoples, after the Merger is completed, merger consideration payable in the form of a combination of cash and Peoples common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each NB&T Financial common share will be converted into the right to receive: (i) 0.9319 Peoples common share, and (ii) $7.75 in cash.

Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of NB&T Financial common shares who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of NB&T Financial common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled multiplied by the average closing sale price of a Peoples common share on the NASDAQ for the 10 consecutive trading days immediately preceding the effective date of the Merger.

At the effective time of the Merger, NB&T Financial’s common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of NB&T Financial common shares will cease to be, and will have no rights as, shareholders of NB&T Financial, other than (a) to receive any dividend or other distribution with respect to such holder’s NB&T Financial common shares, (b) to receive the merger consideration pursuant to the terms and conditions of the Merger Agreement, or (c) to dissenters’ rights under Section  1701.85 of the OGCL in the case of NB&T Financial common shares as to which a holder has properly exercised dissenters’ rights.

Surrender of Certificates

Peoples will engage Wells Fargo Shareowner Services (the “Exchange Agent”) to act as its exchange agent to handle the exchange of NB&T Financial common shares for the merger consideration. Within five business days after the effective time, the Exchange Agent will send to each NB&T Financial shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender NB&T Financial common share certificates to the Exchange Agent. NB&T Financial shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the merger consideration. NB&T Financial shareholders that do not exchange their NB&T Financial common shares will not be entitled to receive the merger consideration or any dividends or other distributions by Peoples until their certificates are surrendered. After surrender of the certificates representing NB&T Financial shares, any unpaid dividends or distributions with respect to Peoples common shares represented by the certificates will be paid without interest.

If any NB&T Financial stock certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the NB&T Financial shareholder must take.

NB&T Financial Stock Options

Immediately prior to the effective time of the Merger, all rights with respect to NB&T Financial’s common shares pursuant to NB&T Financial’s stock option plans shall be cancelled in exchange for a cash payment equal to $31.00 less the exercise price per share of such NB&T Financial stock option. All unvested NB&T Financial stock options will be accelerated immediately prior to cancellation in exchange for the cash payment.

Indemnification and Directors’ and Officers’ and Company Liability Insurance

After the effective time of the Merger and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of NB&T Financial before the effective time of the Merger to the fullest extent provided by NB&T Financial’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of NB&T Financial. In addition, the Merger Agreement provides that, prior to the Merger, NB&T Financial will procure, at the expense of Peoples, a policy of directors’ and officers’ and company liability insurance to be effective for a period of six years following the Merger, on terms no less advantageous than those contained in NB&T Financial’s existing policy.

NASDAQ Stock Listing

Peoples common shares currently are listed on the NASDAQ Global Select Market® under the symbol “PEBO.” The shares to be issued to NB&T Financial’s shareholders as Merger consideration also will be eligible for trading on the NASDAQ. Peoples will use its reasonable best efforts to: (i) list, prior to the effective time if such listing is required to be made prior to the effective time under NASDAQ rules, the Peoples common shares to be issued pursuant to the Merger, or (ii) make such post-closing filings with NASDAQ as may be required by the applicable NASDAQ rules.

Conditions to Consummation of the Merger

Conditions of Peoples and NB&T Financial. The respective obligations of Peoples and NB&T Financial to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement must be duly adopted and approved by the requisite vote of the shareholders of NB&T Financial and Peoples;

•	all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, have a material adverse effect on Peoples and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, be unduly burdensome. For purposes of this condition, the failure of any regulatory order applicable to NB&T Financial or NBTC to be terminated or the pendency or threat of any of certain regulatory actions against NB&T Financial or NBTC shall constitute grounds for Peoples to terminate the Merger Agreement;

•	there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority, that is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement; and

•	a registration statement must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order, and the issuance of Peoples common shares hereunder shall have been qualified in every state where such qualification is required under applicable state securities laws.

Conditions of NB&T Financial. NB&T Financial will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•	the representations and warranties of Peoples contained in the Merger Agreement shall not be in breach, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and NB&T Financial must have received a certificate, dated as of the effective date, signed on behalf of Peoples by its chief executive officer to such effect;

•	Peoples must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and NB&T Financial must have received a certificate, dated as of the effective date, signed on behalf of Peoples by its chief executive officer to such effect;

•	Peoples common shares to be issued in the Merger must have been authorized for listing on the NASDAQ;

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Peoples; and

•	NB&T shall have received an opinion from its legal counsel, dated as of the effective date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of the Internal Revenue Code.

Conditions of Peoples. Peoples will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

•	the representations and warranties of NB&T Financial contained in the Merger Agreement shall not be in breach, subject to the standard set forth in the Merger Agreement, as of the date of the Merger

Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Peoples must have received a certificate, dated as of the effective date, signed on behalf of NB&T Financial by its president to such effect;

•	NB&T Financial must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and Peoples must have received a certificate, dated as of the effective date, signed on behalf of NB&T Financial by its president to such effect;

•	NB&T Financial must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required under the Merger Agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Peoples after the Merger;

•	Peoples must have received a statement executed on behalf of NB&T Financial, dated as of the effective date of the Merger, that satisfies the requirements of regulations of the United States Department of Treasury (“Treasury Regulations”) Section 1.1445-2(c)(3), in a form reasonably applicable to Peoples certifying that NB&T Financial’s common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulation promulgated thereunder;

•	the holders of not more than 10% of the outstanding NB&T Financial common shares shall have perfected their dissenters’ rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by the Merger Agreement;

•	either (i) the results of each Phase I Environmental Site Assessment conducted by Peoples pursuant to the Merger Agreement as reported shall be reasonably satisfactory to Peoples, or (ii) any violation or potential violation of the environmental representations and warranties contained in the Merger Agreement disclosed in a Phase I report conducted by Peoples shall have been remedied by NB&T Financial or NBTC to the reasonable satisfaction of Peoples;

•	NB&T Financial shall have procured a policy of directors’ and officers’ and company liability insurance in accordance with the terms of the Merger Agreement;

•	NB&T Financial shall have completed the transfer of its title agency in a manner and pursuant to documentation reasonably acceptable to Peoples;

•	the trustee of the ESOP shall have received and delivered to Peoples an opinion from a financial advisor acceptable to Peoples which states that (a) the sale price for NB&T Financial’s common shares held in the ESOP is not less than “adequate consideration” as defined by section 3(18)(B) of ERISA and (b) the transactions contemplated by the Merger Agreement, including the sale of NB&T Financial’s common shares held by the ESOP, is fair to the participants of the ESOP from a financial point of view; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on NB&T Financial.

Peoples or NB&T Financial can waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

NB&T Financial has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	regulatory approvals;

•	compliance with SEC reporting requirements;

•	accuracy of financial statements, SEC reports and internal controls;

•	legal proceedings;

•	regulatory actions;

•	compliance with laws;

•	material contracts;

•	broker’s and finder’s fees;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	books and records;

•	insurance;

•	title to real property and assets;

•	loans and insider transactions;

•	allowance for loan losses;

•	repurchase agreements;

•	investment portfolio;

•	deposit insurance;

•	The Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act compliance;

•	related party transactions;

•	prohibited payments;

•	KBW’s fairness opinion;

•	absence of undisclosed liabilities;

•	material adverse effect; and

•	absence of untrue statements or omissions of material fact.

Peoples has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	no ownership of NB&T Financial’s common shares;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	compliance with SEC reporting requirements;

•	accuracy of financial statements, SEC reports and internal controls;

•	regulatory matters;

•	legal proceedings;

•	compliance with laws;

•	deposit insurance;

•	Raymond James’ fairness opinion;

•	absence of undisclosed liabilities;

•	regulatory approvals;

•	broker’s and finder’s fees;

•	tax matters;

•	takeover laws;

•	absence of untrue statements or omissions of material fact;

•	books and records; and

•	sufficiency of funds.

NB&T Financial’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of Peoples, NB&T Financial and NBTC must conduct the business of NB&T Financial and NBTC in the ordinary course and use commercially reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, and not (i) voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect on NB&T Financial or NBTC, or (ii) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order.

During the same period, NB&T Financial has agreed not to, and to cause NBTC not to, take any of the following actions without the prior written consent of Peoples, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional NB&T Financial common shares, other capital stock or any rights to capital stock, except for its common shares held in the ESOP or upon the exercise or fulfillment of its stock options issued and outstanding as of the date of the Merger Agreement pursuant to its stock option plans in accordance with their present terms;

•	enter into any agreement, or amend or modify its stock option plans, with respect to the same;

•	permit any additional shares of its common stock to become subject to new grants of its stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization, other than transactions in its common shares required by its compensation and benefit plans;

•	make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from NBTC to NB&T Financial and dividends payable by NB&T Financial to its shareholders of its usual and customary cash dividend of no greater than $0.30 per share per quarter, with a dividend of such amount paid immediately prior to the effective date prorated for the portion of the quarter in which the effective date occurs;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock other than transactions in its common shares required by its compensation and benefit plans;

•	enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, consultants, officers or employees of NB&T Financial or NBTC;

•	hire or engage any full-time employee or consultant, other than as replacements for positions then existing;

•	grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except: (i) for changes that are required by applicable law, and (ii) as previously disclosed to Peoples;

•	enter into, establish, adopt, amend, modify, make any contributions to or terminate its stock option plans or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, consultant, officer or employee of NB&T Financial or any of its subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of its stock options or compensation and benefit plans, except (i) as may be required by law or by the terms of the benefit plan, (ii) as contemplated in the Merger Agreement, (iii) or to renew insurance contracts;

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received;

•	acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the organizational and governing documents of NB&T Financial or of NBTC;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles, law, regulation or any regulatory authority;

•	enter into or terminate any material contract, or amend, modify, renew or extend any material contract in any material respect;

•	settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements;
•	take any action that is intended or is reasonably likely to result in any breach of its representations or warranties in the Merger Agreement at any time at or prior to the effective time of the Merger, any conditions in the Merger Agreement not being satisfied or a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority;

•	except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow in any material respect its existing policies or practices with respect to managing its fiduciary risks;

•	borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of less than one year;

•	make or purchase any indirect or brokered loans;

•	purchase from or sell to any financial institution or other non-depository lender an interest in a loan, except for such credit facilities made to borrowers in NBTC’s territory which are secured by collateral located in NBTC’s territory in the ordinary course and consistent with past practices;

•	make any capital expenditure or capital additions or improvements or purchase other assets outside of the ordinary course of business which individually exceed $25,000 or in the aggregate exceed $50,000;

•	establish any new lending programs or make any changes in the policies of NBTC concerning which persons may approve loans or price or reprice any loans inconsistent with NBTC’s current pricing methodology;

•	originate or issue any (i) loans except in accordance with existing lending policies, and lending limits and authorities, or (ii) unsecured consumer loans in excess of $100,000, individual commercial loans in excess of $2,000,000, or construction, acquisition or development loans, residential permanent loans, loans secured by special purpose property, or SBA loans, to any one borrower in excess of $2,000,000 in the aggregate;

•	restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise (but excluding mandatory repurchases or redemptions), or the manner in which the portfolio is classified or reported;

•	invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, except in each case as required by generally accepted accounting principles, law or regulation or requested by a regulatory authority;

•	(i) fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all material tax returns that are required to be filed on or before the effective time of the Merger, (ii) fail to pay timely any tax due, or (iii) make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any tax refund or file any amended tax return;

•	open, close or relocate any offices at which business is conducted (including any ATMs), or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

•	foreclose upon or otherwise cause NBTC to take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment which indicates that the property is free of hazardous material, except that no such report will be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless NB&T Financial or NBTC reasonably believes such real property may contain any such hazardous material; or

•	agree or commit to do any of the foregoing.

Sale of Subsidiary Title Company

Under the terms of the Merger Agreement and as a condition precedent to the consummation of the Merger, NB&T Financial is required to surrender its ownership interest in its wholly-owned subsidiary NB&T Title, LLC prior to the effective time of the Merger to satisfy regulatory compliance issues following the effective date of the Merger.

Peoples’ Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of NB&T, Peoples has agreed not to, and to cause Peoples Bank not to do any of the following:

•	issue, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional Peoples common shares, other capital stock or any rights with respect thereto, except pursuant to its compensation and benefit plans, any merger agreements in effect as of the date of the Merger Agreement, its recent private placement transaction, or any request by any regulatory authority;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•	amend the organizational and governing documents of Peoples or of Peoples Bank;

•	take any action that is intended or is reasonably likely to result in any of its representations or warranties in the Merger Agreement becoming materially inaccurate at any time at or prior to the effective time of the Merger, any conditions in the Merger Agreement not being satisfied, a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority, or a delay in the consummation of the transactions contemplated by the Merger Agreement;

•	execute any agreement providing for the acquisition, whether by merger, consolidation or asset purchase or otherwise, of another financial institution or financial institution holding company or branch thereof, except in the case of such agreement with any wealth management company, brokerage firm and/or insurance agency; or

•	agree or commit to do any of the foregoing.

Expenses of the Merger

Peoples and NB&T Financial are each required to bear their own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Termination by mutual consent. Peoples and NB&T Financial may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the boards of directors of Peoples and NB&T Financial both approve the termination by vote of a majority of the members of the entire board.

Termination by either Peoples or NB&T Financial. Either Peoples or NB&T Financial acting alone upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the Peoples or NB&T Financial board of directors approves the termination by vote of a majority of the members of its entire board in the following circumstances:

•	if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured by the breaching party within 30 days after the giving of written notice to the breaching party of such breach;

•	if the Merger has not been consummated by March 31, 2015, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate the Merger Agreement;

•	if the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied; or

•	if the NB&T Financial shareholders or the Peoples shareholders fail to adopt and approve the Merger Agreement at their respective special meetings.

Termination by Peoples. Peoples may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to NB&T Financial if the NB&T Financial board of directors:

•	accepts or agrees to accept a superior acquisition proposal;

•	fails to recommend to the NB&T Financial shareholders in this joint proxy statement/prospectus that they adopt the Merger Agreement;

•	changes NB&T Financial’s recommendation to shareholders, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any other acquisition proposal; or

•	fails to comply with its obligations under certain provisions of the Merger Agreement.

Termination by NB&T Financial. NB&T Financial may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Peoples:

•	if NB&T Financial intends to enter into an agreement relating to a superior acquisition proposal in accordance with the Merger Agreement; or

•	if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of Peoples’ common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds; subject, however, to Peoples’ right to cure by providing notice to NB&T Financial that Peoples intends to proceed with the Merger by paying additional consideration.

Voting Agreements

Under the Merger Agreement, the directors of NB&T Financial executed a voting agreement pursuant to which they agreed to vote such shares of NB&T Financial stock owned directly or indirectly by the directors, and to request their spouses to consent to such agreement to the extent of such spouse’s interest in such shares in favor of the Merger.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, NB&T Financial may not, and must cause NBTC and its officers, directors, employees and other agents not to, directly or indirectly take any action to (i) solicit, initiate, encourage, facilitate or induce any inquiries, proposals or offers, or engage in negotiations concerning, or provide any confidential information to, any person other than Peoples with respect to any inquiry, proposal or offer, (ii) take any action intended to facilitate an inquiry or proposal, (iii) approve, endorse or recommend any other transaction or proposal, or (iv) propose or agree to do any of the foregoing, unless (a) NB&T Financial’s board of directors, after consultation with and based upon the advice of legal counsel, determines in good faith that it must enter into negotiations or discussions with another party that has made an unsolicited acquisition proposal in order to fulfill its fiduciary duties to NB&T Financial shareholders under applicable law and (b) before furnishing any information to, or entering into discussions or negotiations with another party, NB&T Financial provides immediate written notice to Peoples of such action, the identity of the bidder and the substance of such unsolicited acquisition proposal.

If (a) Peoples terminates the Merger Agreement due to NB&T Financial’s acceptance of another acquisition proposal, failure to recommend to the shareholders adoption of the Merger Agreement, or NB&T Financial’s breach of the voting agreement or the Merger Agreement’s prohibition on solicitation of other acquisition proposals, or, (b) NB&T Financial terminates the Merger Agreement with the intention of entering into or accepting an alternate, superior proposal, then, in the case of either (a) or (b) above, NB&T Financial shall pay to Peoples $4.368 million.

Amendment

The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed by Peoples and NB&T Financial, except that the Merger Agreement may not be amended after either the NB&T Financial or Peoples special meeting if such amendment would violate Ohio law.

COMPARISON OF CERTAIN RIGHTS OF NB&T FINANCIAL AND PEOPLES SHAREHOLDERS

Those shareholders of NB&T Financial that do not exercise dissenters’ rights will receive Peoples common shares in the Merger and, therefore, will become shareholders of Peoples. Their rights as shareholders of Peoples will be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation and Regulations, while NB&T Financial shareholders are currently governed by the Ohio Revised Code and by NB&T Financial’s Third Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations. Although the rights of the holders of Peoples’ common shares and those of the holders of shares of NB&T Financial’s common shares are similar in many respects, there are some differences. These differences relate to differences between provisions of the Amended Articles of Incorporation of Peoples and the Third Amended and Restated Articles of Incorporation of NB&T Financial, and differences between provisions of the Regulations of Peoples and the Regulations of NB&T Financial.

The following chart compares certain rights of the holders of shares of NB&T Financial’s common shares to the rights of holders of Peoples’ common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of NB&T Financial and Peoples.

NB&T Financial Group, Inc.	Peoples Bancorp Inc.

Authorized Capital Stock

Authorized Capital. NB&T Financial’s Third Amended and Restated Articles of Incorporation authorizes NB&T Financial to issue up to (i) 50,000 shares of Class A preferred stock, without par value; (ii) 50,000 shares of Class B preferred stock, without par value; and (iii) 6,000,000 shares of common stock, without par value.	Authorized Capital. Peoples’ Amended Articles of Incorporation authorizes Peoples to issue up to (i) 50,000 shares of preferred stock, without par value, and (ii) 24,000,000 shares of common stock, without par value.

As of the record date, there were no outstanding preferred shares outstanding, and there were 3,441,496 common shares outstanding.	As of January 21, 2015, there were no preferred shares outstanding, and there were 14,836,735 common shares outstanding.

Board of Directors

Number of Directors. According to NB&T Financial’s Third Amended and Restated Articles of Incorporation, the number of directors shall not be less than seven and not more than eleven. The number of directors of NB&T Financial is currently fixed at nine.	Number of Directors. According to Peoples’ Amended Articles of Incorporation, the number of directors shall not be less than nine and not more than fifteen. The number of directors of Peoples is currently fixed at eleven.

The directors or the shareholders can change the number of directors by a resolution adopted by a majority vote of the directors or the shareholders at an annual or a special meeting, but cannot increase the number of directors to more than eleven or reduce the number of directors to less than seven.

The directors can change the number of directors by a resolution adopted by a majority of the Peoples board of directors, but cannot increase the number of directors to more than fifteen or reduce the number of directors to less than nine.
Classification of Directors. NB&T Financial’s Third Amended and Restated Articles of Incorporation provides for a classified board of directors with two classes with approximately one-half of its board of directors elected each year at the annual meeting of shareholders.	Classification of Directors. Peoples’ Regulations provides for a classified board of directors with three classes with approximately one-third of its board of directors elected each year at the annual meeting of shareholders.

Removal of Directors. NB&T Financial’s Third Amended and Restated Articles of Incorporation allow for directors to be removed at any time by the affirmative vote of a majority of the shareholders entitled to vote in the election of directors, but directors may only be removed for cause.	Removal of Directors. Peoples’ Regulations allow for directors to be removed at any time by the affirmative vote of seventy-five percent of the shareholders entitled to vote.

Voting

Required Vote to Pass Certain Actions. NB&T Financial’s Third Amended and Restated Articles of Incorporation generally require the affirmative vote of not less than a majority of the voting power of its shareholders to take actions for which Ohio law specifies a vote requirement; provided, however, that if one of the following matters is not approved by a vote of 75% of the directors of NB&T Financial, they require an affirmative vote of 80% of the votes entitled to be cast by the shareholders to adopt: (a) any merger of consolidation of NB&T Financial; (b) any sale, exchange, transfer or other disposition involving all or substantially all of the assets of NB&T Financial; (c) the adoption of any plan or proposal for liquidation or dissolution of NB&T Financial; (d) any proposal by the shareholders to fix or change the number of directors of NB&T Financial; (e) any amendment of the Articles of Incorporation of NB&T Financial; or (f) any agreement, contract, or other arrangement providing for any one or more of the actions specified in (a)-(e).	Required Vote to Pass Certain Actions. Peoples’ Amended Articles of Incorporation generally requires the affirmative vote of not less than a majority of the voting power of its shareholders to pass an action, unless expressly provided otherwise by statute; however, if any three members of Peoples’ board of directors vote against the following matters, the affirmative vote of the holders of shares with 75% of the voting power is required to adopt the action: (a) a proposed amendment to the Articles of Incorporation; (b) proposed new Regulations or an alteration, amendment or repeal of the Regulations; (c) an agreement of merger or consolidation providing for the merger or consolidation of Peoples with or into one or more other corporations; (d) a proposed combination or majority share acquisition involving the issuance of shares of Peoples and requiring shareholder approval; (e) a proposal to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of Peoples assets; (f) a proposed dissolution of Peoples; or (g) a proposal to fix or change the number of directors by action of the shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NB&T FINANCIAL

The following table sets forth information with respect to the NB&T Financial common shares beneficially owned by each director of NB&T Financial, by certain executive officers of NB&T Financial and by persons known to us who may be beneficial owners of more than 5% of NB&T Financial common shares. The table also shows the number of shares owned by the directors and executive officers as a group as of the date of January 21, 2015. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated. The business address of each director and executive officer of NB&T Financial is 48 North South Street, Wilmington, Ohio 45177.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned(1)		Exercisable Stock Options	Percent of Common Stock Outstanding(13)
Directors and Executive Officers
W. Keith Argabright Senior Vice President	3,319	(2)	21,166	(12)

S. Craig Beam Director	27,836	(3)	6,999	1.01%

Charles L. Dehner Director	98,269	(4)	6,999	3.05%

Craig F. Fortin Senior Vice President & Chief Financial Officer	18,931	(5)	18,866	1.09%

G. David Hawley Director	9,985		6,999	(12)

Brooke W. James Director	187,412		6,999	5.64%

John J. Limbert Director, President & Chief Executive Officer	17,618	(6)	72,600	2.57%

D. Jeffrey Lykins Director	3,200	(7)	6,999	(12)

James M. Reynolds Director	52		0	(12)

Timothy L. Smith Director	97,117	(8)	6,999	3.02%

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned(1)		Exercisable Stock Options	Percent of Common Stock Outstanding(13)
Directors and Executive Officers as a Group (13 persons)	549,015	(9)	184,374	20.23%
Beneficial Owners of More than 5%
Janet M. Williams	374,201	(10)	0	10.87%
B. Anthony Williams Trust
6172 U. S. 22 East
Wilmington, Ohio 45177

Brooke W. James	187,412		6,999	5.64%
2431 Bexley Park Road
Bexley, Ohio 43209

Dana L. Williams	185,456		0	5.39%
738 Kerr Street
Columbus, OH 43215

Lynn W. Cowan	186,068		0	5.41%
166 Stanbery Avenue
Bexley, Ohio 43209

Beth Ellingwood	198,537		0	5.77%
84 Moorland Street
Williamstown, Massachusetts 01267

The National Bank and Trust Company, Trustee 48 N. South Street Wilmington, Ohio 45177	460,181	(11)	0	13.37%

Bankers Trust Company of South Dakota, Trustee NB&T Financial Group, Inc. Employee Stock Ownership Plan 5032 South Bur Oak Place, Suite 131 Sioux Falls, SD 57108	298,780	(11)	0	8.68%

(1)	Except as otherwise indicated, the beneficial owner has sole voting and investment power. The numbers in this column do not include shares subject to options.
(2)	Includes 869 shares held in Mr. Argabright’s ESOP account, with respect to which Mr. Argabright has voting and shared investment power.
(3)	Includes 12,890 shares with respect to which Mr. Beam shares voting and investment power.
(4)	Includes 56 shares with respect to which Mr. Dehner shares voting and investment power.
(5)	Includes 2,546 shares held in Mr. Fortin’s ESOP account, with respect to which Mr. Fortin has voting and shared investment power.
(6)	Includes 2,048 shares in Mr. Limbert’s ESOP account, with respect to which Mr. Limbert has voting and shared investment power.
(7)	Includes 1,610 shares with respect to which Mr. Lykins shares voting and investment power.
(8)	Includes 28,486 shares with respect to which Mr. Smith shares voting and investment power.
(9)	Includes 75,961 shares allocated to the ESOP accounts of executive officers of the Bank not named in this table who may be deemed to act as officers of NB&T Financial. Each has voting and shared investment power with respect to those shares.
(10)	Of the 374,201 shares, 188,831 are held in the name of Mrs. Williams, and 185,370 are held by the B. Anthony Williams Trust, of which Mrs. Williams is the trustee.
(11)	All of such shares are held by NBTC as Trustee, 298,780 of which are held as Trustee for the ESOP and which are also reported below as held by Bankers Trust Company of South Dakota. At January 21, 2015, all shares were allocated to the accounts of participants, who have power to direct the voting of such shares. The Trustee may dispose of shares held in the ESOP Trust or vote the shares contrary to the instructions of participants only under limited circumstances specified in the ESOP or by law. NBTC has appointed Bankers Trust as the special independent fiduciary of the ESOP with respect to the Merger, delegating to Bankers Trust the power to vote the shares held in the ESOP in connection with the Merger. NBTC also has sole voting and sole dispositive power with respect to 130,077 and 161,401 shares, respectively, held as Trustee for various other trusts.
(12)	Reflects beneficial ownership of less than 1% of outstanding common shares.
(13)	Based on the sum of 3,441,496 common shares outstanding and the number of common shares each individual or group has the right to acquire upon the exercise of options within 60 days after January 21, 2015.

EXPERTS

Peoples

The consolidated financial statements of Peoples appearing in Peoples’ Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Peoples’ internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

NB&T Financial

The consolidated financial statements of NB&T Financial incorporated in this joint proxy statement/prospectus by reference from NB&T Financial’s Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in its reports thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the shares of Peoples’ common stock to be issued to the NB&T Financial shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for NB&T Financial by Vorys, Sater, Seymour and Pease LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Peoples and NB&T Financial to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that Peoples and NB&T Financial can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Peoples and NB&T Financial incorporate by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Peoples and NB&T Financial and you should read this document together with any other documents incorporated by reference in this document.

Peoples

This document incorporates by reference the following documents that have previously been filed with the SEC by Peoples (File No. 000-16772):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 filed with the SEC on April 23, 2014, July 24, 2014, and October 23, 2014 respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 14, 2014;

•	Current Report on Form 8-K filed with the SEC on each of January 21, 2014, January 23, 2014 (two Forms 8-K), January 28, 2014, February 19, 2014, April 4, 2014, April 7, 2014, April 21, 2014,

April 22, 2014, April 24, 2014, April 28, 2014, May 30, 2014, July 2, 2014, July 22, 2014, July 25, 2014, August 4, 2014, August 7, 2014, August 22, 2014, September 2, 2014, September 3, 2014, September 16, 2014 (Amendment No. 1 to Form 8-K filed on August 4, 2014), October 21, 2014, October 24, 2014 and November 3, 2014; and

•	The description of Peoples’ common stock, no par value, contained in Peoples’ Registration Statement on Form 8-A dated July 20, 1993, and any amendment or report filed with the SEC for the purpose of updating such description.

NB&T Financial

This document incorporates by reference the following documents that have previously been filed with the SEC by NB&T Financial (File No. 000-23134):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 18, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 filed with the SEC on May 14, 2014, August 13, 2014 and November 12, 2014, respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2014;

•	Current Report on Form 8-K filed with the SEC on each of January 21, 2014, March 18, 2014, April 22, 2014, April 25, 2014, June 17, 2014, July 15, 2014, August 4, 2014 (two Forms 8-K), September 16, 2014, September 19, 2014, October 21, 2014, December 16, 2014 and January 20, 2015; and

•	The description of NB&T Financial’s common stock, no par value, contained in NB&T Financial’s Registration Statement on Form S-4 dated November 12, 2009, under the heading “Description of NBTF Common Shares” and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, Peoples and NB&T Financial are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of each company’s special meeting of shareholders.

Peoples and NB&T Financial each file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Peoples and NB&T Financial file with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Neither Peoples nor NB&T Financial has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

August 4, 2014

by and between

PEOPLES BANCORP INC.

and

NB&T FINANCIAL GROUP, INC.

i

ARTICLE VII – CONDITIONS TO CONSUMMATION OF THE MERGER; CLOSING		43
7.01	Conditions to Each Party’s Obligation to Effect the Merger	43
7.02	Conditions to Obligation of NB&T Financial	44
7.03	Conditions to Obligation of Peoples	44
7.04	Closing	45

ARTICLE VIII – TERMINATION		45
8.01	Termination	45
8.02	Effect of Termination and Abandonment; Enforcement of Agreement	47
8.03	Termination Fee	47

ARTICLE IX – MISCELLANEOUS		47
9.01	Survival	47
9.02	Waiver; Amendment	48
9.03	Counterparts	48
9.04	Governing Law	48
9.05	Expenses	48
9.06	Notices	48
9.07	Entire Understanding; No Third Party Beneficiaries	48
9.08	Interpretation; Effect	48
9.09	Waiver of Jury Trial	49
9.10	Successors and Assigns; Assignment	49

EXHIBITA         Form of Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2014 (hereinafter referred to as this “Agreement”), by and between PEOPLES BANCORP INC., an Ohio corporation (hereinafter referred to as “Peoples”), and NB&T FINANCIAL GROUP, INC., an Ohio corporation (hereinafter referred to as “NB&T Financial”).

WITNESSETH

WHEREAS, Peoples is a registered financial holding company and owns all of the outstanding shares of Peoples Bank, National Association, a national bank (hereinafter referred to as “Peoples Bank”);

WHEREAS, NB&T Financial is a registered financial holding company and owns all of the outstanding shares of The National Bank and Trust Company, a national bank (hereinafter referred to as “NBTC”);

WHEREAS, the Boards of Directors of Peoples and NB&T Financial believe that the merger of NB&T Financial with and into Peoples, followed by the merger of NBTC with and into Peoples Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of Peoples and NB&T Financial;

WHEREAS, the Boards of Directors of Peoples and NB&T Financial have each approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties intend this merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, Peoples and NB&T Financial, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“401K Determination Letter” has the meaning set forth in Section 6.10(c).

“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).

“Acquisition Proposal” has the meaning set forth in Section 6.06(f)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.06(f)(iii).

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

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“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(n)(i).

“Consultants” has the meaning set forth in Section 5.03(n)(i).

“Continuing Employees” has the meaning set forth in Section 6.10(a)(i).

“Credit Facility Agreements” has the meaning set forth in Section 6.24.

“Determination Date” has the meaning set forth in Section 8.01(g).

“Directors” has the meaning set forth in Section 5.03(n)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means any NB&T Financial Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.

“Employees” has the meaning set forth in Section 5.03(n)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(n)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(n)(iii).

“ESOP Determination Letter” has the meaning set forth in Section 6.10(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(b).

“Exchange Ratio” shall mean 0.9319.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDIC Loss Share Agreement” means that certain Purchase and Assumption Agreement, along with all exhibits, schedules and addendums, dated as of March 19, 2010, by and among, the FDIC, as receiver for American National Bank, NBTC and the FDIC.

“Final Index Price” has the meaning set forth in Section 8.01(g).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

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“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Group” has the meaning set forth in Section 13(d) under the Exchange Act.

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Independent Trustee” has the meaning set forth in Section 6.02(b).

“Index” has the meaning set forth in Section 8.01(g).

“Index Ratio” has the meaning set forth in Section 8.01(g).

“Information” has the meaning set forth in Section 6.16.

“Initial Index Price” has the meaning set forth in Section 8.01(g).

“IRS” has the meaning set forth in Section 5.03(n)(ii).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 5.03(f)(i).

“Knowledge” means, with respect to Peoples, the Knowledge of any officer of Peoples with the title of Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Compliance Officer or Senior Vice President/Corporate Counsel, and, with respect to NB&T Financial and NBTC, the Knowledge of any officer of NB&T Financial or NBTC with the title of Chief Executive Officer, President, Chief Financial Officer, Senior Vice President or Compliance Officer. An officer of Peoples or NB&T Financial or NBTC shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of such officer’s duties.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loan” or “Loans” means any loans, loan commitments, letters of credit, credit facility, credit enhancements or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).

“Material Adverse Effect” means, with respect to Peoples or NB&T Financial, as the context may require, any effect that (i) is (A) material and adverse to the financial position, results of operations or business of Peoples and its Subsidiaries, taken as a whole, or (B) material and adverse to the financial position, results of operations or business of NB&T Financial and its Subsidiaries, taken as a whole, or (ii) is reasonably likely to materially impair the ability of either Peoples or NB&T Financial to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions, changes in prevailing interest and deposit rates and GAAP or regulatory accounting requirements; (b) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; (c) changes resulting from actions or omissions of a party which have been taken with the prior written consent of the other party or as required by this Agreement; (d) changes in policies and procedures of NB&T Financial taken pursuant to Section 6.08 of this Agreement; (e) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters or acts of God; or (f) changes resulting from the announcement of this Agreement and the transactions contemplated hereby.

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“Material Contracts” has the meaning set forth in Section 5.03(l)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger.

“Merger Consideration” means the aggregate of the Per Share Cash Consideration, the Per Share Stock Consideration and the Option Cash-Out Amounts.

“NB&T Financial” has the meaning set forth in the preamble to this Agreement.

“NB&T Financial Articles” means the Amended and Restated Articles of Incorporation of NB&T Financial, as amended.

“NBTC 401(k) Plan” has the meaning set forth in Section 6.10(c).

“NBTC” has the meaning set forth in the recitals to this Agreement.

“NBTC’s Territory” means, for purposes of this Agreement, the geographic area comprising the State of Ohio.

“NB&T Financial Board” means the Board of Directors of NB&T Financial.

“NB&T Financial Common Shares” means the shares of common stock, without par value, of NB&T Financial.

“NB&T Financial ESOP” has the meaning set forth in Section 5.03(b)(i).

“NB&T Financial Group” has the meaning set forth in Section 5.03(q)(vii).

“NB&T Financial Meeting” has the meaning set forth in Section 5.03(f)(i).

“NB&T Financial Options” has the meaning set forth in Section 3.04(a).

“NB&T Financial Option Plans” means the InterCounty Bancshares, Inc. Nonqualified Stock Option Plan, the NB&T Financial Group, Inc. Amended and Restated 2006 Equity Plan and the NB&T Financial Group, Inc. 2014 Equity Plan.

“NB&T Financial Preferred Shares” has the meaning set forth in Section 5.03(b)(i).

“NB&T Financial Recommendation” has the meaning set forth in Section 6.02(b).

“NB&T Financial Regulations” means the regulations of NB&T Financial, as amended.

“NB&T Financial’s SEC Reports” has the meaning set forth in Section 5.03(g)(ii).

“NB&T Financial Shareholder Adoption” has the meaning set forth in Section 5.03(d).

“NB&T Financial Shares” has the meaning set forth in Section 5.03(b)(i).

“Notice Period” has the meaning set forth in Section 6.06(d)(ii).

“OCC” means the Office of the Comptroller of the Currency.

“Old Certificates” has the meaning set forth in Section 3.03(c)(i).

“OGCL” means the Ohio General Corporation Law.

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Option Cash-Out Amount” has the meaning set forth in Section 3.04(a).

“Parent Merger” has the meaning set forth in Section 2.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 5.03(n)(ii).

“Peoples” has the meaning set forth in the preamble to this Agreement.

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“Peoples Articles” means the Articles of Incorporation of Peoples, as amended.

“Peoples Bank” has the meaning set forth in the recitals to this Agreement.

“Peoples Board” means the Board of Directors of Peoples.

“Peoples Board Deferred Compensation Plan” means the Third Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.

“Peoples Common Shares” means shares of common stock, without par value, of Peoples.

“Peoples Equity Plan” means the Peoples’ Second Amended and Restated 2006 Equity Plan, as amended.

“Peoples Group” has the meaning set forth in Section 5.04 (p)(vi).

“Peoples Market Price” has the meaning set forth in Section 8.01(g).

“Peoples Market Value” has the meaning set forth in Section 8.01(g).

“Peoples Meeting” has the meaning set forth in Section 5.03(f)(i).

“Peoples Regulations” means the regulations of Peoples, as amended.

“Peoples’ SEC Reports” has the meaning set forth in Section 5.04(g)(ii).

“Peoples Shareholder Adoption” has the meaning set forth in Section 5.04(e).

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).

“Per Share Merger Consideration” means Per Share Cash Consideration and the Per Share Stock Consideration.

“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).

“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Phase I” has the meaning set forth in Sections 4.01(v) and 6.19.

“PIPE Transaction” refers to the issuance of up to $43 million in Peoples Common Shares through a private placement and subsequent registration of the resale of such shares with the SEC being conducted by Peoples in conjunction with this Agreement.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.

“REC” has the meaning set forth in Section 4.01(v).

“Registration Statement” has the meaning set forth in Section 5.03(f)(i).

“Regulatory Authorities” has the meaning set forth in Section 5.03(j)(i).

“Regulatory Order” has the meaning set forth in Section 5.03(j)(i).

“Related Parties” has the meaning set forth in Section 5.03(dd).

“Related Party Agreements” has the meaning set forth in 5.03(dd).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Resulting Bank” has the meaning set forth in Section 2.02.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

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“Sarbanes-Oxley Act” has the meaning set forth in Section 5.03(g)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Superior Proposal” has the meaning set forth in Section 6.06(f)(i).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.03(p).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Tail Policy” has the meaning set forth in Section 6.18(b).

“Termination Fee” has the meaning set forth in Section 8.03.

“Title Agency” has the meaning set forth in Section 4.02.

“Title Agency Transfer” has the meaning set forth in Section 4.02.

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means NB&T Financial Shares held by NB&T Financial or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Vorys” means Vorys, Sater, Seymour and Pease LLP, counsel to NB&T Financial.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among Peoples, NB&T Financial and certain shareholders of NB&T Financial.

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ARTICLE II

The Merger

2.01 The Parent Merger.

(a) The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, NB&T Financial shall merge with and into Peoples (the “Parent Merger”), Peoples shall survive the Parent Merger and continue to exist as an Ohio corporation (Peoples, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of NB&T Financial shall cease. At the Effective Time:

(i) The Peoples Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii) The Peoples Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii) Subject to Section 6.21, each individual serving as a director of Peoples immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Articles and the Peoples Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the Peoples Articles or the Peoples Regulations or as otherwise provided by the OGCL.

(b) Option to Change Method of Merger. Peoples may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i) Alter or change the amount or kind of consideration to which the holders of NB&T Financial Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii) Materially impede or delay consummation of the transactions contemplated by this Agreement;

(iii) Cause the Merger to fail to qualify as a “reorganization” within the meaning of Code Section 368(a)(1)(A) of the Code; or

(iv) Otherwise adversely affect the holders of NB&T Financial Common Shares.

NB&T Financial, if requested by Peoples, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02 The Subsidiary Merger. At the time specified by Peoples Bank in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), NBTC shall merge with and into Peoples Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by NBTC and Peoples Bank and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of NBTC shall cease and Peoples Bank shall survive the Subsidiary Merger and continue to exist as a national bank (Peoples Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of NBTC shall cease.

2.03 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (a) the filing of the certificate of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL.

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2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, Peoples and NB&T Financial shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III

Merger Consideration.

3.01 Merger Consideration.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:

(a) Conversion of NB&T Financial Common Shares. Subject to Sections 3.03, 3.04 and 3.05(b), and except as otherwise provided by paragraph (b) of this Section 3.01, each NB&T Financial Common Share (other than Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, as follows, without interest:

(i) a number of Peoples Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”); and

(ii) an amount of cash equal to $7.75 (the “Per Share Cash Consideration”).

(b) Adjustments to the Merger Consideration.

(i) If the number of NB&T Financial Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of NB&T Financial Common Shares issued and outstanding as of the date hereof, except to the extent such increase is due to the exercise of NB&T Financial Options or the issuance of NB&T Financial Common Shares pursuant to the dividend reinvestment feature of the NB&T Financial ESOP, the Merger Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.

(ii) If Peoples changes (or establishes a record date for changing) the number of shares of Peoples Common Shares issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Peoples Common Shares, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of NB&T Financial at the Effective Time shall receive Merger Consideration that produces the same economic effect as contemplated by this Agreement prior to such action.

(c) Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(d) Dissenting Shares. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding NB&T Financial Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

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3.02 Rights as Shareholders; Share Transfers. At the Effective Time, holders of NB&T Financial Common Shares shall cease to be, and shall have no rights as, shareholders of NB&T Financial, other than (a) to receive any dividend or other distribution with respect to such NB&T Financial Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Per Share Merger Consideration, or (c) to dissenting shareholders’ rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of NB&T Financial or the Surviving Corporation of any NB&T Financial Common Shares.

3.03 Exchange and Payment Procedures.

(a) Exchange Agent. Wells Fargo Shareowner Services, or any another transfer agent selected by Peoples, will act as the exchange agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.

(b) Exchange Fund. At or prior to the Effective Time, Peoples shall deposit, or cause to be deposited, with the Exchange Agent cash in an aggregate amount sufficient to make the appropriate payments (i) of the Per Share Cash Consideration, (ii) in lieu of fractional shares pursuant to Section 3.03(d) and (iii) cash payment due to holders of the NB&T Financial Options pursuant to Section 3.04 (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Peoples; provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of NB&T Financial Common Shares. Any interest and other income resulting from such investments shall be paid to Peoples. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Peoples Common Shares held by it in the Exchange Fund, except that it shall receive and hold in trust for the recipients of the Peoples Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such Peoples Common Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(c) Exchange Procedures.

(i) Within five business days after the Effective Time, Peoples shall instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which, as of the Effective Time, represented NB&T Financial Common Shares (other than Treasury Shares and Dissenting Shares) (“Old Certificates”) or uncertificated shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Old Certificates shall pass, only upon proper delivery of the Old Certificates, if applicable, or upon delivery of the letter of transmittal in the case of uncertificated shares, to the Exchange Agent, and which shall be in customary form as directed by Peoples and reasonably acceptable to NB&T Financial, and (ii) instructions for use in effecting the surrender of the Old Certificates, if applicable, or the letter of transmittal in exchange for the Merger Consideration. Upon the proper surrender of the Old Certificates, if applicable, and a properly completed and duly executed letter of transmittal to the Exchange Agent, and such other documents as may reasonably be required by Peoples or the Exchange Agent, the holders of such Old Certificates or uncertificated shares shall be entitled to receive the number of whole shares of Peoples Common Shares that such holder has the right to receive pursuant to Section 3.01(a)(i) and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 3.01(a)(ii) (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02). Old Certificates so surrendered shall forthwith be canceled. Within ten days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Peoples Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of NB&T Financial Common Shares not registered in the transfer records of NB&T Financial, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such NB&T Financial Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Peoples and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

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(ii) No dividends or other distributions declared or made after the Effective Time with respect to Peoples Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Peoples Common Shares hereunder until such Person surrenders his, her or its Old Certificates, if applicable, and the letter of transmittal in accordance with this Section 3.03. Upon the surrender of such Person’s Old Certificates, if applicable, and the letter of transmittal, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Peoples Common Shares represented by such Person’s Old Certificates or uncertificated shares.

(d) No Fractional Peoples Common Shares. No certificates representing fractional Peoples Common Shares shall be issued upon the surrender for exchange of the Old Certificates, and such fractional Peoples Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. Each holder of NB&T Financial Common Shares who would otherwise be entitled to receive a fractional Peoples Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (i) the fractional Peoples Common Share interest to which such holder (after taking into account all NB&T Financial Common Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the average of the daily closing sales prices of a share of Peoples Common Shares as reported on The NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding the Effective Date.

(e) Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of NB&T Financial for six months after the Effective Time shall be paid to Peoples. Any shareholders of NB&T Financial who have not theretofore complied with this Article III shall thereafter look only to Peoples for payment of the Merger Consideration.

(f) No Liability. None of Peoples, NB&T Financial or the Exchange Agent shall be liable to any former holder of NB&T Financial Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Peoples Common Share interest, or any dividends or distributions with respect to Peoples Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(g) Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed in form and substance acceptable to Peoples and, if required by Peoples or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Peoples or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of NB&T Financial Common Shares represented by such Old Certificate.

(h) Withholding Rights. Peoples or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of NB&T Financial Common Shares such amounts as Peoples or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Peoples or the Peoples Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NB&T Financial Common Shares.

(i) Book Entry. All shares of Peoples Common Shares to be issued in the Merger shall be issued in book entry form, without physical certificates; provided, that Peoples may issue any of such shares in physical form at its sole discretion.

(j) Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

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3.04 NB&T Financial Options.

(a) Immediately prior to the Effective Time, all rights with respect to NB&T Financial Common Shares pursuant to NB&T Financial Option Plans (the “NB&T Financial Options”) shall be cancelled in exchange for a cash payment equal to $31.00 less the exercise price per share of such NB&T Financial Option (the “Option Cash-Out Amount”). All unvested NB&T Financial Options will be accelerated immediately prior to cancellation in exchange for the cash payment in accordance with this Section 3.04.

(b) The NB&T Financial Board and its compensation committee shall not make any grants of NB&T Financial Options following the execution of this Agreement, except grants required to be made to the directors of NB&T Financial pursuant to the NB&T Financial 2014 Equity Plan immediately following each annual meeting of shareholders.

(c) The NB&T Financial Board or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the NB&T Financial Options to effect the foregoing provisions of this Section 3.04.

3.05 Tax Consequences.

(a) For federal income tax purposes, the Parent Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury regulation Section 1.368-2(g).

(b) Notwithstanding anything in this Agreement to the contrary, if the tax opinion referred to in Section 7.02(e) cannot be rendered (as reasonably determined by Vorys) as a result of the Parent Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Peoples shall increase the Per Share Stock Consideration (and cause a corresponding decrease in the Per Share Cash Consideration equal to the economic value of any such increase) to the minimum extent necessary to enable the relevant tax opinion to be rendered.

ARTICLE IV

Actions Pending Consummation of Merger

4.01 Forbearances of NB&T Financial. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of Peoples, NB&T Financial shall not, and shall cause its Subsidiaries not to:

(a) Ordinary Course. (i) Conduct the business of NB&T Financial and its Subsidiaries other than in the ordinary course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect, or (iii) enter into any new line of business or materially change its lending, deposit, investment, underwriting, risk, asset liability management or other banking and operating policies, except in the case of the foregoing (i) through (iii) as required by applicable law, regulations or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional NB&T Financial Common Shares, other capital stock of NB&T Financial or any Rights except NB&T Financial Common Shares held in the NB&T Financial ESOP or upon the exercise or fulfillment of

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NB&T Financial Options issued and outstanding as of the date of this Agreement pursuant to the NB&T Financial Option Plans in accordance with their present terms, (ii) enter into any agreement, or amend or modify the NB&T Financial Option Plans except as otherwise set forth in this Agreement, with respect to the foregoing, (iii) permit any additional NB&T Financial Common Shares to become subject to new grants of NB&T Financial Options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization, other than transactions in NB&T Financial Common Shares required by NB&T Financial Compensation and Benefit Plans.

(c) Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock except that (A) NBTC may pay dividends to NB&T Financial, and (B) NB&T Financial may pay to its shareholders its usual and customary cash dividend of no greater than $.30 per share per quarter, with a dividend of such amount paid immediately prior to the Effective Date prorated for the portion of the quarter in which the Effective Date occurs, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock other than transactions in NB&T Financial Common Shares required by NB&T Financial Compensation and Benefit Plans.

(d) Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of NB&T Financial or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law and except as set forth in NB&T’s Disclosure Schedule.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify, make any contributions to or terminate (except (i) as may be required by applicable law or by the terms of the benefit plan as of the date hereof, (ii) as contemplated by this Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) the NB&T Financial Option Plans or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of NB&T Financial or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of the NB&T Financial Options, restricted stock, phantom stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties except in the ordinary course of business for full and fair consideration actually received.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend the NB&T Financial Articles, the NB&T Financial Regulations or the organizational and governing documents of its Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles, law, regulation or any Regulatory Authority.

(j) Material Contracts. Enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts.

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(k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such claims, actions or proceedings.

(l) Adverse Actions. Take any action that is intended or is reasonably likely to result in (A) any breach of its representations and warranties set forth in this Agreement at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk, or (iv) fail to follow in any material respect its existing policies or practices with respect to managing its fiduciary risks.

(n) Borrowings. Borrow or agree to borrow any funds, including, but not limited to, pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.

(o) Indirect Loans; Participations. (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a Loan, except for such credit facilities made to borrowers in NBTC’s Territory which are secured by collateral located in the NBTC’s Territory in the ordinary course and consistent with past practices.

(p) Capital and Other Expenditures. Except as set forth in NB&T Financial Disclosure Schedule, make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $25,000 or in the aggregate exceed $50,000.

(q) Lending. (i) Establish any new lending programs or, except as set forth in NB&T Financial’s Disclosure Schedule, make any changes in the policies of any Subsidiary of NB&T Financial concerning which Persons may approve Loans, (ii) price or reprice any Loans inconsistent with NBTC’s current pricing methodology, or (iii) originate or issue any: (A) Loans except in accordance with existing lending policies, and lending limits and authorities; or (B) (1) unsecured consumer Loans in excess of $100,000; (2) individual commercial Loans in excess of $2,000,000; or (3) construction, acquisition or development Loans, residential permanent Loans, Loans secured by special purpose property, or SBA Loans, to any one borrower in excess of $2,000,000 in the aggregate.

(r) Investment Securities Portfolio. Except as set forth in NB&T Financial’s Disclosure Schedule, restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise (but excluding mandatory repurchases or redemptions), or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, except in each case as required by GAAP, law or regulation or requested by a Regulatory Authority.

(s) Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all material Tax Returns that are required to be filed (with extensions) on or before the Effective Time, (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

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(t) Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs), or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(u) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(v) Foreclosures. Foreclose upon or otherwise cause NBTC to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Recognized Environmental Conditions (“RECs”), as that term is defined in ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”)”; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless NB&T Financial or NBTC reasonably believes that such real property may contain a REC.

(w) Commitments. Agree or commit to do any of the foregoing.

4.02 Transfer of Title Agency. On or before the Effective Date, NB&T Financial shall surrender its ownership interest in NB&T Title, LLC, an Ohio limited liability company (the “Title Agency”) to the Title Agency in accordance with the Title Agency’s Limited Liability Company Operating Agreement. The sale, conveyance, transfer, disposition or dissolution of the Title Agency contemplated by this Section 4.02 is referred to herein as the “Title Agency Transfer.” NB&T Financial shall take, or cause to be taken, all such actions necessary to ensure that the Title Agency Transfer complies with all applicable laws.

4.03 Forbearances of Peoples. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, without the prior written consent of NB&T Financial, Peoples shall not, and shall cause its Subsidiaries not to:

(a) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional Peoples Common Shares, other capital stock of Peoples or any Rights except pursuant to: (A) Peoples Compensation and Benefit Plans, (B) any merger agreements in effect as of the date of this Agreement, (C) the PIPE Transaction, or (D) any request by any Regulatory Authority, or (ii) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(b) Governing Documents. Amend the Peoples Articles, the Peoples Regulations or the organizational and governing documents of its Subsidiaries.

(c) Adverse Actions. Take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (D) a delay in the consummation of the transactions contemplated by this Agreement.

(d) Acquisition Agreements. Execute any agreement providing for the acquisition, whether by merger, consolidation or asset purchase or otherwise, by Peoples or Peoples Bank of another financial institution or financial institution holding company or branch thereof. Notwithstanding the foregoing, this Section 4.03(c) shall in no way prohibit and/or limit Peoples or any of its Subsidiaries from entering any acquisition, whether by merger, consolidation or asset purchase or otherwise, with any wealth management company, brokerage firm and/or insurance agency.

(e) Commitments. Agree or commit to do any of the foregoing.

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ARTICLE V

Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, NB&T Financial delivered to Peoples a schedule, and Peoples delivered to NB&T Financial a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.

5.02 Standard. No party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect without giving any effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties.

5.03 Representations and Warranties of NB&T Financial. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a section of its Disclosure Schedule, NB&T Financial hereby represents and warrants to Peoples that the following are true and correct (provided that none of the following representations and warranties shall be applicable to the Title Agency, which NB&T Financial does not deem to be, and which for purposes of this Agreement is not, a Subsidiary):

(a) Organization, Standing and Authority.

(i) NB&T Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which NB&T Financial conducts business are set forth in the NB&T Financial’s Disclosure Schedule. NB&T Financial is registered as a financial holding company under the BHCA.

(ii) NBTC is a national banking association duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capital Structure of NB&T Financial.

(i) As of June 30, 2014, the authorized capital stock of NB&T Financial consists of 6,000,000 NB&T Financial Common Shares and 100,000 shares of preferred stock, with no par value (“NB&T Financial Preferred Shares”). The NB&T Financial Common Shares and NB&T Financial Preferred Shares are collectively referred to herein as “NB&T Financial Shares.” As of the date hereof, there are: (A) 3,429,560 shares of NB&T Financial Common Shares issued and outstanding, including 306,683 shares held by the NB&T Financial Employee Stock Ownership Plan (the “NB&T Financial ESOP”); (B) 389,390 shares of Treasury Shares were held by NB&T Financial or otherwise owned by NB&T Financial or its Subsidiaries; and (C) 518,122 shares of NB&T Financial reserved for issuance pursuant to the NB&T Financial Option Plans (of which, collectively, options to purchase 255,122 shares are outstanding at the date hereof). No shares of NB&T Financial Preferred Shares are issued and outstanding or reserved for issuance. All of the issued and outstanding shares of NB&T Financial Shares have been duly authorized and validly issued and

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are fully paid, nonassessable and free of preemptive rights. Except for the options, plans and other obligations set forth in this paragraph (i), and except as set forth in NB&T Financial’s Disclosure Schedule, NB&T Financial does not have and is not bound by any outstanding or issued Rights with respect to any NB&T Financial Shares.

(ii) The NB&T Financial Options have been granted in compliance in all material respects with the terms of the applicable NB&T Financial Option Plan and all applicable laws. With respect to each NB&T Financial Option outstanding as of the date hereof, the name of each optionee, the date of each option to purchase NB&T Financial Common Shares granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in NB&T Financial’s Disclosure Schedule. The exercise price of each NB&T Financial Option is no less than the fair market value of a share of NB&T Financial Common Shares determined on the date of grant of such stock option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each NB&T Financial Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been structured to so qualify.

(iii) Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which NB&T Financial is a party or by which it is bound with respect to any equity security of any class of NB&T Financial or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(c) Subsidiaries.

(i) NB&T Financial’s Disclosure Schedule sets forth a true and complete list of each Subsidiary of NB&T Financial.

(ii)(A) NB&T Financial owns all of the issued and outstanding equity securities of its Subsidiaries, (B) no equity securities of its Subsidiaries are or may become required to be issued (other than to NB&T Financial) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any equity securities in such Subsidiaries (other than to NB&T Financial), (D) there are no contracts, commitments, understandings, or arrangements relating to NB&T Financial’s rights to vote or to dispose of such securities, and (E) all of the equity securities of each of NB&T Financial’s Subsidiaries held by NB&T Financial are fully paid and nonassessable and are owned by NB&T Financial free and clear of any Liens.

(iii) Except as set forth on NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor its Subsidiaries own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(d) Corporate Power. Each of NB&T Financial and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. NB&T Financial has the corporate power and authority to execute and deliver, and perform its obligations under, this Agreement, subject to certain required approvals of NB&T Financial’s shareholders (the “NB&T Financial Shareholder Adoption”) and applicable Regulatory Authorities, and NBTC has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement subject to the approval of this Agreement and the transactions contemplated hereby by applicable Regulatory Authorities.

(e) Corporate Authority; Authorized and Effective Agreement. Subject to the NB&T Financial Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of NB&T Financial prior to the date of this Agreement. This Agreement is a valid and legally binding obligation of NB&T Financial, enforceable against NB&T Financial in accordance with its terms,

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except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NB&T Financial or NBTC in connection with the execution, delivery or performance by NB&T Financial of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except as set forth in NB&T Financial’s Disclosure Schedule and except for (A) the filings of applications, waivers or notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) relating to the meetings, including any adjournments or postponements thereof, of NB&T Financial shareholders and Peoples shareholders to be held in connection with this Agreement and the Merger (the “NB&T Financial Meeting” and the “Peoples Meeting,” as the case may be), (C) NB&T Financial Shareholder Adoption and Peoples Shareholder Adoption, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL, and (E) the receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, NB&T Financial is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(iii) Subject to the consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of NB&T Financial or of any of its Subsidiaries or to which NB&T Financial or any of its Subsidiaries or their properties are subject or bound, (B) constitute a breach or violation of, or a default under, the NB&T Financial Articles or the NB&T Financial Regulations, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) SEC Reports.

(i) NB&T Financial has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC since January 1, 2010, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by NB&T Financial pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement other than (A) such documents filed or furnished prior to May 8, 1996, (B) documents filed in paper form since May 8, 1996, that were not required to be filed electronically, and (C) documents, if any, filed with a request for confidential treatment (the “NB&T Financial’s SEC Reports”) is publicly available. None of NB&T Financial’s SEC Reports, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to NB&T Financial’s SEC Reports filed prior to the date hereof, contained any untrue

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statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all NB&T Financial’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of NB&T Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the NB&T Financial’s SEC Reports.

(h) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of NB&T Financial and its Subsidiaries included (or incorporated by reference) in NB&T Financial’s SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NB&T Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of NB&T Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of NB&T Financial and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed NB&T Financial that it intends to resign) or been dismissed as the independent registered public accounting firm of NB&T Financial as a result of or in connection with any disagreements with NB&T Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither NB&T Financial nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of NB&T Financial included in its Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2014 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since March 31, 2014 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since March 31, 2014, (A) NB&T Financial and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to NB&T Financial or any of its Subsidiaries.

(iv) NB&T Financial and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by NB&T Financial in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to NB&T Financial’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of NB&T Financial required under the Exchange Act with respect to such reports. NB&T Financial has disclosed, based on its most recent evaluation prior to the date of this Agreement, to NB&T Financial’s outside auditors and the audit committee of the NB&T Financial Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over

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financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect NB&T Financial’s ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in NB&T Financial’s internal controls over financial reporting. Since December 31, 2013, neither NB&T Financial, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of NB&T Financial or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of NB&T Financial or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NB&T Financial or its Subsidiaries has engaged in questionable accounting or auditing practices.

(i) Litigation. There is no suit, action, claim or proceeding, or to NB&T Financial’s Knowledge review or investigation, pending, or to NB&T Financial’s Knowledge, threatened against it or any of its Subsidiaries or, to NB&T Financial’s Knowledge, any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, claim or proceeding, or to NB&T Financial’s Knowledge investigation or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Peoples or any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement or decree imposed upon or entered into by NB&T Financial, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Peoples or any of its Affiliates) that is or could reasonably be expected to be material to NB&T Financial or any of its Subsidiaries.

(j) Regulatory Matters.

(i) Neither NB&T Financial nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FDIC and the FRB) or the supervision or regulation of NB&T Financial or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither NB&T Financial nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(k) Compliance with Laws. NB&T Financial and each of its Subsidiaries (i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to NB&T Financial’s Knowledge, no suspension or cancellation of any of them is threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that NB&T Financial or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Knowledge of NB&T Financial, do any grounds for any of the foregoing exist).

(l) Material Contracts; Defaults.

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(i) Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:

(A) any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or $75,000 in the aggregate in any period of 12 consecutive months;

(B) any contract relating to any direct or indirect indebtedness of NB&T Financial or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit but excluding outstanding put options with respect to loans sold into the secondary market), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $25,000 in any one case or $75,000 in the aggregate in any period of 12 consecutive months;

(C) any contract containing covenants limiting the freedom of NB&T Financial or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;

(D) any partnership, joint venture, limited liability company arrangement or other similar agreement;

(E) any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of NB&T Financial’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants, except the NB&T Financial Option Plans and award agreements thereunder and the NB&T Financial ESOP;

(F) any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(G) any contract with any insider of NB&T Financial or any of its Subsidiaries or any arrangement under which NB&T Financial or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(H) any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(I) other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets (other than cash and cash equivalents), properties or securities of NB&T Financial or any of its Subsidiaries in excess of $25,000;

(J) any contract that requires the payment of royalties;

(K) any contract pursuant to which NB&T Financial or any of its Subsidiaries has any obligation to share revenues or profits derived from NB&T Financial or any of its Subsidiaries with any other Person;

(L) any contract between (i) NB&T Financial or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of NB&T Financial or any of its Subsidiaries, on the other hand, and (ii) NB&T Financial or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director or executive officer of NB&T Financial, on the other hand;

(M) any contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC); and

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(N) any other legally binding contract not of the type covered by any of the other items of this Section 5.03(l) involving money or property and having an obligation by NB&T Financial or any of its Subsidiaries in excess of $25,000 aggregate in any period of 12 consecutive months and which is otherwise not in the ordinary course of business.

(ii) “Material Contracts” shall mean those contracts on NB&T Financial’s Disclosure Schedule listed under Section 5.03(l). True, complete and correct copies of all of the Material Contracts have been made available to Peoples. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to NB&T Financial or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of NB&T Financial, as to the other parties to such Material Contracts. Except as disclosed in NB&T Financial’s Disclosure Schedule, NB&T Financial and/or its Subsidiaries, as applicable, and to the Knowledge of NB&T Financial, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither NB&T Financial nor its Subsidiaries, and to the Knowledge of NB&T Financial, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither NB&T Financial nor its Subsidiaries, and to the Knowledge of NB&T Financial, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither NB&T Financial nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of NB&T Financial, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(m) Brokerage and Finder’s Fees. Except for NB&T Financial’s engagement of Keefe Bruyette & Woods, Inc., neither NB&T Financial nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(n) Employee Benefit Plans.

(i) NB&T Financial’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of NB&T Financial or NBTC or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which NB&T Financial or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Except as otherwise provided in this Agreement, neither NB&T Financial nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any NB&T Financial Common Shares, except the NB&T Financial ESOP.

(ii) Except as set forth in NB&T Financial’s Disclosure Schedule, to the Knowledge of NB&T Financial: (A) each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made; (B) each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified

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under Section 401(a) of the Code has either received favorable determination letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on a prototype plan or a volume submitter plan which has received a current opinion or advisory letter from the national office of the IRS; (C) there is no pending or threatened legal action, suit or claim relating to the Compensation and Benefit Plans; (D) neither NB&T Financial nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject NB&T Financial or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA; and (E) no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by NB&T Financial or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with NB&T Financial under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of NB&T Financial, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of NB&T Financial, except as set forth in NB&T Financial’s Disclosure Schedule there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) Except as set forth in NB&T Financial’s Disclosure Schedule, all contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which NB&T Financial or any of its Subsidiaries was or is a party have been timely made or have been reflected on financial statements in NB&T Financial SEC Reports.

(v) Except as otherwise provided under Section 6.10(c), except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by NB&T Financial or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Neither NB&T Financial, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(vii) Except as set forth in NB&T Financial’s Disclosure Schedule, with respect to each Compensation and Benefit Plan, if applicable, NB&T Financial has provided or made available to Peoples, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description or wrap document and summaries of material modifications, (F) notices or forms filed with the PBGC (other than for premium payments), (G) the most recent determination letter issued by the IRS, (H) any Form 5310 or Form 5330

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filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii) Except as set forth in NB&T Financial’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, NB&T Financial or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of NB&T Financial on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(o) Labor Matters. Neither NB&T Financial nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NB&T Financial or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel NB&T Financial or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to NB&T Financial’s Knowledge, threatened, nor is NB&T Financial aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. NB&T Financial and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(p) Takeover Laws. Except as set forth in NB&T Financial’s Disclosure Schedule, NB&T Financial has taken all action required to be taken by NB&T Financial in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”), and (ii) any applicable provisions of the NB&T Financial Articles, the NB&T Financial Regulations and/or the governing documents of NBTC.

(q) Environmental Matters. Except as set forth in NB&T Financial’s Disclosure Schedule, and to NB&T Financial’s Knowledge, (1) neither the conduct nor the operation of NB&T Financial or any of its Subsidiaries nor any condition of any property presently, or previously owned, leased or operated by any of them or on which any of them presently holds a Lien, materially violates or violated Environmental Laws, and to NB&T Financial’s Knowledge, no condition exists or has, in the five years prior to this Agreement, existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in material liability under Environmental Laws; and (2) neither NB&T Financial nor any of its Subsidiaries has received, in the five years prior to this Agreement, any notice from any Person that NB&T Financial or its Subsidiaries or the

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operation or condition of any property presently, or previously owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, legal liability (or potential liability) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such above-described (in subsection (q)(2)) property.

(r) Tax Matters.

(i) (A) All material Tax Returns that were or are required to be filed by or with respect to NB&T Financial and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A) of this Section) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of NB&T Financial or its Subsidiaries. NB&T Financial has made available to Peoples true and correct copies of the United States federal income Tax Returns filed by NB&T Financial and its Subsidiaries for each of the three most recent fiscal years. Neither NB&T Financial nor any of its Subsidiaries has any material liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements in NB&T Financial SEC Reports or that have arisen in the ordinary and usual course of business since March 31, 2014. The accruals and reserves for Taxes reflected in financial statements in NB&T Financial SEC Reports are adequate for the periods covered. There are no Liens for Taxes upon the assets of NB&T Financial or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii) NB&T Financial and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv) No claim has been made within the past six years by any Governmental Authority in a jurisdiction where NB&T Financial or any of its Subsidiaries do not file Tax Returns that NB&T Financial or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor, to the Knowledge of NB&T Financial, is there any factual basis for any such claim.

(v) Neither NB&T Financial nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.

(vi) Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2008. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to NB&T Financial or any of its Subsidiaries and, to the Knowledge of NB&T Financial, no such audit or other proceeding has been threatened. No Governmental Authority is now asserting, or, to the Knowledge of NB&T Financial, is threatening to assert against NB&T Financial or any of its Subsidiaries any deficiency or claim for additional Taxes.

(vii) Neither NB&T Financial nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement, except among themselves, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which NB&T Financial is or was the common parent corporation (the “NB&T Financial Group”), or (C) has any liability for the Taxes of any person (other than members of the NB&T Financial Group) as a transferee or successor, by contract, or otherwise.

(viii) Except as Previously Disclosed, neither NB&T Financial nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

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(ix) Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x) Except as set forth in NB&T Financial’s Disclosure Schedule, there is no joint venture, partnership, limited liability company, or other arrangement or contract to which NB&T Financial or a Subsidiary is a party that is treated as a partnership for Tax purposes.

(xi) NB&T Financial has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(s) Risk Management Instruments. Neither NB&T Financial nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements, other than those imbedded within loan agreements originated in the ordinary course of business.

(t) Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in NB&T Financial’s minute books, (i) the books of account, minute books, stock record books, and other financial and corporate records of NB&T Financial and its Subsidiaries, all of which have been made available to Peoples, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of NB&T Financial and its Subsidiaries; and (ii) the minute books of NB&T Financial and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the NB&T Financial Board and the governing bodies of its Subsidiaries, and committees of the NB&T Financial Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, NB&T Financial Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.

(u) Insurance. NB&T Financial’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by NB&T Financial or its Subsidiaries. NB&T Financial and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is customary within the industry. All such insurance policies are in full force and effect; NB&T Financial and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(v) Title to Real Property and Assets.

(i) NB&T Financial’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by NB&T Financial or its Subsidiaries. NB&T Financial and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the financial statements in NB&T Financial SEC Reports as being owned by NB&T Financial as of March 31, 2014, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business.

(ii) Each lease agreement set forth in NB&T Financial’s Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. Other than as Previously Disclosed, there is not under any such lease agreements any default by NB&T Financial or its

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Subsidiaries, or to the Knowledge of NB&T Financial, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. Except as set forth in NB&T Financial’s Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither NB&T Financial nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(iii) All leases pursuant to which NB&T Financial or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that NB&T Financial or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to the Knowledge of NB&T Financial, the lessor.

(w) Loans; Certain Transactions. Each Loan reflected as an asset in the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 of NB&T Financial, and each subsequent SEC filing thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid and enforceable Liens which have been perfected in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium readjustment of debt or laws of general application relative to or affecting the enforcement of creditors’ rights. No obligor under any of such Loans has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in NB&T Financial’s Disclosure Schedule, NBTC is not a party to a Loan, including any loan guaranty, with any director, executive officer or 5% or more shareholder of NB&T Financial, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All Loans that have been made by NBTC and that are subject to 12 C.F.R. Part 215, comply therewith.

(x) Allowance for Loan Losses. Except as set forth in NB&T Financial’s Disclosure Schedule, there is no Loan which was made by NBTC and which is reflected as an asset of NB&T Financial or NBTC that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of NB&T Financial or NBTC as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectibility. The allowance for loan losses reflected on NB&T Financial’s March 31, 2014 financial statements filed with the SEC was, as of each respective date, is adequate in all material respects under the requirements of GAAP.

(y) Repurchase Agreements. With respect to all agreements pursuant to which NB&T Financial or its Subsidiaries has purchased securities subject to an agreement to resell, if any, NB&T Financial or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(z) Investment Securities Portfolio. . All investment securities held by NB&T Financial or its Subsidiaries, as reflected in the financial statements in NB&T Financial SEC Reports, are carried in accordance with GAAP. NB&T Financial or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements in NB&T Financial SEC Reports and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of NB&T Financial or its Subsidiaries.

(aa) Deposit Insurance. The deposit accounts of NBTC are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and NBTC has timely paid all assessments and filed all reports

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required by the FDIA. All interest has been properly accrued in all material respects on the deposit accounts of NBTC, and NBTC’s records accurately reflect, in all material respects, such accrual of interest. Except as Previously Disclosed, the deposit accounts of NBTC have been originated and administered in all material respects in accordance with the terms of the respective governing documents. Neither NB&T Financial nor NBTC has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of NBTC.

(bb) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. NB&T Financial is not operating in material violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. NB&T Financial is in satisfactory compliance in all material respects with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. NB&T Financial is not aware of any facts or circumstances that would cause NB&T Financial to believe that any non-public customer information has been disclosed by NB&T Financial or a Subsidiary to, or accessed by an unauthorized third party from, NB&T Financial or a Subsidiary in a manner that would cause NB&T Financial or any of its Subsidiaries to undertake any material remedial action. The NB&T Financial Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and NB&T Financial (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(cc) CRA Compliance. Neither NB&T Financial nor NBTC has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and NBTC has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither NB&T Financial nor NBTC has Knowledge of any fact or circumstance or set of facts or circumstances which could cause NB&T Financial or NBTC to receive notice of non-compliance with such provisions or cause the CRA rating of NBTC to fall below satisfactory.

(dd) Related Party Transactions. Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries has any transactions with any Affiliate of NB&T Financial or its Subsidiaries or any Affiliate of any director or executive officer of NB&T Financial or its Subsidiaries (as defined in Rule 3b-7 under the Exchange Act) (collectively, the “Related Parties”). None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, distributor, sales agent, or supplier of NB&T Financial or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that NB&T Financial or any of its Subsidiaries uses or the use of which is necessary for the conduct of their business, (iii) has brought any action against NB&T Financial or its Subsidiaries, or (iv) on behalf of NB&T Financial or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any executive officer or director of NB&T Financial or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). NB&T Financial’s Disclosure Schedule contains a complete list of all contracts currently in force between NB&T Financial, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated to be entered into before the Effective Date (other than those contracts to be entered into after the date of this Agreement for which Peoples has given its prior written consent). NBTC is not party to any transaction with any Related Party on other than arm’s-length terms.

(ee) Prohibited Payments. NB&T Financial and its Subsidiaries have not, directly or indirectly (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either

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the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of NB&T Financial or its Subsidiaries for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of NB&T Financial or any of its Subsidiaries, which NB&T Financial or its Subsidiaries knows or has reason to believe may have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

(ff) Fairness Opinion. The NB&T Financial Board has received the oral opinion of Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of this Agreement, and based upon and subject to the factors, limitations and assumptions as will be set forth in a written opinion to be dated the same date, the Merger Consideration is fair from a financial point of view to the holders of NB&T Financial Common Shares.

(gg) Absence of Undisclosed Liabilities. Neither NB&T Financial nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on NB&T Financial on a consolidated basis, except as disclosed in the financial statements in NB&T Financial’s SEC Reports and except as set forth in NB&T Financial’s Disclosure Schedule.

(hh) Material Adverse Effect. NB&T Financial has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2014, that has had or could reasonably be expected to have a Material Adverse Effect on NB&T Financial.

(ii) NB&T Financial Information. The information provided in writing by NB&T Financial relating to NB&T Financial and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. To the extent of such information provided by NB&T Financial for such documents, such documents will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable.

5.04 Representations and Warranties of Peoples. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Peoples hereby represents and warrants to NB&T Financial that the following are true and correct:

(a) Organization, Standing and Authority.

(i) Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Peoples is registered as a financial holding company under the BHCA.

(ii) Peoples Bank is a national banking association duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

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(b) Capital Structure of Peoples. As of June 30, 2014, the authorized capital stock of Peoples consists of 24,000,000 Peoples Common Shares, of which 10,926,436 shares are outstanding and 50,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of June 30, 2014, 603,296 Peoples Common Shares are held in treasury by Peoples. As of the date hereof, Peoples has reserved the following number of Peoples Common Shares for issuance (i) 1,081,260 for the Peoples Equity Plan, (ii) 500,000 for its dividend reinvestment plan, (iii) 240,298 for the Peoples Board Deferred Compensation Plan, and (iv) 2,125,000 pursuant to obligations to issue Peoples Common Shares in connection with currently pending acquisitions other than the Merger.

(c) Subsidiaries.

(i)(A) Peoples’ Disclosure Schedule contains a list of Peoples’ Subsidiaries, (B) Peoples owns all of the issued and outstanding equity securities of its Subsidiaries, (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to Peoples) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may be bound to sell or otherwise transfer any equity securities of such Subsidiary (other than to Peoples), (E) there are no contracts, commitments, understandings, or arrangements relating to Peoples’ rights to vote or to dispose of such securities, and (F) all of the equity securities of the Subsidiaries held by Peoples are fully paid and nonassessable and are owned by Peoples free and clear of any Liens.

(ii) Except as Previously Disclosed, Peoples does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(d) Ownership of NB&T Financial Common Shares. As of the date of this Agreement, Peoples and its Subsidiaries do not beneficially own any of the outstanding NB&T Financial Common Shares.

(e) Corporate Power. Each of Peoples and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to certain required approvals of Peoples’ shareholders (the “Peoples Shareholder Adoption”) and the applicable Regulatory Authorities, Peoples has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.

(f) Corporate Authority; Authorized and Effective Agreement. Subject to the Peoples Shareholder Adoption, this Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of Peoples prior to the date hereof. The Agreement to Merge, when executed by Peoples Bank, shall have been approved by the board of directors of Peoples Bank and by Peoples, as the sole shareholder of Peoples Bank. This Agreement is a valid and legally binding agreement of Peoples, enforceable against Peoples in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(g) SEC Reports.

(i) Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act

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or the Exchange Act prior to the date of this Agreement (the “Peoples’ SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Peoples’ SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Peoples’ SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(h) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples’ SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2013 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since March 31, 2014, (A) Peoples and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Peoples or any of its Subsidiaries.

(iv) Peoples and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Peoples in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Peoples’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Peoples required under the Exchange Act with respect to such reports. Peoples has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Peoples’ outside auditors and the audit committee of the Peoples Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Peoples’ ability to accurately

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record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Peoples’ internal controls over financial reporting. Since December 31, 2013, neither Peoples, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Peoples or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Peoples or its Subsidiaries has engaged in questionable accounting or auditing practices.

(i) Regulatory Matters.

(i) Neither Peoples nor Peoples Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.

(ii) Neither Peoples nor Peoples Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Order.

(j) Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples, no litigation, claim or other proceeding before any court or governmental agency is pending against Peoples or Peoples Bank, and, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples.

(k) Compliance with Laws. Peoples and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, and, to the Peoples’ Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that Peoples or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). Peoples and each of its Subsidiaries and Compensation and Benefit Plans have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or any of its Subsidiaries or any of their Compensation and Benefit Plans.

(l) Deposit Insurance. The deposit accounts of Peoples Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Peoples Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Peoples Bank, and Peoples Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Peoples Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither Peoples nor Peoples Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Peoples Bank.

(m) Fairness Opinion. The Peoples Board has received the written opinion of Raymond James & Associates, Inc., as of the date hereof, as to the fairness from a financial point of view to Peoples of the Merger Consideration to be paid by the Peoples in the Merger.

(n) Absence of Undisclosed Liabilities. Neither Peoples nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Peoples on a consolidated basis, except as disclosed in the SEC Reports.

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(o) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples of this Agreement or to consummate the Merger except for (A) the filings of applications, waivers or notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the Registration Statement, (C) NB&T Financial Shareholder Adoption and Peoples Shareholder Adoption, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL, and (E) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Peoples is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peoples or of any of its Subsidiaries or to which Peoples or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Peoples Articles or Peoples Regulations, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(p) Brokerage and Finder’s Fees. Except Raymond James & Associates, Inc.’s engagement, Peoples has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(q) Tax Matters. All material Tax Returns that were or are required to be filed by or with respect to Peoples and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all material Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers or statutes of limitation have been given by or requested with respect to any Taxes of Peoples or its Subsidiaries. Peoples has made available to NB&T Financial true and correct copies of the United States federal income Tax Returns filed by Peoples and its Subsidiaries for each of the three most recent fiscal years. Neither Peoples nor any of its Subsidiaries has any material liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Peoples’ financial statements or that have arisen in the ordinary and usual course of business since March 31, 2014. There are no Liens for Taxes upon the assets of Peoples or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(r) Takeover Laws. Peoples has taken all action required to be taken by Peoples in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Peoples Articles, the Peoples Regulations and/or the governing documents of Peoples Bank.

(s) Peoples Information. The information provided in writing by Peoples relating to Peoples and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable.

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(t) Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in Peoples minute books, (1) the books of account, minute books, stock record books, and other financial and corporate records of Peoples and its Subsidiaries, all of which have been made available to NB&T Financial, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Peoples and its Subsidiaries; and (2) the minute books of Peoples and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Peoples Board and the governing bodies of its Subsidiaries, and committees of the Peoples Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Peoples Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.

(u) Sufficient Funds. Peoples shall, upon closing of the PIPE Transaction, have sufficient cash on hand or other sources of immediately available funds to enable Peoples to timely pay the Cash Consideration and consummate the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of NB&T Financial and Peoples shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approvals.

(a) Each of Peoples and NB&T Financial shall take all action necessary in accordance with applicable law and their respective organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Peoples Shareholder Adoption and the NB&T Financial Shareholder Adoption. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of each party. Each member of the NB&T Financial Board shall have executed and delivered to Peoples a Voting Agreement concurrently with the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, NB&T Financial shall not be required to hold the NB&T Financial Meeting if this Agreement is terminated pursuant to Section 8.01 prior to the scheduled time of the NB&T Financial Meeting.

(b) Except in the case of an Acceptance of Superior Proposal permitted by Section 6.06, NB&T Financial shall solicit, and use its reasonable best efforts to obtain, the NB&T Financial Shareholder Adoption at the NB&T Financial Meeting. Subject to Section 6.06(d), NB&T Financial shall (i) through the NB&T Financial Board, recommend to its shareholders adoption of this Agreement (the “NB&T Financial Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. In connection with the requirements of this Section, NB&T Financial shall cause an independent entity to be appointed as the trustee of, or fiduciary with respect to, the NB&T Financial ESOP (the “Independent Trustee”). The Independent Trustee shall conduct the vote of participants in accordance with the requirements of Code section 409(e) and shall vote, or direct the trustee of the NB&T Financial ESOP how to vote, the NB&T Financial Common Shares at the meeting of the shareholders contemplated by the terms of this Section in accordance with its ERISA fiduciary duties.

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(c) Peoples shall solicit, and use its reasonable best efforts to obtain, the Peoples Shareholder Adoption at the Peoples Meeting. Peoples shall (i) through the Peoples Board, recommend to its shareholders adoption of this Agreement, and (ii) include such recommendation in the Joint Proxy Statement/Prospectus.

6.03 Registration Statement; Joint Proxy Statement/Prospectus.

(a) Upon the execution and delivery of this Agreement, Peoples and NB&T Financial shall promptly cause the Registration Statement to be prepared and Peoples shall cause the Registration Statement to be filed with the SEC. Peoples and NB&T Financial shall use their commercially reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to NB&T Financial or Peoples is discovered by NB&T Financial or Peoples, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Peoples shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of NB&T Financial and Peoples (if prior to the meetings of the shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meetings. Peoples shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and NB&T Financial shall furnish all information concerning NB&T Financial and the holders of NB&T Financial Common Stock as may be reasonably requested in connection with any such action. NB&T Financial and Peoples shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.

(b) Peoples and NB&T Financial each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Joint Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to its respective shareholders.

(c) If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.

6.04 Press Releases. Upon the execution of this Agreement, Peoples and NB&T Financial shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of Peoples and NB&T Financial. Neither NB&T Financial nor Peoples will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required by applicable law or regulation before such consent can be obtained.

6.05 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of NB&T Financial and Peoples shall, and shall cause each of its Subsidiaries to, afford Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as the other party

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may reasonably request, including periodic updates of the information provided in Section 5.03(ii). NB&T Financial shall invite one Representative of Peoples selected by Peoples from time to time to attend, solely as observer, all meetings of the NB&T Financial Board (and committees thereof) and NBTC board after the date of this Agreement; provided, however, that in no event shall such Peoples Representative be invited to or permitted to attend any executive session of NB&T Financial’s or NBTC’s board, any meeting at which NB&T Financial reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the NB&T Financial Board or NBTC board, as applicable, or any meeting or part of a meeting at which the transactions contemplated by this Agreement are to be discussed. Neither NB&T Financial nor Peoples, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries, contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or relating to its directors’, officers’, employees’, agents’, investment bankers’ or financial advisors’ consideration or deliberation of the transactions contemplated hereby or an Acquisition Proposed.

(b) Neither NB&T Financial nor Peoples will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, each of NB&T Financial and Peoples will furnish to the other (i) its consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) to the extent available as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the NB&T Financial Board or the Peoples Board or any committee thereof relating to the financial performance and risk management of the company or any of its Subsidiaries.

6.06 No Solicitation.

(a) From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, NB&T Financial shall not, and shall cause any of its Subsidiaries and the officers, directors, employees, advisors and other agents of NB&T Financial and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, NB&T Financial to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

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(b) Notwithstanding anything to the contrary in Section 6.06(a), if NB&T Financial or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), NB&T Financial and its Representatives may take any action described in Section 6.06(a)(ii), if, and only if, the NB&T Financial Board determines in good faith, after consultation with NB&T Financial’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, and (ii) the failure to take such action would cause the NB&T Financial Board to violate its fiduciary duties to the shareholders of NB&T Financial under applicable Law; provided, that NB&T Financial receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to NB&T Financial than the confidentiality terms of this Agreement.

(c) As promptly as practicable (but in no event more than two business days) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, NB&T Financial shall (i) advise Peoples in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to Peoples a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep Peoples promptly apprised of any related developments, discussions and negotiations (including providing Peoples with a copy of all material documentation and correspondence relating thereto) on a current basis. NB&T Financial agrees that it shall simultaneously provide to Peoples any information concerning NB&T Financial that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to Peoples.

(d) Notwithstanding anything herein to the contrary, at any time prior to the NB&T Financial Meeting, NB&T Financial may accept or approve a Superior Proposal and withdraw its recommendation of this Agreement (“Acceptance of Superior Proposal”) and terminate this Agreement, if and only if (x) from and after the date hereof, NB&T Financial has complied with Sections 6.02 and 6.06, and (y) the Board of Directors of NB&T Financial has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the NB&T Financial Board may not effect a Acceptance of Superior Proposal unless:

(i) NB&T Financial shall have received an unsolicited bona fide written Acquisition Proposal and the NB&T Financial Board shall have concluded in good faith (after consultation with NB&T Financial’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Peoples;

(ii) NB&T Financial shall have provided prior written notice to Peoples at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise Peoples that the NB&T Financial Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);

(iii) during the Notice Period, NB&T Financial shall, and shall cause its financial advisors and outside counsel to, negotiate with Peoples in good faith (to the extent Peoples desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv) the NB&T Financial Board shall have concluded in good faith (after consultation with NB&T Financial’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Peoples, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any material revisions are made to the Superior Proposal, NB&T Financial shall deliver a new written notice to Peoples giving rise to a new three business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

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(e) Nothing contained in this Agreement shall prevent the NB&T Financial or the NB&T Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act.

(f) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the NB&T Financial Board determines in good faith, after consultation with NB&T Financial’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including execution risk and risks as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of NB&T Financial Common Shares from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Peoples); provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to NB&T Financial or publicly announced to NB&T Financial ‘s shareholders) by any Person or Group (in each case other than Peoples or any of its Affiliates) relating to an Acquisition Transaction involving NB&T Financial or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of NB&T Financial as reflected on NB&T Financial’s consolidated statement of condition prepared in accordance with generally accepted accounting principles.

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from NB&T Financial by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Peoples or any of its affiliates, of 20% or more in interest of the total outstanding voting securities of NB&T Financial or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than Peoples or any of its affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of NB&T Financial or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving NB&T Financial pursuant to which the shareholders of NB&T Financial immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of NB&T Financial, or (iii) any liquidation or dissolution of NB&T Financial or any of its Subsidiaries.

6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to become subject to requirements imposed by the Takeover Laws and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Laws, as now or hereafter in effect.

6.08 Certain Policies. Before the Effective Time, NB&T Financial shall, upon the request of Peoples, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any

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liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that NB&T Financial shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Peoples irrevocably acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b) and Peoples Shareholder Approval), irrevocably certifies to NB&T Financial that Peoples’ representations and warranties, subject to Section 5.02, are true and correct as of such date and that Peoples is otherwise in material compliance with this Agreement and irrevocably waives in writing any and all rights that it may have to terminate this Agreement; provided further, however, that NB&T Financial shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be inconsistent with GAAP. NB&T Financial’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09 Regulatory Applications.

(a) Peoples and NB&T Financial and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Peoples to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. Peoples agrees that it will consult with NB&T Financial with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep NB&T Financial apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. NB&T Financial shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, NB&T Financial shall not have any right to review and/or inspect any proprietary information submitted by Peoples to any Regulatory Authority with a request for confidential treatment, including, but not limited to any business plan and/or financial data or analysis prepared by Peoples in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b) NB&T Financial agrees, upon request, to furnish Peoples with all information concerning itself, NBTC, and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or any of its Subsidiaries to any Regulatory Authority.

6.10 Employment Matters; Employee Benefits.

(a) General.

(i) It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give NB&T Financial’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and NB&T Financial’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement, except as set forth in Section 6.17(a)(with respect to indemnification). Employees of NB&T Financial or any of its Subsidiaries who become employees of Peoples or any of its Subsidiaries as a result of the Merger (“Continuing Employees”) shall participate in either: (A) the Compensation and Benefit Plans as defined in Section 5.03(n)(i) (for so long as Peoples determines necessary or appropriate); or (B) the employee benefit plans sponsored by Peoples or any of its Subsidiaries for their employees (with credit for years of service with NB&T Financial and its Subsidiaries for participation and vesting purposes, to the extent such plans can be amended to permit, including credit for years of

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service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans). The prior sentence notwithstanding, the Continuing Employees shall become eligible to participate in Peoples’ Retirement Savings Plan effective as of the first entry date after the Effective Date by which a Continuing Employee has satisfied the age and service eligibility provisions of Peoples’ Retirement Savings Plan (taking into account their years of service with NB&T Financial and its Subsidiaries). In addition, to the extent Continuing Employees participate in a group health plan of Peoples or any of its Subsidiaries (instead of continuing to participate in a group health plan of NB&T Financial or any of its Subsidiaries), all restrictions and limitations on pre-existing conditions shall be waived to the extent the group health plan and insurance policy of Peoples or it Subsidiary permit (or may be amended to permit). In the event that Peoples terminates the group health plans(s) of NB&T Financial or any of its Subsidiaries, those former employees detailed on the Disclosure Schedule who as of the date of this Agreement are currently participating under such plan(s) as a result of the post-employment coverage rights contained within those plan(s), and not as a result of continuation coverage rights as a result of COBRA (collectively, “Eligible Retirees”), will be eligible to participate in the group health plan(s) sponsored by Peoples or any of its Subsidiaries in accordance with the terms of those plans, and all restrictions and limitations on pre-existing conditions shall be waived to the extent the group health plan and insurance policy of Peoples or it Subsidiary permit (or may be amended to permit). To the extent the initial period of coverage for any of the Continuing Employees or Eligible Retirees under any such plan sponsored by Peoples or any of its Subsidiaries is not a full 12-month period of coverage, the Continuing Employees and Eligible Retirees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by them under the corresponding plan sponsored by NB&T Financial or any of its Subsidiaries during the balance of such 12-month period of coverage, provided that Peoples can obtain, in a manner reasonably satisfactory to Peoples, the necessary data and provided that the insurer agrees. In the event the insurer does not agree, Peoples shall take all action necessary to ensure that Continuing Employees and Eligible Retirees do not lose the value of their deductibles and co-insurance payments whether that be by continuing the group health plan sponsored by NB&T Financial or any of its Subsidiaries through the end of the applicable plan year or otherwise.

(ii) After the Effective Time, Peoples shall be liable for (A) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of NB&T Financial or a Subsidiary who incurs a termination on and after the Effective Time, and (B) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of NB&T Financial or a Subsidiary of NB&T Financial who incurs a qualifying event before the Effective Time.

(iii) Peoples shall assume and amend The National Bank and Trust Cafeteria Plan, and shall amend or adopt its own cafeteria plan as needed, consistent with Revenue Ruling 2002-32 to provide the Continuing Employees who elected health flexible spending coverage under the National Bank and Trust Cafeteria Plan with a continuation of the same level of health flexible spending coverage after the Effective Date and to enable those Continuing Employees to obtain reimbursement of medical expenses incurred at any time during the plan year containing the Effective Date, whether they continue to be covered under the group health plan(s) sponsored by NB&T Financial or any of its Subsidiaries or begin coverage under the group health plan(s) sponsored by Peoples or any of its Subsidiaries.

(iv) Prior to the Effective Date, but after the receipt of the last to be obtained of the NB&T Financial Shareholder Adoption, the Peoples Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the NB&T Financial Board shall take any action necessary to terminate coverage for any former employees under the NB&T Financial or Subsidiary health plan except for coverage provided to Eligible Retirees and/or any individual being provided coverage in accordance with COBRA.

(v) Prior to the Effective Date, NB&T Financial shall obtain waivers and consents from the current holders of NB&T Financial Options issued under the InterCounty Bancshares, Inc.

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Nonqualified Stock Option Plan. Those waivers and consents shall permit the cancellation and termination of all obligations arising under the terms of the NB&T Financial Options in exchange for the consideration to be paid with respect to such NB&T Financial Options pursuant to Section 3.04 of this Agreement.

(b) Employee Severance. Subject to any applicable regulatory restrictions:

(i) Peoples shall pay to each employee of NB&T Financial or its Subsidiaries who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of NB&T Financial or any of its Subsidiaries immediately before the Effective Time, (C) has been an employee of NB&T Financial or any of its Subsidiaries for at least six months prior to the Effective Time, and (D) is not offered continued employment by Peoples or any of its Subsidiaries after the Effective Time at a location within 25 miles of such employee’s current normal place of employment at a salary or hourly wage not less than his or her current salary for at least 12 months after the Effective Date, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with NB&T Financial or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause. For any employee of NB&T Financial or its Subsidiaries participating in NB&T Financial’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the employee premium rate for the first 12 months and the full premium rate for the remaining COBRA period.

(ii) In exchange for the severance pay described in Subsection (i), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against Peoples and its Affiliates.

(iii) Peoples shall, within two business days after the Effective Time, make all payments required to be made pursuant to the employment, severance or change in control agreements set forth in NB&T Financial’s Disclosure Schedule.

(c) NB&T Financial 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of the NB&T Financial Shareholder Adoption, the Peoples Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the NB&T Financial Board shall: (i) take all steps as reasonably requested by Peoples to correct any Operational Failure, as such is defined in Revenue Procedure 2013-12, in connection with its and/or the applicable Subsidiary’s 401(k) Plan (the “NBTC 401(k) Plan”) which is detailed on the Disclosure Schedule; and (ii) adopt a resolution approving the termination the NBTC 401(k) Plan effective as of a date immediately preceding the Effective Date. In addition, the NB&T Financial Board shall approve the adoption of any amendments to the NBTC 401(k) Plan sufficient to terminate the NBTC 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Following the Effective Date, Peoples, as the successor in interest to NB&T Financial, shall begin the process of requesting from the IRS a determination that the termination of the NBTC 401(k) Plan is in compliance with Section 401(a) of the Code (the “401K Determination Letter”) and distributing benefits under the NBTC 401(k) Plan to plan participants. Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits and participant loan notes from the NBTC 401(k) Plan to the Peoples 401(k) plan for employees of NB&T Financial and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan and to the extent it can be amended consistent with law to so provide.

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(d) NB&T Financial ESOP. Prior to the Effective Date, but after the receipt of the last to be obtained of the NB&T Financial Shareholder Adoption, the Peoples Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement:

(i) The NB&T Financial Board shall adopt a resolution approving the termination of the NB&T Financial ESOP effective as of a date immediately preceding the Effective Date. Following the Effective Date, Peoples, as the successor in interest to NB&T Financial, shall begin the process of requesting from the IRS a determination that the termination of the NB&T Financial ESOP is in compliance with Section 401(a) of the Code (the “ESOP Determination Letter”) and distributing benefits under the NB&T Financial ESOP to plan participants; and

(ii) Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the NB&T Financial ESOP to the Peoples 401(k) plan for employees of NB&T Financial and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the NB&T Financial ESOP. Peoples further agrees to take all steps necessary to permit the in-kind direct rollover of the Peoples Common Shares held within the NB&T ESOP after the Effective Time as a result of the receipt of the Per Share Stock Consideration into the Peoples 401(k) plan; provided, however, nothing within this Agreement shall be deemed an obligation or requirement of Peoples to continue to offer the Peoples Common Shares as an investment option within the Peoples 401(k) plan at any time following the Effective Time.

6.11 Notification of Certain Matters. Each party shall give prompt notice to one another of any fact, event or circumstance known to the disclosing party that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to the disclosing party or any of its Subsidiaries, or (ii) would cause or constitute a material breach of any of the disclosing party’s representations, warranties, covenants or agreements contained herein, or (iii) necessary to provide material updates or corrections to disclosures set forth in the party’s Disclosure Schedule or to information provided pursuant to a specific requirement of this Agreement.

6.12 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of Peoples, NB&T Financial will not do any act or suffer any omission of any nature whatsoever which would cause a breach of any of the representations or warranties made in Article V of this Agreement subject to Section 5.02. Between the date of this Agreement and the Effective Time, without the written consent of NB&T Financial, Peoples will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect

6.13 Consents. NB&T Financial shall use commercially reasonable efforts to obtain any required consents to the transactions contemplated by this Agreement and to obtain an estoppel certificate in a form reasonably satisfactory to Peoples from the lessor of each real property that NB&T Financial or a Subsidiary leases.

6.14 Insurance Coverage. NB&T Financial shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect until the Effective Time.

6.15 FDIC Loss Share Agreement. NBTC shall use its commercial reasonable efforts to cause the obligations under the FDIC Loss Share Agreement to be terminated.

6.16 Confidentiality. Except for the use of information in connection with the Joint Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of NB&T Financial and Peoples pursuant to the terms of this Agreement (i) shall be kept in strictest confidence, (ii) shall not be disclosed directly or indirectly except when, after and to the extent such Information (A) is or becomes generally available to the public other than through the failure of NB&T Financial or Peoples to fulfill

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its obligations hereunder, (B) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (C) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, and (iii) not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of each party, this Section 6.15 shall not apply to Information included in the Joint Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03. In the event the transactions contemplated by this Agreement are not consummated, NB&T Financial and Peoples agree to return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information, provided no litigation preservation obligation exists and prevents destruction. In that case, Information shall be preserved until the preservation obligation ceases.

6.17 Regulatory Matters. Peoples, NB&T Financial and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by NB&T Financial, NBTC, Peoples or Peoples Bank with, or a commitment letter, board resolution or similar submission by NB&T Financial, NBTC, Peoples or Peoples Bank to, or supervisory letter from, any Regulatory Authority to such party, to the satisfaction of such Regulatory Authority.

6.18 Indemnification.

(a) After the Effective Time, Peoples shall indemnify each Person who served as a director or officer of NB&T Financial before the Effective Time, to the fullest extent provided by the NB&T Financial Articles and the NB&T Financial Regulations, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of NB&T Financial; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws. This Section 6.18(a) shall survive the Effective Time, is intended to benefit each indemnified person (each of whom shall be an intended third party beneficiary entitled to enforce this Section against Peoples), and shall be binding on all successors and assigns of Peoples. Peoples shall cause any successor, whether by consolidation, merger or transfer of substantially all of its property or assets, to comply with the obligations under this Section

(b) Before the Effective Date, NB&T Financial shall procure, at the expense of Peoples, a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by NB&T Financial (“Tail Policy”) to be effective for a period of six years following the Effective Time, on terms no less advantageous than those contained in NB&T Financial’s existing directors’ and officers’ and company’s liability insurance policy.

6.19 Environmental Assessments. NB&T Financial hereby agrees to permit Peoples to engage, at the sole expense of Peoples, a qualified consultant, mutually agreeable to NB&T Financial and Peoples, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by NB&T Financial or NBTC, including real estate acquired by NBTC upon foreclosure.

6.20 Exemption From Section 16 Liability. Prior to the Effective Time, NB&T Financial and Peoples, as applicable, shall take all such actions including as may be necessary or appropriate to cause any disposition of shares of NB&T Financial Common Shares or conversion of any derivative securities in respect of such shares of NB&T Financial Common Shares in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.21 Board Seats. At or promptly following the Effective Time, Peoples shall take all action necessary to elect two members of the NB&T Financial Board, each of whom shall be selected by Peoples, to the Peoples Board.

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6.22 Community Involvement. For a period of three years from the Effective Time, Peoples shall make annual contributions to continue supporting the existing charitable and community organizations within the communities served by NB&T Financial as of the date hereof at a level commensurate to 150% of the average charitable contributions of NB&T Financial over the last three fiscal years as set forth in NB&T Financial’s Disclosure Schedule.

6.23 NASDAQ Listing. Peoples shall cause the Peoples Common Shares to be issued in the Merger to be approved for listing on The NASDAQ Global Select Market® as of the Effective Time.

6.24 Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Without limiting the foregoing, Peoples shall maintain at least one significant historic business line of NB&T Financial, or use at least a significant portion of NB&T Financial’s business assets in a business, in each case within the meaning of Treasury regulation Section 1.368-1(d).

6.25 Tax Representation Letters. Officers of Peoples and NB&T Financial shall execute and deliver to Vorys, tax counsel to NB&T Financial, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by Vorys, including at the time the Registration Statement is declared effective by the SEC and at the Effective Time, in connection with Vorys’ delivery of an opinion pursuant to Section 7.02(e) of this Agreement.

ARTICLE VII

Conditions to Consummation of the Merger; Closing

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Peoples and NB&T Financial to consummate the Merger is subject to the fulfillment or written waiver by Peoples and NB&T Financial prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted and approved by the requisite vote of the shareholders of NB&T Financial and Peoples.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Peoples Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to NB&T Financial and/or NBTC, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Listing of Peoples Common Shares. The Peoples Common Shares to be issued in the Merger shall have been authorized for listing on The NASDAQ Global Select Market®.

(e) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.

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7.02 Conditions to Obligation of NB&T Financial. The obligation of NB&T Financial to consummate the Merger is also subject to the fulfillment or written waiver by NB&T Financial prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date), and NB&T Financial shall have received a certificate, dated the Effective Date, signed on behalf of Peoples, by the chief executive officer of Peoples to such effect.

(b) Performance of Obligations of Peoples. Peoples shall have performed in all material respects all obligations required to be performed by Peoples under this Agreement at or prior to the Effective Time, and NB&T Financial shall have received a certificate, dated the Effective Date, signed on behalf of Peoples by the chief executive officer of Peoples to such effect.

(c) Listing of Peoples Common Shares. The Peoples Common Shares to be issued in the Merger shall have been authorized for listing on The NASDAQ Global Select Market®.

(d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.

(e) Tax Opinion. NB&T Financial shall have received an opinion from Vorys, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Vorys may require and rely upon representations contained in the Tax Representation Letters.

7.03 Conditions to Obligation of Peoples. The obligation of Peoples to consummate the Merger is also subject to the fulfillment or written waiver by Peoples prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of NB&T Financial set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date) and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of NB&T Financial, by the president of NB&T Financial to such effect.

(b) Performance of Obligations of NB&T Financial. NB&T Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of NB&T Financial by the president of NB&T Financial to such effect.

(c) Consents. NB&T Financial shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Peoples’ reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

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(d) FIRPTA Certification. Peoples shall have received a statement executed on behalf of NB&T Financial, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) in a form reasonably acceptable to Peoples certifying that the NB&T Financial Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e) Dissenting Shares. The holders of not more than 10% of the outstanding NB&T Financial Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.

(f) Real Estate. Either (i) the results of each Phase I conducted by Peoples pursuant to Section 6.19 as reported shall be reasonably satisfactory to Peoples, or (ii) any violation or potential violation of the representations and warranties contained in Section 5.03(p) of this Agreement disclosed in a Phase I report conducted by Peoples pursuant to Section 6.19 shall have been remedied by NB&T Financial or NBTC to the reasonable satisfaction of Peoples.

(g) Tail Policy. NB&T shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

(h) Title Agency Transfer. The transactions contemplated by the Title Agency Transfer shall have been completed in a manner and pursuant to documentation reasonably acceptable to Peoples.

(i) Delivery of Opinion Letters. Prior to the Effective Date, the trustee of the NB&T Financial ESOP shall receive and deliver to Peoples an opinion from a financial advisor acceptable to Peoples stating to the effect that (a) the sale price for the NB&T Financial Common Shares held in the NB&T Financial ESOP is not less than “adequate consideration” as defined in section 3(18)(B) of ERISA and (b) the transactions contemplated by this Agreement, including the sale of NB&T Financial Common Shares held by the NB&T Financial ESOP, is fair to the participants of the NB&T Financial ESOP from a financial point of view.

(j) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on NB&T Financial.

7.04 Closing. Subject to Article VII of this Agreement, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Columbus, Ohio on the Effective Date.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) At any time prior to the Effective Time, by the mutual written consent of Peoples and NB&T Financial, if the board of directors of each so determines by vote of a majority of the members of its entire board;

(b) At any time prior to the Effective Time, by Peoples or NB&T Financial upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect;

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(c) At any time prior to the Effective Time, by Peoples or NB&T Financial upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by March 31, 2015, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c);

(d) By NB&T Financial or Peoples upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied; or (ii) the NB&T Financial shareholders fail to adopt this Agreement at the NB&T Financial Meeting; or (iii) the Peoples shareholders fail to adopt this Agreement at the Peoples Meeting;

(e) By Peoples by written notice to NB&T Financial, if at any time prior to the Effective Time, the NB&T Financial Board has (A) effected an Acceptance of Superior Proposal; (B) failed to recommend to the shareholders of NB&T Financial in the Joint Proxy Statement/Prospectus that they adopt this Agreement, (C) changed the NB&T Financial Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (D) failed to comply with its obligations under Section 6.02 or 6.06 hereof;

(f) By NB&T Financial by written notice to Peoples if NB&T Financial intends to enter into an agreement relating to a Superior Proposal in accordance with Section 6.06; or

(g) By written notice of NB&T Financial to Peoples if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i) the Peoples Market Value on the Determination Date is less than the Peoples Market Price multiplied by 0.85; and

(ii) the number obtained by dividing the Peoples Market Value on the Determination Date by the Peoples Market Price shall be less than the Index Ratio minus 0.15;

Subject, however, to the following three sentences: If NB&T Financial elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Peoples. During the five business day period commencing with Peoples receipt of such notice, Peoples shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Peoples Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Peoples Market Value on the Determination Date. If within such five business day period, Peoples delivers written notice to NB&T Financial that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies NB&T Financial of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.

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“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $2,478.75, the closing value of the Index on August 1, 2014.

“Peoples Market Price” shall mean the volume average weighted closing sale price of a Peoples Common Share on The NASDAQ Global Select Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.

“Peoples Market Value” means, as of any specified date, the average of the volume weighted daily closing sales prices of a share of Peoples Common Shares as reported on The NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding such specified date.

8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) for the agreements contained in Section 8.02, Section 8.03 and Section 9.01, and (ii) that termination will not relieve a breaching party from liability for any willful and material breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.

8.03 Termination Fee. If Peoples terminates this Agreement pursuant to Section 8.01(e) of this Agreement or NB&T Financial terminates this Agreement pursuant to Section 8.01(f) of this Agreement, then NB&T Financial shall pay to Buyer $4.368 million (the “Termination Fee”). The Termination Fee shall be paid to Buyer in same day funds:

(a) in the case of Section 8.01(f), concurrently with such termination; and

(b) in the case of Section 8.01(e), within two business days of termination.

In the event that NB&T owes the Termination Fee to Peoples pursuant to this Section 8.03, then the payment of such amount shall be the sole and exclusive remedy for those termination events and shall constitute liquidated damages and neither Peoples nor Peoples Bank will have any other rights or claims against NB&T Financial or any of its Subsidiaries, or their respective officers, directors, agents, representatives, advisors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Termination Fee will constitute the sole and exclusive remedy of Peoples and Peoples Bank against NB&T Financial and its Subsidiaries, and their respective officers, directors, agents, representatives, advisors, attorneys and financial advisors.

ARTICLE IX

Miscellaneous

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Article III, Sections 6.10, 6.17, 6.20 and 6.21 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.16, 8.02, 8.03 and this Article IX, which shall survive such termination).

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9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the NB&T Financial Meeting or the Peoples Meeting, this Agreement may not be amended if it would violate the OGCL.

9.03 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission shall have the same effect as original signatures.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to NB&T Financial, to:	NB&T Financial Group, Inc. 48 North South Street Wilmington, Ohio 45177 Attention: John J. Limbert, President and CEO

With a copy to:	Vorys, Sater, Seymour and Pease LLP 301 East Fourth Street, Suite 3500 Cincinnati, Ohio 45202 Attention: Cynthia A. Shafer, Esq.

If to Peoples, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO

With a copy to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, Corporate Counsel

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement except as set forth in Section 6.18.

9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NB&T FINANCIAL GROUP, INC.

By	/s/ John J. Limbert
John J. Limbert, President and CEO

PEOPLES BANCORP INC.

By	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski, President & CEO

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EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of             , 2014, by and among Peoples Bancorp Inc., a financial holding company incorporated under Ohio law (“Peoples”), and each of the undersigned shareholders of NB&T Financial Group, Inc., a financial holding company incorporated under Ohio law (“NB&T Financial”) (collectively, the “Shareholders”).

WHEREAS, the Shareholders collectively own [                    ] shares of common stock, no par value, of NB&T Financial (such common shares, together with all shares of NB&T Financial which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, Peoples and NB&T Financial propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that NB&T Financial will merge with and into Peoples pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, Peoples and NB&T Financial have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

Voting of Shares

1.1 Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of NB&T Financial, however called, and in any action by consent of the shareholders of NB&T Financial, they shall vote their Shares (except Shares held in a fiduciary capacity): (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between NB&T Financial or any of its Subsidiaries and any person or entity other than Peoples or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NB&T Financial under the Merger Agreement or that would result in any of the conditions to the obligations of NB&T Financial under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of NB&T Financial with respect to any matter.

ARTICLE 2

Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to Peoples as follows:

2.1 Authority Relative to this Agreement. He/She/It has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2 No Conflict.

(a) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by him/her/it will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him/her/it or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him/her/it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which he/she/it is a party or by which he/she/it or any Shares of him/her/it are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by him/her/it does not, and the performance of this Agreement by him/her/it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3 Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

ARTICLE 3

Additional Covenants

3.1 Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Peoples, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder (except Shares held in a fiduciary capacity) or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4

Miscellaneous

4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Peoples shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10 Transfers, Successors and Assigns.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.11 Spousal Consent. If any Shareholder who is a natural person is married on the date of this Agreement, such Shareholder shall request the Shareholder’s spouse to execute and deliver to NB&T Financial a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), within 5 days of the date of this Agreement. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s shares of capital stock that do not otherwise exist by operation of law or the agreement of the parties.

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS		PEOPLES BANCORP INC.

By:
[Name]		Charles W. Sulerzyski, President & CEO

[Name]

[Name]

[Name]

[Name]

[Name]

[Name]

[Name]

ANNEX I

Shareholder	Address and E-mail	Number of Shares

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of             , 2014 (the “Agreement”) by and among Peoples Bancorp Inc., and certain NB&T Financial Group, Inc. shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.1 Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of NB&T Financial Group, Inc. (the “Shares”), subject to the terms and conditions of the Agreement.

1.2 Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder.”

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this             day of             , 20            .

TRANSFEREE

By:

Name:

Title:

Address:

Fax:

EXHIBIT B

CONSENT OF SPOUSE

I,             , spouse of             , acknowledge that I have read the Voting Agreement, dated as of                     , 2014, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of NB&T Financial Group, Inc. which my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of NB&T Financial Group, Inc. subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the NB&T Financial Group, Inc. shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance of counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:

Signature

Print Name

B-1

ANNEX B

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders – compliance with section – fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

August 4, 2014

The Board of Directors

NB&T Financial Group, Inc.

48 North South Street

Wilmington, OH 45177

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of NB&T Financial Group, Inc. (“NBTF”) of the Merger Consideration (as defined below) in the proposed merger (the “Transaction”) of NBTF with and into Peoples Bancorp Inc. (“PEBO”), pursuant to the Agreement and Plan of Merger to be entered into by and between NBTF and PEBO (the “Agreement”). Pursuant to the terms of the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Transaction and without any action on the part of the holders of shares of common stock, without par value, of NBTF (the “NBTF Common Stock”), each share of NBTF Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenting Shares (each as defined in the Agreement) shall be converted into the right to receive: (i) 0.9319 shares of common stock, without par value, of PEBO (the “PEBO Common Stock”) (the “Stock Consideration”) and (ii) an amount of cash equal to $7.75 (the “Cash Consideration”). The Stock Consideration and the Cash Consideration are referred to collectively herein as the “Merger Consideration.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

In addition, as more fully described in the Agreement and by representatives of NBTF and PEBO, PEBO will effect the following issuances of PEBO Common Stock (which are referred to collectively herein as the “PEBO Equity Issuances”): (i) PEBO will issue approximately 2,100,000 shares of PEBO Common Stock, in the aggregate, as consideration to be paid in connection with the acquisitions by PEBO of (A) Ohio Heritage Bancorp, Inc. (“OHHB”) that was publicly announced on April 4, 2014 (the “OHHB Acquisition”) and (B) North Akron Savings Bank (“North Akron”) that was publically announced on April 21, 2014 (the “North Akron Acquisition”), which acquisitions we have been advised by representatives of PEBO are expected to close in the third and fourth quarters of 2014, respectively, and (ii) subsequent to the public announcement of the Transaction and prior to the consummation of the Transaction, PEBO will issue approximately 1,800,000 shares of PEBO Common Stock in a PIPE offering for aggregate gross proceeds of up to approximately $42.5 million. For purposes of our opinion and at the direction of the Board (as defined below), we have assumed the occurrence of the PEBO Equity Issuances in all respects material to our analyses. The Agreement further provides that, following the Effective Time, National Bank and Trust Company, a wholly-owned subsidiary of NBTF, will merge with and into Peoples Bank, National Association, a wholly-owned subsidiary of PEBO (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to NBTF and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. Further to existing sales and trading relationships between KBW and each of NBTF and PEBO, we have from time to time, in the ordinary course of our business as a broker-dealer purchased securities from and sold securities to, NBTF and PEBO, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of NBTF and PEBO for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to NBTF. We have acted exclusively for the board of directors of NBTF (the “Board”) in rendering this opinion and will receive a fee from NBTF for our services. A portion of our fee is payable upon the rendering of this opinion, a portion is payable upon the signing of a definitive agreement in respect of the Transaction and a significant portion is contingent upon the successful completion of the Transaction. In addition, NBTF has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, KBW has provided investment banking and financial advisory services to NBTF in the past two years and received compensation for such services. KBW was engaged by NBTF in October 2013 to provide financial advisory services in connection with a proposed acquisition by NBTF that was not consummated. In the past two years, KBW has from time to time provided investment banking and financial advisory services to PEBO for which KBW did not receive compensation. As you are aware, among such services were advisory services in connection with PEBO’s prior preliminary consideration of the acquisition of NBTF, on which KBW ceased performing work in August 2013. Prior to the past two years, KBW was engaged by PEBO in May 2012 to provide financial advisory services in connection with another proposed acquisition by PEBO that was not consummated and received compensation for such services. We may in the future provide investment banking and financial advisory services to NBTF or PEBO and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of NBTF and PEBO and the Transaction, including among other things, the following: (i) a draft of the Agreement dated August 1, 2014 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of NBTF; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of PEBO; (iv) the unaudited quarterly financial statements and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014 for NBTF and quarterly results for June 30, 2014 ; (v) the unaudited quarterly financial statements and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014 for and PEBO and the quarterly results for June 30, 2014; (vi) certain regulatory filings of NBTF and PEBO, including the quarterly call reports filed with respect to each quarter during the three year period ended June 30, 2014; (vii) certain other interim reports and other communications of NBTF and PEBO to their respective stockholders; and (viii) other financial information concerning the businesses and operations of NBTF and PEBO furnished to us by NBTF and PEBO or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of NBTF and PEBO; (ii) the assets and liabilities of NBTF and PEBO; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for NBTF and PEBO with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of NBTF that were prepared by NBTF management, provided to and discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board; (vi) publicly available consensus “street estimates” of PEBO for 2014 and 2015 (which estimates reflect the pro forma impact of the North Akron Acquisition and the OHHB Acquisition), as well as assumed long term growth rates based thereon, all of which information was discussed with us by PEBO management and used and relied upon by us at the direction of such management with the consent of the Board; (vii) projected balance sheet and capital data of PEBO (giving effect to each of the OHHB Acquisition and the North Akron Acquisition) that were reviewed by, and provided to and discussed with us by, PEBO management, and that were used and relied upon by us at the direction of such management with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Transaction on PEBO (including, without limitation, the cost savings, revenue enhancements and related expenses expected to result from the Transaction) that were prepared by PEBO management, provided to and discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of NBTF and PEBO regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by NBTF, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with NBTF.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of NBTF as to the reasonableness and achievability of the financial and operating forecasts and projections of NBTF (and the assumptions and bases therefor) that were prepared by NBTF management and provided to and discussed with us by such management, and we have assumed, with the consent of NBTF, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of NBTF, upon PEBO management as to the reasonableness and achievability of (i) the publicly available consensus “street estimates” of PEBO that we were directed by such management to use (including the assumed long term growth rates based thereon), (ii) the projected balance sheet and capital data of PEBO (giving effect to each of the North Akron Acquisition and the OHHB Acquisition) that were reviewed by, and provided to and discussed with us by, such management, and (iii) the estimates regarding certain pro forma financial effects of the Transaction on PEBO that were prepared by PEBO management and provided to and discussed with us by such management (and the assumptions and bases therefor, including but not limited to the cost savings, revenue enhancements and related expenses expected to result from the Transaction ). We have assumed, with the consent of the Board, that all such information is consistent with (in the case of PEBO “street estimates”), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of such management and that the forecasts, estimates and projected data reflected in such information will be realized in the amounts and in the time periods currently estimated. We express no view or opinion herein as to the OHHB Acquisition or the North Akron Acquisition (or any terms, aspects or implications of either such transaction) and have assumed, with the consent of NBTF, that each such acquisition (including the subsidiary merger related to each acquisition) will be consummated as described to us by PEBO management in the third and fourth quarters of 2014, respectively.

It is understood that such forecasts, projections and estimates of NBTF and PEBO prepared by NBTF management and PEBO management and provided to and discussed with us were not prepared with the expectation of public disclosure, and that such forecasts, projections, and estimates, together with the publicly available consensus “street estimates” of PEBO referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective managements of NBTF and PEBO, and at the direction of such managements and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy of completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either NBTF or PEBO since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for NBTF and PEBO are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of NBTF or PEBO, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of NBTF or PEBO under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that any related transactions (including the Bank Merger and the PEBO Equity Issuances) will be substantially completed in accordance with the terms set forth in or as contemplated by the Agreement or as otherwise described to us by representatives of NBTF and PEBO and that the pending North Akron Acquisition and the OHHB Acquisition will be completed as described to us by representatives of PEBO, (iii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iv) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (v) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction, any related transaction, or PEBO’s pending North Akron Acquisition and OHHB Acquisition, and that all conditions to the completion of the Transaction and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (vi) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of NBTF, PEBO, the combined entity, or the contemplated benefits of the Transaction, including the cost savings, revenue enhancements and related expenses expected to result from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that NBTF has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to NBTF, PEBO, the Transaction, any related transaction (including the Bank Merger and the PEBO Equity Issuances) and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Transaction to the holders of NBTF Common Stock. We express no view or opinion as to any terms or other aspects of the Transaction or any related transaction (including the Bank Merger and the PEBO Equity Issuances, including without limitation, the form or structure of the Transaction (including the form of Merger Consideration or the allocation of the Merger Consideration among cash and stock) or any related transaction, any consequences of the Transaction or any related transaction to NBTF, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. We further express no view or opinion herein as to either the North Akron Acquisition or the OHHB Acquisition, including without limitation any direct or indirect consequence or impact of either the consummation of any one or both acquisitions (further to either of their publicly announced terms (including anticipated timing) or otherwise) or, alternatively, the failure to consummate any one or both such acquisitions, on NBTF, PEBO, the holders of NBTF Common Stock or PEBO Common Stock, the Transaction (including any term or aspect thereof) or any related transaction, or the prices, trading range or volume of NBTF Common Stock or PEBO Common Stock. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of NBTF to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by NBTF or the Board, (iii) the fairness of the amount or nature of any compensation to any of NBTF’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of NBTF Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of NBTF other than the NBTF Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by any other class) or any class of securities of PEBO or any other party to any transaction contemplated by the Agreement, (v) any adjustments (as provided in the Agreement) to the amount of Cash Consideration or Stock Consideration contemplated hereby, (vi) whether PEBO has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of NBTF Common Stock at the closing of the Transaction, (vii) the actual value of PEBO Common Stock to be issued in the Transaction, (viii) the prices, trading range or volume at which NBTF Common Stock or PEBO Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which PEBO Common Stock will trade following consummation of the Transaction, (ix) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to NBTF, PEBO, their respective stockholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger and the PEBO Equity Issuances), including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion is not to be used for any other purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any holder of NBTF Common Stock or any shareholder of any other entity as to how to vote in connection with the Transaction or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Transaction is fair, from a financial point of view, to the holders of NBTF Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

ANNEX D

August 4, 2014

Board of Directors

Peoples Bancorp Inc.

138 Putnam Street

Marietta, OH 45750

Members of the Board of Directors:

We understand that Peoples Bancorp Inc. (the “Company”) and NB&T Financial Group, Inc. (the “Target”) propose to enter into the Agreement (defined below) pursuant to which, among other things, the Target will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, no par value per share, of the Target (the “Common Shares”) will be converted into the right to receive $7.75 in cash and 0.9319 shares of Peoples’ common stock as more fully described in the Agreement (the “Common Share Transaction Consideration”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Common Share Transaction Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair from a financial point of view to the Company. For purposes of this Opinion, and with your consent, we have assumed that the Common Share Transaction Consideration is $31.00 per share.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and between Peoples Bancorp Inc. and NB&T Financial Group, Inc. dated as of August 1, 2014 (the “Agreement”);

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Target made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Target for the periods ending December 31, 2019 as approved for our use by the Company (the “Projections”);

3.	reviewed the Target’s recent public filings and certain other publicly available information regarding the Target;

4.	reviewed financial, operating and other information regarding the Target and the industry in which it operates;

5.	reviewed the financial and operating performance of the Target and those of other selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.	reviewed the current and historical market prices for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

9.	discussed with members of the senior management of the Company and the Target certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or the Target or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Target. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses; accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

We have relied upon, without independent verification, the assessment of the Company’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of August 1, 2014 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of the Company’s or Target’s common stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company or the Target at that time. Our opinion is limited to the fairness, from a financial point of view, of the Common Share Transaction Consideration to be paid by the Company.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the

Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

In formulating our opinion, we have considered only what we understand to be the consideration to be paid by the Company as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Target’s officers, directors or employees, or class of such persons in connection with the Transaction. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the Target or the ability of the Company or Target to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. The Company has also engaged Raymond James to assist in raising common equity; the proceeds from which will be used, in part, to finance the Transaction and Raymond James will received a fee for such services upon completion of the equity financing.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Target for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Target or other participants in the Transaction in the future, for which Raymond James may receive compensation.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Share Transaction Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b)	Regulations of Peoples

The Regulations of Peoples contain the following provisions with respect to the indemnification of directors and officers:

Article Five – Indemnification and Insurance

Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Washington County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.

Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Washington County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Washington County, Ohio in any such action, suit or proceeding.

(c) Insurance

Peoples maintains insurance policies under which directors and officers of Peoples are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Peoples.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Index to Exhibits below.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(d)	That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on January 23, 2015.

PEOPLES BANCORP INC.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Charles W. Sulerzyski	January 23, 2015	President, Chief Executive Officer and Director
Charles W. Sulerzyski
/s/ Edward G. Sloane	January 23, 2015	Executive Vice President, Chief Financial Officer
Edward G. Sloane		and Treasurer (Principal Financial and Accounting Officer)
/s/ Tara M. Abraham*	January 23, 2015	Director
Tara M. Abraham
/s/ Carl L. Baker, Jr.*	January 23, 2015	Director
Carl L. Baker, Jr.
/s/ George W. Broughton*	January 23, 2015	Director
George W. Broughton
/s/ David F. Dierker*	January 23, 2015	Director
David F. Dierker
/s/ Richard Ferguson*	January 23, 2015	Chairman of the Board and Director
Richard Ferguson
/s/ James S. Huggins*	January 23, 2015	Director
James S. Huggins
/s/ Brenda F. Jones, M.D.*	January 23, 2015	Director
Brenda F. Jones, M.D.
/s/ David L. Mead*	January 23, 2015	Director
David L. Mead
/s/ Susan D. Rector*	January 23, 2015	Director
Susan D. Rector
/s/ Thomas J. Wolf*	January 23, 2015	Director
Thomas J. Wolf

*	The above-named directors of the Registrant sign this Registration Statement on Form S-4 by Charles W. Sulerzyski, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski
President and Chief Executive Officer Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location

2.1	Agreement and Plan of Merger, dated as of August 4, 2014, as amended, by and between Peoples Bancorp Inc. and NB&T Financial Group, Inc.	Included as Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4

3.1(a)	Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on May 3, 1993)	Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form 8-B of Peoples filed July 20, 1993 (File No. 0-16772)

3.1(b)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 22, 1994)	Incorporated herein by reference to Exhibit 3(a)(2) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-16772) (“Peoples’ 1997 Form 10-K”)

3.1(c)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 9, 1996)	Incorporated herein by reference to Exhibit 3(a)(3) to Peoples’ 1997 Form 10-K

3.1(d)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 23, 2003)	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 (File No. 0-16772) (“Peoples’ March 31, 2003 Form 10-Q”)

3.1(e)	Certificate of Amendment by Shareholders to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on January 22, 2009)	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on January 23, 2009 (File No. 0-16772)

3.1(f)	Certificate of Amendment by Directors to Articles filed with the Ohio Secretary of State on January 28, 2009, evidencing adoption of amendments by the Board of Directors of Peoples Bancorp Inc. to Article FOURTH of Amended Articles of Incorporation to establish express terms of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value, of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on February 2, 2009 (File No. 0-16772)

3.1(g)	Amended Articles of Incorporation of Peoples Bancorp Inc. (reflecting amendments through January 28, 2009) [For SEC reporting compliance purposes only – not filed with Ohio Secretary of State]	Incorporated herein by reference to Exhibit 3.1(g) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 0-16772) (“Peoples’ 2008 Form 10-K”)

3.2(a)	Code of Regulations of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 3(b) to Peoples’ July 20, 1993 Form 8-B

3.2(b)	Certified Resolutions Regarding Adoption of Amendments to Sections 1.03, 1.04, 1.05, 1.06, 1.08, 1.10, 2.03(C), 2.07, 2.08, 2.10 and 6.02 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 10, 2003	Incorporated herein by reference to Exhibit 3(c) to Peoples’ March 31, 2003 Form 10-Q

3.2(c)	Certificate regarding adoption of amendments to Sections 3.01, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08 and 3.11 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 8, 2004	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 0-16772)

3.2(d)	Certificate regarding adoption of amendments to Sections 2.06, 2.07, 3.01 and 3.04 of Peoples Bancorp Inc.’s Code of Regulations by the shareholders on April 13, 2006	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on April 14, 2006 (File No. 0-16772)

3.2(e)	Certificate regarding adoption of an amendment to Section 2.01 of Peoples Bancorp Inc.’s Code of Regulations by shareholders on April 22, 2010	Incorporated herein by reference to Exhibit 3.2(e) to Peoples’ Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarterly period ended June 30, 2010 (File No. 0-16772). (“Peoples’ June 30, 2010 Form 10-Q/A”)

3.2(f)	Code of Regulations of Peoples Bancorp Inc. (reflecting amendments through April 22, 2010) [For SEC reporting compliance purposes only]	Incorporated herein by reference to Exhibit 3.2(f) to Peoples’ June 30, 2010 Form 10-Q/A

4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 0-16772)(“Peoples’ 2013 Form 10-K”)

4.2	Loan Agreement, dated as of December 18, 2012, between Peoples Bancorp Inc., as Borrower, and U.S. Bank National Association, as Lender	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Current Report on Form 8-K, dated and filed December 21, 2012 (File No. 0-16772) (“Peoples’ December 21, 2012 Form 8-K”)

4.3	Revolving Credit Note in the principal sum of $5,000,000 issued by Peoples Bancorp Inc. on December 18, 2012 to U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.2 to Peoples’ December 21, 2012 Form 8-K

4.4	Term Note in the principal sum of $24,000,000 issued by Peoples Bancorp Inc. on December 18, 2012 to U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.3 to Peoples’ December 21, 2012 Form 8-K

4.5	Negative Pledge Agreement, dated December 18, 2012 between Peoples Bancorp Inc. and U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.4 to Peoples’ December 21, 2012 Form 8-K

4.6	First Amendment to Revolving Credit Note executed by Peoples Bancorp Inc., as Borrower, and accepted by U.S. Bank National Association, as Lender, effective as of December 17, 2013	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 (File No. 0-16772) (Peoples’ September 30, 2014 Form 10-Q”)

4.7	Second Amendment to Revolving Credit Note executed by Peoples Bancorp Inc., as Borrower, and accepted by U.S. Bank National Association, as Lender, effective as of August 4, 2014	Incorporated herein by reference to Exhibit 4.2 to Peoples’ September 30, 2014 Form 10-Q

4.8	First Amendment to Loan Agreement executed by Peoples Bancorp Inc., as Borrower, and accepted by U.S. Bank National Association, as Lender, effective as of August 4, 2014	Incorporated herein by reference to Exhibit 4.3 to Peoples’ September 30, 2014 Form 10-Q

5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith

8.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding certain tax matters	Incorporated herein by reference to Exhibit 8.1 to Peoples’ Registration Statement on Form S-4 filed October 3, 2014 (Registration Statement No. 333-199152)

10.1(a)	Peoples Bancorp Inc. Third Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (Amended and Restated Effective June 26, 2014)*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (File No. 0-16772)

10.1(b)	Rabbi Trust Agreement, made January 6, 1998, between Peoples Bancorp Inc. and The Peoples Banking and Trust Company (predecessor to Peoples Bank, National Association) as Trustee*	Incorporated herein by reference to Exhibit 10.1(c) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 0-16772)

10.2	Peoples Bancorp Inc. Amended and Restated Incentive Award Plan (Amended and Restated Effective December 11, 2008) [Effective for the fiscal year ended December 31, 2009]*	Incorporated herein by reference to Exhibit 10.2 of Peoples’ 2008 Form 10-K

10.3	Summary of Incentive Plan for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year ended December 31, 2010]*	Incorporated herein by reference to Exhibit 10.2(b) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 0-16772) (“Peoples’ 2009 Form 10-K”)

10.4	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year beginning January 1, 2012]*	Incorporated herein by reference to Exhibit 10.2(c) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 0-16772) (“Peoples’ 2011 Form 10-K”)

10.5	Summary of Peoples Bancorp Inc. Long Term Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year beginning January 1, 2012]*	Incorporated herein by reference to Exhibit 10.2(d) to Peoples’ 2011 Form 10-K

10.6	Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 4 to Peoples’ Registration Statement on Form S-8 filed May 24, 1995 (Registration Statement No. 33-59569)

10.7	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples under Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(k) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-16772) (“Peoples’ 1995 Form 10-K”)

10.8	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples’ subsidiaries under Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(l) to Peoples’ 1995 Form 10-K

10.9	Form of Stock Option Agreement used in connection with grant of incentive stock options under Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(m) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 0-16772) (“Peoples’ 1998 Form 10-K”)

10.10	Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10 to Peoples’ Registration Statement on Form S-8 filed September 4, 1998 (Registration Statement No. 333-62935)

10.11	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples under Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(o) to Peoples’ 1998 Form 10-K

10.12	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to consultants/advisors of Peoples under Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(p) to Peoples’ 1998 Form 10-K

10.13	Form of Stock Option Agreement used in connection with grant of incentive stock options under Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(o) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-16772)

10.14	Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10 to Peoples’ Registration Statement on Form S-8 filed April 15, 2002 (Registration Statement No. 333-86246)

10.15	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(r) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-16772) (“Peoples’ 2002 Form 10-K”)

10.16	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to directors of Peoples’ subsidiaries under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(s) to Peoples’ 2002 Form 10-K

10.17	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to employees of Peoples under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(t) to Peoples’ 2002 Form 10-K

10.18	Form of Stock Option Agreement used in connection with grant of incentive stock options under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(u) to Peoples’ 2002 Form 10-K

10.19	Summary of Perquisites for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.19 to Peoples’ 2013 Form 10-K

10.20	Summary of Base Salaries for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.20 to Peoples’ 2013 Form 10-K

10.21	Summary of Compensation for Directors of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.21 to Peoples’ 2013 Form 10-K

10.22	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan (approved by shareholders on April 25, 2013; sometimes referred to as “Peoples Bancorp Inc. 2006 Equity Plan”)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Current Report on Form 8-K dated and filed on April 26, 2013 (File No. 0-16772)

10.23	Form of Peoples Bancorp Inc. 2006 Equity Plan Nonqualified Stock Option Agreement used and to be used to evidence grant of nonqualified stock option to non-employee directors of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10(c) of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (File No. 0-16772)

10.24	Form of Peoples Bancorp Inc. 2006 Equity Plan Restricted Stock Agreement for employees used and to be used to evidence awards of restricted stock granted to employees of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.29 of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 0-16722) (“Peoples’ 2006 Form 10-K”)

10.25	Form of Peoples Bancorp Inc. 2006 Equity Plan SAR Agreement for employees used and to be used to evidence awards of stock appreciation rights granted to employees of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.31 of Peoples’ 2006 Form 10-K

10.26	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Executives) to be used for grants on and after June 27, 2013	Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (File No. 0-16772) (“Peoples’ June 30, 2013 Form 10-Q”)

10.27	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Non-Employee Directors) to be used for grants on and after June 27, 2013	Incorporated herein by reference to Exhibit 10.3 to Peoples’ June 30, 2013 Form 10-Q

10.28	Peoples Bancorp Inc. Nonqualified Deferred Compensation Plan (adopted effective July 25, 2013)	Incorporated herein by reference to Exhibit 10.4 to Peoples’ June 30, 2013 Form 10-Q

10.29	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement (for Executives) to be used for grants on and after July 25, 2013	Incorporated herein by reference to Exhibit 10.5 to Peoples’ June 30, 2013 Form 10-Q

10.30	Amended and Restated Change in Control Agreement, between Peoples Bancorp Inc. and Carol A. Schneeberger (amended and restated effective December 11, 2008)*	Incorporated herein by reference to Exhibit 10.21 to Peoples’ 2008 Form 10-K

10.31	Amended and Restated Change in Control Agreement, between Peoples Bancorp Inc. and Edward G. Sloane (amended and restated effective December 11, 2008)*	Incorporated herein by reference to Exhibit 10.34 to Peoples’ 2008 Form 10-K

10.32	Change in Control Agreement between Peoples Bancorp Inc. and Daniel K. McGill (adopted September 14, 2009)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 (File No. 0-16722)

10.33	Change in Control Agreement between Peoples Bancorp Inc. and Richard W. Stafford (adopted February 8, 2010)*	Incorporated herein by reference to Exhibit 10.31 to Peoples’ 2009 Form 10-K

10.34	Change in Control Agreement between Peoples Bancorp Inc. and Timothy H. Kirtley (adopted August 29, 2011).*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 (File No. 0-16772)

10.35	Change in Control Agreement between Peoples Bancorp Inc. and Charles W. Sulerzyski (adopted April 21, 2011).*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 (File No. 0-16772)

10.36	Form of Peoples Bancorp Inc. 2006 Equity Plan Performance-Based Restricted Stock Agreement for employees used and to be used to evidence awards of performance-based restricted stock granted to employees of Peoples Bancorp Inc. *	Incorporated herein by reference to Exhibit 10.8 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 (File No. 0-16772)

10.37	Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Agreement for executives used to evidence awards of performance-based restricted stock granted to executives of Peoples Bancorp Inc. (from January 1, 2012 to July 24, 2013)*	Incorporated herein by reference to Exhibit 10.41 to Peoples’ 2011 Form 10-K

10.38	Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Agreement for executives used to evidence awards of time-based restricted stock granted to executives of Peoples Bancorp Inc. (from January 1, 2012 to June 26, 2013)*	Incorporated herein by reference to Exhibit 10.43 to Peoples’ 2011 Form 10-K

10.39	Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement for executives used and to be used to evidence awards of time-based restricted stock granted to executives of Peoples Bancorp Inc. *	Incorporated herein by reference to Exhibit 10.1 to Peoples’ September 30, 2012 Form 10-Q

21.1	Subsidiaries of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 21 to Peoples’ 2013 Form 10-K

23.1	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP	Filed herewith

23.2	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of Independent Registered Public Accounting Firm – BKD, LLP	Incorporated herein by reference to Exhibit 23.3 to Peoples’ Registration Statement on Form S-4 filed on December 8, 2014 (Registration Statement No. 333-199152)

23.4	Consent of Vorys, Sater, Seymour and Pease LLP	Included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

24.1	Powers of Attorney for Directors and Executive Officers of Peoples Bancorp Inc.	Filed herewith

99.1	Consent of Keefe, Bruyette & Woods, Inc.	Incorporated herein by reference to Exhibit 99.1 to Peoples’ Registration Statement on Form S-4 filed on December 8, 2014 (Registration Statement No. 333-199152)

99.2	Consent of Raymond James & Associates, Inc.	Incorporated herein by reference to Exhibit 99.2 to Peoples’ Registration Statement on Form S-4 filed on January 5, 2015 (Registration Statement No. 333-199152)

99.3	Form of Proxy Card for Special Meeting of Shareholders of NB&T Financial Group, Inc.	Filed herewith

99.4	Form of NB&T Financial Employee Stock Ownership Plan ESOP Voting Instruction Card for Special Meeting of Shareholders of NB&T Financial Group, Inc.	Filed herewith

99.5	Form of Proxy Card for Special Meeting of Shareholders of Peoples Bancorp Inc.	Filed herewith

*	Management Compensation Plan or Agreement